Exhibit 10.1

SEPARATION AGREEMENT

by and among

GREEN DOT CORPORATION,

GREEN DOT OPCO, LLC,

and

COMPASS SUB NORTH, INC.

Dated as of November 23, 2025

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-ii-

-iii-

Exhibits
Exhibit A:	Form of Transition Services Agreement
Exhibit B:	Form of Master Services Agreement

Schedules
Schedule I:	Business Assets
Schedule II:	Business Liabilities
Schedule III:	Excluded Assets
Schedule IV:	Excluded Liabilities
Schedule V:	Certain MSA Terms
Parent Disclosure Schedule

-iv-

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”), dated as of November 23, 2025, is by and among Green Dot Corporation, a Delaware corporation (“Parent”), Green Dot OpCo, LLC, a Delaware limited liability company (“Purchaser”), and Compass Sub North, Inc., a Delaware corporation (“New CommerceOne”).

RECITALS

WHEREAS, New CommerceOne and Parent desire to sell and transfer, and Purchaser desires to purchase, the LLC Interests, pursuant to which Purchaser will acquire the Business (including by way of acquiring the Business Assets and assuming the Business Liabilities), in each case subject to the terms and conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, Parent is entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (the “Merger Agreement”), with CommerceOne Financial Corporation, an Alabama corporation (“CommerceOne”), New CommerceOne, Compass Sub East, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of New CommerceOne (“Merger Sub One”) and Compass Sub West, Inc., a Delaware corporation and an indirect, wholly-owned Subsidiary of New CommerceOne (“Merger Sub Two”), pursuant to which, among other things, immediately prior to the consummation of the Conversion, Distribution and Sale of the Business contemplated hereby, (i) Merger Sub One will merge with and into CommerceOne, with CommerceOne surviving as a direct wholly-owned Subsidiary of New CommerceOne and (ii) Merger Sub Two will merge with and into Parent, with Parent surviving as a direct, wholly-owned Subsidiary of Compass Sub Northwest, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New CommerceOne (“Merger Sub Two Holdco”) (such mergers, the “Mergers”), subject to the terms and conditions set forth in the Merger Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain Equity Investors or their affiliates (the “Guarantors”) have duly executed and delivered to Parent a guaranty, dated as of the date of this Agreement, in favor of Parent (the “Limited Guaranty”);

WHEREAS, concurrently with the execution of this Agreement, certain stockholders of CommerceOne have executed and delivered to Parent a Support Agreement (the “Support Agreement”), pursuant to which such stockholders have agreed to, among other things, certain limitations on the transfer of their shares of common stock of CommerceOne and to vote to approve the Merger Agreement and in favor of the transactions contemplated thereby; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1           Defined Terms.  For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any claim, action, suit, arbitration, litigation or proceeding by or before any Governmental Entity.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person; provided that, from and after the Closing, (a) none of the Transferred Entities shall be considered an Affiliate of Parent Bank, New CommerceOne or any of their respective Affiliates and (b) none of Parent Bank, New CommerceOne nor any of their respective Affiliates shall be considered an Affiliate of any Transferred Entity.

“Ancillary Agreements” shall mean the Merger Agreement, the Transition Services Agreement, the Master Services Agreement, the Equity Commitment Letter (and the Subscription Agreements referred to therein and the letter agreement entered into in connection therewith), the Limited Guaranty, the Confidentiality Agreements, the Support Agreement, any certificate delivered pursuant to Section 9.2(d) or Section 9.3(c), and the Assignment and Assumption Agreement, if applicable.

“Bank Benefit Plan” shall mean each Benefit Plan that is (a) sponsored or maintained by Parent Bank or (b) maintained solely and exclusively for the benefit of employees of the Retained Businesses.

“Benefit Plan” shall mean each employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, equity-based, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, practices, arrangements or remuneration of any kind, whether or not funded and whether or not in writing, with respect to which Parent or any Subsidiary or the Business, whether or not incorporated, all of which together with Parent would be deemed a “single employer” within the meaning of Section 4001 of ERISA, is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Parent or any of its Subsidiaries for the benefit of any Business Employee or current or former service provider of a Transferred Entity, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or any plan, program or arrangement sponsored by a Governmental Entity.

“Business” shall mean the business, operations, products, services and activities of Parent and its Subsidiaries, other than the Retained Businesses, and shall include the business, operations, products, services and activities of providing program management, issuing support, stored-value or wallet, processing, gateway, fraud or risk and related payments services, as conducted by Parent and its Subsidiaries (other than Parent Bank) prior to the Closing.  For the avoidance of doubt, the “Business” shall not include the Retained Businesses, and the Retained Businesses shall not, directly or indirectly, be transferred to Purchaser in connection with the Sale.

“Business Assets” shall have the meaning given to such term in Schedule I hereto.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Business Employee” shall mean each individual employed (a) by a Transferred Entity, other than each such employee who has devoted a majority of his or her working time to one or more Retained Businesses in the twelve (12) months prior to the date of this Agreement, or (b) by Parent Bank who has devoted a majority of his or her working time to the Business in the twelve (12) months prior to the date of this Agreement, including the individuals set forth on Section 1.1(a) of the Parent Disclosure Schedule, in each case, except as mutually agreed by Parent and Purchaser prior to the Closing, including as contemplated by Section 7.12(b).

“Business Employee List” shall mean a document setting forth, for each Business Employee, (a) such individual’s name or identification number, (b) such individual’s job title, (c) such individual’s hiring date, (d) such individual’s classification status, including whether the individual is classified as exempt or non-exempt for wage and hour purposes under applicable U.S. Laws, (e) whether such individual is part-time or full-time, (f) such individual’s annual base salary or wage rate, (g) such individual’s target commission or other short-term incentive opportunity (on a plan-by-plan basis), (h) estimates of any statutory or contractual severance obligations, (i) whether such individual is employed by one of the Transferred Entities or Parent Bank, and, if by a Transferred Entity, the name of the Transferred Entity, (j) such individual’s work location, (k) whether such employee is currently on leave (and if on leave, the type of leave and anticipated date of return), (l) such individual’s visa status, if applicable (including type of visa, sponsoring entity, and expiration date), and (m) such individual’s accrued but unused vacation and paid time off amounts, as it may be updated from time to time to reflect actions permitted under the terms of this Agreement.

“Business Financial Information” shall mean (a) the audited consolidated balance sheets of Parent as of December 31, 2024 and December 31, 2023 and the related audited consolidated statements of comprehensive income and loss and consolidated statements of cash flows for the fiscal years then ended and (b) the unaudited consolidated balance sheet of Parent as of September 30, 2025 and the related unaudited consolidated statement of comprehensive income and loss for the nine-month period then ended.

“Business Liabilities” shall have the meaning given to such term in Schedule II hereto.

“Business Material Adverse Effect” shall mean any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, results of operations or financial condition of the Business taken as a whole, provided, however, that, with respect to this clause (i), Business Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which the Business operates or in which any of the Transferred Entities operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to the Business or the Transferred Entities, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health events, (E) public disclosure of the transactions contemplated hereby or by the Merger Agreement (including any effect on the Business’s relationships with its customers, vendors or employees), (F) any stockholder litigation arising out of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby that is brought or threatened against Parent, the Business or any of the Transferred Entities or Parent’s Board of Directors from and following the date of this Agreement and prior to the Closing or actions expressly required by this Agreement or the Merger Agreement or that are taken with the prior written consent of Purchaser or New CommerceOne in contemplation of the transactions contemplated hereby or thereby or (G) a decline in the trading price of Parent’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, results of operations or financial condition of the Business, taken as a whole, as compared to other companies in the industry in which the Business operates or (ii) the ability of Parent to timely perform its obligations under this Agreement and consummate the transactions contemplated hereby, including the Sale.

“Cash” means, of any Person and as of any time, all cash and cash equivalents, bank and other depositary accounts and safe deposit boxes, demand accounts, certificates of deposit, time deposits, checks, negotiable instruments, marketable securities and securities and brokerage accounts (including deposits in transit), in each case of such Person as of such time.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“CommerceOne Confidentiality Agreement” shall mean the nondisclosure agreement, dated as of June 19, 2025, by and between Parent and CommerceOne Bank.

“CommerceOne Group” shall mean New CommerceOne and its Subsidiaries (other than the Transferred Entities), after giving effect to the Mergers, the Conversion, the Distribution and the Sale.

“Competition Laws” shall mean any local, state, domestic, federal, foreign or supranational Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade means.

“Confidentiality Agreements” shall mean (a) the Smith Confidentiality Agreement and (b) the CommerceOne Confidentiality Agreement.

“Contract” shall mean any written and legally binding lease, contract, license, arrangement, option, instrument or other agreement, other than a Permit or Benefit Plan.

“control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Environmental Laws” shall mean any federal, state, local or foreign Law relating to the protection of the environment or to human health or safety (in the case of human health or safety, as it relates to exposure to Hazardous Substances).

“Equity Award Obligations” shall mean all cash amounts to be paid to the Business Employees in respect of the Vesting PSU Awards and Vesting RSU Awards.

“Equity Award Tax Obligations” shall mean the employer portion of any employment or payroll Taxes relating to the payment of the Green Dot Merger Consideration (as defined in the Merger Agreement) in respect of the Vesting PSU Awards and Vesting RSU Awards.

“Excluded Assets” shall have the meaning given to such term in Schedule III hereto.

“Excluded Liabilities” shall have the meaning given to such term in Schedule IV hereto.

“Financing Parties” means (a) each Person (including each agent and arranger) that commits to provide Purchaser or any of its Subsidiaries the Debt Financing pursuant to the Debt Commitment Letter, or has otherwise entered into agreements in connection with the Debt Financing (including any Alternative Financing), including any parties to any commitment letters, joinder agreements, credit agreements or other definitive documentation for the Debt Financing, together with their respective successors and assigns and Affiliates, and (b) the officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members and partners of the Persons identified in clause (a) in each case, in their respective capacities as such; provided that neither Purchaser nor any Affiliate thereof shall be a Financing Party.

“Former Business Employee” shall mean each former employee of (a) Parent Bank who devoted a majority of his or her working time to the Business as of his or her last date of employment with Parent Bank, or (b) any of the Transferred Entities.

“Fraud” means actual common law fraud (as opposed to any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or a similar theory) under Delaware law with respect to the representations and warranties set forth in Article III, Article IV or Article V, as applicable.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Entity” shall mean any foreign, domestic, supranational, federal, territorial, state or local governmental entity, self-regulatory organization, court, tribunal, judicial body, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, or agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substance” shall mean any substance listed, defined, designated or classified as hazardous, toxic, or radioactive, or otherwise regulated, under any Environmental Law, including any petroleum or any derivative or byproduct thereof, asbestos, or asbestos-containing material, or polychlorinated biphenyls.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” shall mean any and all intellectual property rights arising anywhere in the world, whether registered or unregistered, including intellectual property rights in or to, or arising from, any of the following:  (a) all patents and patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions; (b) trademarks, service marks, trade dress, trade names, slogans, logos and corporate names and similar designations of origin (“Marks”); (c) domain names and social media handles; (d) copyrights, and any equivalent rights in works of authorship (including rights in software or databases as a work of authorship); and (e) trade secrets and other rights in know-how, data, and confidential or proprietary business or technical information, in each case, that derives independent economic value, whether actual or potential, from not being known to other Persons.

“IRS” shall mean the United States Internal Revenue Service.

“IT Systems” shall mean all information technology systems, infrastructure, and assets, including (a) computer hardware, servers, workstations, mobile devices, networking and telecommunications equipment, (b) software, applications, platforms, and tools (whether owned, licensed, or software-as-a-service), (c) databases and data storage systems, (d) websites, portals, and related internet properties, (e) networks, cloud computing services, and hosted environments, and (f) all related documentation, source code and object code.

“Law” shall mean any federal, state, local, foreign or supranational law, statute, regulation, ordinance, rule, Order or decree by any Governmental Entity.

“Liability” shall mean all indebtedness, obligations and other liabilities, whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including any fines, penalties, losses, costs, interest, charges, expenses, damages, assessments, deficiencies, judgments, awards or settlements.

“Liens” shall mean all liens, pledges, charges, claims, security interests, purchase agreements, options, restrictions on transfer or other similar encumbrances.  For the avoidance of doubt, licenses, covenants not to sue and similar rights granted with respect to Intellectual Property are not “Liens” as defined hereunder.

“Losses” shall mean all losses, damages, Taxes, penalties, liabilities, fines, costs and expenses (including reasonable attorney’s fees), incurred or suffered by an Indemnified Party, in each case excluding the items set forth in Section 11.7.

“Master Services Agreement” shall mean the Master Services Agreement to be entered into at the Closing substantially in the form of Exhibit B hereto, as it may be amended from time to time.

“Merger Effective Time” shall have the meaning given to the term “First Effective Time” in the Merger Agreement.

“Order” shall mean any outstanding order, judgment, writ, injunction, stipulation, award or decree of any Governmental Entity.

“Parent Transaction Expenses” means all fees, costs and expenses of brokers, finders, outside counsel, financial advisors, accountants, consultants and other professional advisors incurred by Parent or any of its Subsidiaries at or prior to the Closing in connection with the Sale Process, the negotiation, execution, performance or consummation of this Agreement, the Merger Agreement and the other Ancillary Agreements and the transactions contemplated hereby and thereby.

“Permits” shall mean all licenses, permits, franchises, approvals, registrations, authorizations, consents, or orders of, or filings with, any Governmental Entity.  For the avoidance of doubt, Permits shall not include licenses of Intellectual Property.

“Permitted Liens” shall mean:  (a) statutory Liens of landlords and mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (b) Liens for Taxes, assessments or other governmental charges or levies that are not due or payable or that are being contested by appropriate Actions or that may thereafter be paid without material penalty; (c) Liens disclosed on or reflected in the Parent Reports; (d) defects or imperfections of title or other Liens not materially interfering with the ordinary conduct of the Business as a whole; (e) leases, subleases and similar agreements with respect to the Business Leased Real Property; (f) Liens listed in the applicable title insurance policies, and any easements, covenants, rights-of-way, restrictions of record and other similar charges not materially interfering with the ordinary conduct of the Business as a whole; (g) any conditions that would be shown by a current, accurate survey or physical inspection of any Business Leased Real Property; (h) zoning, building and other similar restrictions; (i) Liens that have been placed by any developer, landlord or other third party on property owned by third parties over which Parent or the Transferred Entities have easement rights and subordination or similar agreements relating thereto, not materially interfering with the ordinary conduct of the Business as a whole; (j) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security; (k) Liens not created by Parent or any of its Subsidiaries that affect the underlying fee interest of any Business Leased Real Property; (l) Liens created under federal, state or foreign securities Laws; and (m) licenses, covenants not to sue and similar rights granted with respect to Intellectual Property.

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.

“Personal Data” shall mean all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other reasonably available information or data, is capable of identifying an individual) that is regulated or protected by one or more federal or state Laws, statutes or regulations concerning the privacy or security of personal data of or concerning an individual or the subject of applicable data protection or security Laws.

“Purchaser Material Adverse Effect” shall mean any event, change, development or effect that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of Purchaser to timely perform its obligations under this Agreement including to consummate the Sale.

“Retained Businesses” shall mean the businesses, operations, products, services and activities of Parent Bank as conducted by Parent Bank prior to the Closing, including the businesses, operations, products, services and activities set forth on Section 1.1(b) of the Parent Disclosure Schedule.

“Sale Process” shall mean all matters relating to the review of strategic alternatives with respect to Parent and its Subsidiaries and the sale of Parent or the Business, and all activities in connection therewith, including matters relating to (a) the solicitation of proposals from and negotiations with third parties in connection with the sale of Parent or the Business or (b) the drafting, negotiation or interpretation of any of the provisions of this Agreement or the Ancillary Agreements.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Smith Confidentiality Agreement” shall mean the nondisclosure agreement, dated as of April 22, 2025, by and between Parent and Smith Ventures, LLC.

“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member; provided that, from and after the Closing, none of the Transferred Entities shall be considered a Subsidiary of New CommerceOne or any of New CommerceOne’s Affiliates.

“Tax” (and with a correlative meaning, “Taxable”) shall mean any tax of any kind, including any federal, state, local or foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, customs, tariffs, value added, estimated, stamp, alternative or add-on minimum, environmental or withholding tax, and any other duty, assessment or governmental charge, together with all interest and penalties imposed with respect to such amounts.

“Tax Proceeding” shall mean any notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination, contest, litigation, dispute, claim or other proceeding in respect (in whole or in part) of any Taxes.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any taxing authority relating to Taxes, including any amendment thereof.

“Transferred Entity” shall mean Parent and each of its Subsidiaries other than Parent Bank.

“Transferred Entity Benefit Plan” shall mean each Benefit Plan that is not a Bank Benefit Plan.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into at the Closing substantially in the form of Exhibit A hereto, as it may be amended from time to time.

“Used” means, with respect to any asset of Parent or any of its Subsidiaries, that such asset is primarily or exclusively used in the operation or conduct of the Business.

Section 1.2           Other Definitions.  The following terms shall have the meanings defined in the Section indicated:

Term	Section

Agreement	Preamble
Alternative Financing	6.10(c)
Approvals	6.9(b)
Assignment and Assumption Agreement	2.2(b)(i)(B)
Business Assets	Schedule I
Business Books and Records	Schedule I
Business Current Assets	Schedule I
Business Indebtedness	Schedule II
Business IT Systems	Schedule I
Business Leased Real Property	Schedule I
Business Leases	Schedule I
Business Liabilities	Schedule II
Business Permits	Schedule I
Business Prepaids	Schedule I
Closing Date	2.2(a)
CommerceOne	Recitals
CommerceOne Consolidated Group	8.1(b)

CommerceOne Parties	11.1(b)
Commingled Contracts	6.4(a)
Commitment Letters	4.6(c)
Continuation Period	7.2
controlled by	Definition of control, 1.1
controlling party	6.4(a)
Conversion	2.1
Covered Insurance Policies	6.17
Current Representation	12.13(a)
Debt Commitment Letter	4.6(b)
Debt Financing	4.6(b)
Definitive Agreements	6.10(a)
Delayed Asset	6.9(b)
Designated Person	12.13(a)
DGCL	2.1
Distribution	2.1
DLLCA	2.1
DRE Election	8.7
Enforceability Exceptions	3.3
Equity Commitment Letter	4.6(c)
Equity Financing	4.6(c)
Equity Investors	4.6(c)
ERISA	Definition of Benefit Plan, 1.1
Excluded Assets	Schedule III
Excluded Contracts	Schedule III
Excluded Liabilities	Schedule IV
Excluded Taxes	Schedule IV
FDIC	3.4
Financing	4.6(c)
Financing Amounts	4.6(g)
FINRA	3.4
Guarantors	Recitals
Indemnified Party	11.4(a)
Indemnifying Party	11.4(a)
Legal Restraint	9.1(b)
Lenders	4.6(b)
Limited Guaranty	Recitals
LLC Interests	Schedule I
Marks	Definition of Intellectual Property, 1.1
Merger	Recitals
Merger Agreement	Recitals
Merger Sub One	Recitals
Merger Sub Two	Recitals
Merger Sub Two Holdco	Recitals
MIP	7.9
MSA Schedules	6.16

New CommerceOne Reimbursement Obligations	6.19
NYSE	3.4
Parent	Preamble
Parent Bank	2.1
Parent Bank Employee	7.1
Parent Common Stock	7.8(a)
Parent Disclosure Schedule	Article III
Parent Indemnified Parties	6.12(a)
Parent PSU Award	7.8(a)
Parent Reports	Article III
Parent RSU Award	7.8(b)
Parent Tax Records	Schedule I
Post-Closing Representation	12.13(a)
Pre-Closing Transfers	6.9(a)
Premium Cap	42
Prohibited Modifications	6.10(b)
Proposed Allocation	8.6(a)
Proxy Statement	3.4
Purchase Price	2.2(b)(ii)(A)
Purchased Interests	Schedule I
Purchaser	Preamble
Purchaser Parties	11.1(b)
Purchaser Related Parties	10.2(e)
Purchaser Termination Fee	10.2(b)
Requisite Parent Vote	3.3
S-4	3.4
Sale	2.1
Separation Financial Information	2.3
Shared Reimbursement Liabilities	6.19
Shared Service Providers	7.12(b)
Specified Business Contracts	Schedule I
Specified Date	10.1(b)(i)
Specified Liabilities	6.19
Support Agreement	Recitals
Tail Policy	6.12(c)
Tangible Personal Property	Schedule I
Taxable	Definition of Tax, 1.1
Termination Date	10.1(b)(i)
Third Party Claim	11.4(a)
Transaction Litigation	6.18
Transfer Taxes	8.4
Transferred Business Employee	7.1
Transferred Intellectual Property	Schedule I
Transferred Personnel Records	Schedule I
Transferred Tangible Personal Property	Schedule I
Transitional Marks	6.14

TSA Schedules	6.15
under common control with	Definition of control, 1.1
Vesting PSU Award	7.8(a)(i)
Vesting RSU Award	7.8(b)(i)

ARTICLE II

THE SALE

Section 2.1           Sale and Purchase of the Payment Business.  Upon the terms and subject to the conditions set forth in this Agreement, (a) immediately following the Mergers, Parent will convert into a limited liability company pursuant to Section 266 of the Delaware General Corporation Law (the “DGCL”) and Section 18-214 of the Delaware Limited Liability Company Act (the “DLLCA”) (such conversion, the “Conversion”) and, as a result of the Conversion, Parent will become a disregarded entity for U.S. federal income tax purposes, (b) immediately following the Conversion, Parent will distribute the stock of Parent Bank, a Utah-chartered bank and wholly owned Subsidiary of Parent (“Parent Bank”), to Merger Sub Two Holdco (the “Distribution”), (c) immediately following the Distribution and subject to Section 6.9, New CommerceOne shall transfer, convey, assign and deliver to Purchaser, or cause to be transferred, conveyed, assigned and delivered to Purchaser, and Purchaser shall purchase and acquire, all of New CommerceOne’s and its Subsidiaries’ right, title and interest in and to the Business Assets, free and clear of all Liens (other than Permitted Liens) (the “Sale”) and (d) in connection with the Sale, Purchaser shall, or shall cause one or more of its Subsidiaries (including, following the Closing, the Transferred Entities) to, assume, pay, satisfy, discharge, perform and fulfill when due all Business Liabilities.  Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that New CommerceOne and its Affiliates (other than the Transferred Entities) shall (x) retain, and Parent and its applicable Subsidiaries will transfer out of the Transferred Entities prior to the Closing, the Excluded Assets, and (y) retain and be responsible for the Excluded Liabilities to the extent held by any of them.

Section 2.2           Closing.

(a)          Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur concurrently with the closing of the transactions contemplated by the Merger Agreement, and the Sale shall occur only if the Merger Effective Time, the Conversion and the Distribution occur immediately prior thereto, and will take place by electronic exchange of documents at 10:00 a.m., New York City time, on a date which shall be no later than three (3) Business Days after the satisfaction or waiver (subject to applicable law) of all of the conditions set forth in Article IX hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Parent and Purchaser.  The date on which the Closing occurs is referred to as the “Closing Date.”

(b)          At the Closing:

(i)           New CommerceOne shall (or shall cause its Subsidiaries to):

(A)         deliver to Purchaser customary evidence of the assignment of the LLC Interests;

(B)         to the extent any Business Asset (other than the LLC Interests) or Business Liability is not held by a Transferred Entity, deliver to Purchaser a counterpart of an Assignment and Assumption Agreement providing for, subject to Section 6.9, the transfer of all of Parent’s and its Subsidiaries’ right, title and interest as of the Closing in and to the Business Assets (other than the Purchased Interests and LLC Interests) and the assumption by Purchaser of the Business Liabilities in accordance with and subject to this Agreement, by and among New CommerceOne and/or its applicable Subsidiaries and Purchaser, in customary form (the “Assignment and Assumption Agreement”), duly executed by New CommerceOne or its applicable Subsidiaries;

(C)         deliver to Purchaser the certificate required to be delivered pursuant to Section 9.2(d);

(D)         deliver to Purchaser a duly executed IRS Form W-9;

(E)         deliver to the other parties hereto a duly executed counterpart to each of the Ancillary Agreements (other than the Merger Agreement, Confidentiality Agreements, Equity Commitment Letter, Limited Guaranty, Support Agreement and any other Ancillary Agreement entered into substantially concurrently with entry into this Agreement) to which any member of the CommerceOne Group is a party.

(ii)         Purchaser shall:

(A)         in accordance with Section 6.20, deliver to New CommerceOne (or to one or more of New CommerceOne’s designees) by wire transfer, at an account or accounts designated by New CommerceOne (or by such Affiliate) at least three (3) Business Days prior to the Closing, immediately available funds in an aggregate amount of $690,000,000 (the “Purchase Price”);

(B)         to the extent any Business Asset (other than the LLC Interests) or Business Liability is not held by a Transferred Entity, deliver to New CommerceOne a counterpart of the Assignment and Assumption Agreement, duly executed by Purchaser;

(C)         deliver to Parent the certificate required to be delivered pursuant to Section 9.3(c); and

(D)         deliver to the other parties hereto a duly executed counterpart to each of the Ancillary Agreements (other than the Merger Agreement, Confidentiality Agreements, Equity Commitment Letter, Limited Guaranty, Support Agreement and any other Ancillary Agreement entered into substantially concurrently with the entry into this Agreement) to which Purchaser or any of its Affiliates is a party.

(iii)        Parent shall:

(A)         deliver to Purchaser a copy of a duly executed IRS Form 8832 evidencing the DRE Election; and

(B)         deliver to the other parties hereto a duly executed counterpart to each of the Ancillary Agreements (other than the Merger Agreement, Confidentiality Agreements, Equity Commitment Letter, Limited Guaranty, Support Agreement and any other Ancillary Agreement entered into substantially concurrently with this Agreement) to which any Transferred Entity is a party.

Section 2.3           Separation Financial Information.  Schedule 2.3 of the Parent Disclosure Schedule sets forth a pro forma balance sheet of Parent Bank as of September 30, 2025 reflecting the parties’ expectation of the allocation of assets and liabilities of Parent Bank as if the Sale had occurred on September 30, 2025 (the “Separation Financial Information”).  For the avoidance of doubt, the Separation Financial Information is intended to be illustrative and demonstrate, on a pro forma basis, the pro forma allocation of assets and Liabilities between Parent Bank, on the one hand, and Purchaser and the Transferred Entities, on the other hand, as provided in this Agreement, and is not a guarantee as to actual amounts or the amounts or applicability of any accounting adjustments.

Section 2.4           Withholding.  Notwithstanding anything in this Agreement to the contrary, Purchaser and any other applicable withholding agent shall each be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable pursuant to this Agreement such amounts as such Person is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Law; provided, however, that except with respect to amounts in the nature of compensation, Purchaser shall use commercially reasonable efforts to provide advance notice to any Person whose payment is subject to deduction or withholding to permit such Person to reduce or eliminate any such deduction or withholding in accordance with applicable Law.  To the extent that amounts are so deducted or withheld and paid over to the appropriate Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in (a) the reports, schedules, forms, statements and other documents filed by Parent with, or furnished to, the SEC since December 31, 2022 and prior to the date of this Agreement (the “Parent Reports”) and to the extent relating to the Business (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly cautionary, predictive or forward-looking in nature) or (b) the disclosure schedule delivered to Purchaser concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, Parent hereby represents and warrants to Purchaser as follows:

Section 3.1           Organization and Qualification.  Each Transferred Entity is a legal entity duly organized, validly existing and in good standing (to the extent such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization.  Each Transferred Entity has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing (to the extent such concept is recognized under applicable Law) as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.  As of the date hereof, Section 3.1 of the Parent Disclosure Schedule sets forth a list of all Transferred Entities.

Section 3.2           Capitalization of the Transferred Entities.  The Purchased Interests are, and at the time of the Sale, the LLC Interests will be, duly authorized, validly issued, and, to the extent applicable, fully paid and non-assessable and owned by Parent or a Subsidiary thereof (in the case of the Purchased Interests) or Merger Sub Two Holdco (in the case of the LLC Interests), free and clear of all Liens, except Permitted Liens.  Except for the Purchased Interests, there are no equity interests of the Transferred Entities (other than Parent) issued or outstanding, and there are no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other equity interests in the Transferred Entities (other than Parent) or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Transferred Entities (other than Parent), and no securities evidencing such rights are issued or outstanding.  Parent or one of its Subsidiaries has good and valid title to the Purchased Interests, free and clear of all Liens, except Permitted Liens.  At the time of the Sale, (i) except for the LLC Interests, there will be no equity interests of Parent issued or outstanding, and there will be no preemptive or other outstanding rights, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other equity interests in Parent or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of Parent, and (ii) Merger Sub Two Holdco will have good and valid title to the LLC Interests, free and clear of all Liens, except Permitted Liens.

Section 3.3           Authority Relative to this Agreement.  Parent has all necessary corporate or similar power and authority to execute, deliver, and, upon the adoption of the Merger Agreement and the transactions contemplated by this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of common stock of Parent (the “Requisite Parent Vote”), consummate the transactions contemplated by this Agreement in accordance with the terms hereof.  This Agreement has been duly and validly executed and delivered by Parent, and, assuming the due authorization, execution and delivery of this Agreement by Purchaser and New CommerceOne, constitutes a valid, legal and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (the “Enforceability Exceptions”).

Section 3.4           Consents and Approvals; No Violations.  No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Parent for the execution, delivery and performance by Parent of this Agreement or by Parent or any Subsidiary thereof of the Ancillary Agreements to which it is a party or the consummation by Parent or any Subsidiary thereof of the transactions contemplated hereby or thereby, except (a) compliance with any applicable requirements of the HSR Act; (b) the filing by Parent with the SEC of a proxy statement in definitive form (including any amendments or supplements thereto, the “Proxy Statement”), and the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by New CommerceOne in connection with the transactions contemplated by the Merger Agreement and this Agreement (the “S-4”) and the declaration of effectiveness of the S-4; (c) the filing of any required applications, filings and notices, as applicable, with the New York Stock Exchange (the “NYSE”); (d) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, and approval of such applications, filings and notices; (e) the filing of any required applications, filings or notices with the Financial Industry Regulatory Authority (“FINRA”) and approval of such applications, filings and notices; (f) the filing of any required applications, filings or notices with any state banking or financial authorities listed on Section 3.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices; (g) the filing of any required applications, filings and notices, as applicable, with the Federal Deposit Insurance Corporation (“FDIC”) and approval of such applications, filings and notices; (h) the filing of the CommerceOne Certificates of Merger, Green Dot Certificate of Merger and Upstream Certificates of Merger (as such terms are defined in the Merger Agreement) and certificates of conversion with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law and the Secretary of State of the State of Alabama pursuant to the Alabama Business and Nonprofit Entities Code, as applicable; (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of common stock of New CommerceOne pursuant to the Merger Agreement and the approval of the listing of such common stock of New CommerceOne on the NYSE; or (j) any such filings, notices, permits, authorizations, registrations, consents or approvals required in connection with this Agreement, the Sale or the other transactions contemplated by this Agreement, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.  Assuming compliance with the items described in clauses (a) through (j) of the preceding sentence, neither the execution, delivery and performance of this Agreement by Parent or the Ancillary Agreements by Parent or any applicable Affiliate thereof, nor the consummation by Parent or any Affiliate thereof of the transactions contemplated hereby or thereby, will (i) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or bylaws (or similar governing documents) of any Transferred Entity, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Parent or any Subsidiary thereof is a party and that is material to the Business, taken as whole, or (iii) violate any Law applicable to Parent or any Transferred Entity or any of their respective properties or assets, except, in the case of the preceding clause (ii) or this clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.  A list of material Permits Used in the Business as of the date hereof is set forth on Section 3.4 of the Parent Disclosure Schedule.

Section 3.5           Litigation.  There is no Action outstanding, pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.  Neither Parent nor any of its Subsidiaries is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.6           Sufficiency of Assets.  At the Closing, (a) after giving effect to the Ancillary Agreements and the Pre-Closing Transfers and (b) assuming all Approvals as may be required in connection with the consummation of the transactions contemplated by this Agreement and the Merger Agreement have been obtained and the transactions contemplated by this Agreement and the Merger Agreement have occurred in accordance with the terms of this Agreement and the Merger Agreement, the Transferred Entities will own or have the right to use (including by means of ownership or rights pursuant the Specified Business Contracts and the applicable Ancillary Agreements) all of the assets, properties and rights (excluding any Commingled Contracts) Used in the Business immediately following the Closing in substantially the same manner in all material respects as conducted by Parent and its Subsidiaries as of the date hereof.  Except as would not, individually or in the aggregate, be material to the Business and Transferred Entities, taken as a whole, the Transferred Entities will (assuming all Approvals as may be required in connection with the consummation of the transactions contemplated by this Agreement and the Merger Agreement have been obtained and the transactions contemplated by this Agreement and the Merger Agreement have occurred in accordance with the terms of this Agreement and the Merger Agreement) have as of the Closing good and valid title to, or in the case of leased assets, have valid leasehold interests in, or other legal rights to possess and use, all of the Business Assets, free and clear of all Liens, other than Permitted Liens.

Section 3.7           Brokers.  With the exception of Citigroup Global Markets Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from any of the Transferred Entities in connection with the transactions contemplated by this Agreement and the Ancillary Agreements for which Purchaser or any of its Affiliates (including, following the Closing, the Transferred Entities) would have any Liability.

Section 3.8           No Other Representations or Warranties; No Reliance.  Parent acknowledges and agrees that except for the representations and warranties contained in Article IV, Article IV of the Merger Agreement and in the other Ancillary Agreements, neither Purchaser nor any other Person or entity on behalf of Purchaser has made or makes, and Parent has not relied upon, any representation or warranty, whether express or implied, with respect to Purchaser, its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent or any of its representatives by or on behalf of Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PURCHASER

Purchaser hereby represents and warrants to Parent as follows:

Section 4.1           Organization and Qualification.  Purchaser is a limited liability company and each Affiliate of Purchaser that is a party to any Ancillary Agreement is a legal entity, in each case duly organized, validly existing and in good standing (to the extent such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization, and Purchaser and each Affiliate of Purchaser that is a party to any Ancillary Agreement has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing (to the extent such concept is recognized under applicable Law) as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.2           Authority Relative to this Agreement.  Purchaser and each Affiliate of Purchaser that is a party to any Ancillary Agreement has all necessary corporate or similar power and authority, and has taken all corporate or similar action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof.  No vote or other approval of the stockholders or equity holders of Purchaser or any of its Affiliates is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof, whether by reason of applicable Law, the organizational documents of Purchaser or its Affiliates, the rules or requirements of any securities exchange, or otherwise.  This Agreement has been duly and validly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery of this Agreement by Parent and New CommerceOne, will constitute, and the Ancillary Agreements when executed and delivered by Purchaser or its applicable Affiliates, and, assuming the due authorization, execution and delivery of the Ancillary Agreements by New CommerceOne, Parent or their Affiliate, as applicable, will constitute, a valid, legal and binding agreement of Purchaser and its applicable Affiliates, enforceable against Purchaser and such Affiliates in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3           Consents and Approvals; No Violations.  No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Purchaser or any of its Affiliates for the execution, delivery and performance by Purchaser or its Affiliates, as applicable, of this Agreement or the Ancillary Agreements or the consummation by Purchaser or its Affiliates, as applicable, of the transactions contemplated hereby or thereby, except (a) compliance with any applicable requirements of the HSR Act; (b) compliance with any Permits relating to the Business; or (c) any such filings, notices, permits, authorizations, registrations, consents or approvals required in connection with this Agreement, the Sale or the other transactions contemplated by this Agreement, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.  Assuming compliance with the items described in clauses (a) through (c) of the preceding sentence, neither the execution, delivery and performance of this Agreement or the Ancillary Agreements by Purchaser or its Affiliates, as applicable, nor the consummation by Purchaser or its Affiliates, as applicable, of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or bylaws (or similar governing documents) of Purchaser or its Affiliates, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Purchaser or any of its Affiliates is a party or any of their respective properties or assets are bound, or (iii) violate any Law applicable to Purchaser or any of its Affiliates or any of their respective properties or assets, except, in the case of the preceding clause (ii) or this clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.4           Litigation.  There is no Action outstanding, pending or, to the knowledge of Purchaser, threatened, against Purchaser or any of its Affiliates except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.  Neither Purchaser nor any of its Affiliates is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.5           Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser or any of its Subsidiaries in connection with the transactions contemplated by this Agreement and the Ancillary Agreements for which Parent or any of its Subsidiaries would have any Liability.

Section 4.6           Financing.

(a)          Purchaser will have at the Closing all funds necessary for the satisfaction of all of Purchaser’s obligations under this Agreement and the Ancillary Agreements, including the payment of the Purchase Price, and any fees and expenses of or payable by Purchaser, Purchaser’s Affiliates or the Transferred Entities, and for any repayment or refinancing of any outstanding indebtedness of Purchaser and/or the Transferred Entities contemplated by, or required in connection with the transactions described in, this Agreement and the Ancillary Agreements.

(b)          Purchaser is a party to and has accepted a fully executed debt commitment letter, dated as of the date of this Agreement (together with all exhibits and schedules thereto, the “Debt Commitment Letter”), from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein.  The debt financing committed pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing.”

(c)          Purchaser is a party to and has accepted a fully executed equity commitment letter, dated as of the date of this Agreement, by and among certain equity investors (the “Equity Investors”) and Purchaser (together with all exhibits and schedules thereto, the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Equity Investors have agreed to invest in Purchaser the cash amount set forth therein.  The equity financing committed pursuant to the Equity Commitment Letter is referred to in this Agreement as the “Equity Financing.”  The Equity Financing and the Debt Financing are collectively referred to as the “Financing.”

(d)          The Equity Commitment Letter provides that (i) Parent is an express third party beneficiary of, and is entitled to enforce, the Equity Commitment Letter, (ii) each of the Equity Investors and Purchaser has waived any defenses related to the adequacy of money damages, the appropriateness of specific performance or the enforceability of such third party beneficiary rights and (iii) the Equity Investors and Purchaser will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise by Parent of such third party beneficiary rights on the basis that there is an adequate remedy at law.

(e)          Purchaser has delivered to Parent a true, complete and correct copy, as of the date hereof, of the executed Commitment Letters and any fee letters related thereto, subject, in the case of such fee letters, to redaction solely of fee and other economic provisions that are customarily redacted in connection with transactions of this type and that would not in any event affect the conditionality, enforceability, availability, termination or amount of the Financing.

(f)          Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Equity Investors and the Lenders to provide the Equity Financing or the Debt Financing or any contingencies that would permit the Equity Investors or the Lenders to reduce the aggregate principal amount of the Financing. As of the date hereof, Purchaser does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in any of the Commitment Letters on or prior to the Closing Date, nor does Purchaser as of the date hereof have knowledge that any Equity Investor or Lender will not perform its obligations thereunder.  There are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Letters or the Financing that would affect the availability, conditionality, enforceability, termination or amount of the Financing.

(g)          The Financing, when funded in accordance with the Commitment Letters, shall provide Purchaser with cash proceeds on the Closing Date sufficient for the satisfaction of all of Purchaser’s obligations under this Agreement, the Ancillary Agreements and the Commitment Letters on the Closing Date, including the payment of the Purchase Price, and any fees and expenses of or payable by Purchaser, Purchaser’s Affiliates or the Transferred Entities, and for any repayment or refinancing of any outstanding indebtedness of Purchaser, any of its Subsidiaries and/or the Transferred Entities contemplated by, or required in connection with the transactions described in, this Agreement, the Ancillary Agreements or the Commitment Letters (such amounts, collectively, the “Financing Amounts”).

(h)          The Commitment Letters constitute the legal, valid, binding and enforceable obligations of Purchaser and, to the knowledge of Purchaser, all the other parties thereto and are in full force and effect.  As of the date hereof, no event has occurred which (with or without notice, lapse of time or both) constitutes, or could constitute, a default, breach or failure to satisfy a condition by Purchaser or, to the knowledge of Purchaser, any other party thereto under the terms and conditions of the Commitment Letters.  As of the date hereof, Purchaser does not have any reason to believe that any of the conditions to the Financing will not be satisfied on a timely basis or that the full amount of the Financing will not be available to Purchaser on the Closing Date.  Purchaser has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date as and when due.  As of the date hereof, the Commitment Letters have not been modified, amended or altered and will not be modified, amended or altered at any time through the Closing without Parent’s prior written consent, except as permitted by Section 6.10(b) (with any such modification, amendment or alteration promptly notified in writing to Parent), and, as of the date hereof, none of the respective commitments under any of the Commitment Letters have been terminated, reduced, withdrawn or rescinded in any respect, and, to the knowledge of Purchaser, no termination, reduction, withdrawal, modification, amendment, alteration or rescission thereof is contemplated.

(i)          In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Purchaser or any of its Affiliates or any other financing or other transactions be a condition to any of Purchaser’s obligations under this Agreement.

Section 4.7           Limited Guaranty.  The Guarantors have delivered to Parent a true, complete and correct copy of the executed Limited Guaranty.  The Limited Guaranty is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of the Guarantors in favor of Parent, enforceable by Parent in accordance with its terms.  The Guarantors are not in default or breach under the terms and conditions of the Limited Guaranty and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Limited Guaranty.

Section 4.8           Solvency.  As of the Closing, after giving effect to any indebtedness being incurred on such date in connection herewith, and assuming satisfaction of the conditions set forth in Section 9.2(a), (a) each of Purchaser and the Transferred Entities will be able to pay their indebtedness and Liabilities (whether direct, subordinated, contingent or otherwise), as such indebtedness and Liabilities become absolute and matured; (b) the then present fair saleable value of the assets of each of Purchaser and the Transferred Entities, on a consolidated basis, will exceed the amount that will be required to pay their probable Liabilities (including the probable amount of all contingent Liabilities) and indebtedness as such Liabilities and indebtedness become absolute or matured; (c) the assets of each of Purchaser and the Transferred Entities, at a fair valuation, will exceed their respective probable Liabilities (including the probable amount of all contingent Liabilities) and indebtedness; and (d) each of Purchaser and the Transferred Entities will not have unreasonably small capital to carry on their businesses as presently conducted or as proposed to be conducted.  The transactions contemplated by this Agreement are not being made and no obligation is being incurred by Purchaser or any of its Affiliates in connection with such transactions with the intent to hinder, delay or defraud either present or future creditors of Purchaser, Parent or any of their Affiliates.

Section 4.9           Investment Decision.  Purchaser is acquiring the Purchased Interests and LLC Interests for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling the Purchased Interests or LLC Interests.  Purchaser acknowledges that the Purchased Interests and LLC Interests have not been registered under the Securities Act or any other federal, state, foreign or local securities Law, and agrees that the Purchased Interests and LLC Interests may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities Law, in each case, to the extent applicable.

Section 4.10         Independent Investigation.  Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology, management and prospects of the Transferred Entities and the Business, which investigation, review and analysis was done by Purchaser and its representatives.  In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of any of Parent, the Transferred Entities, their respective Affiliates or any of their respective representatives (except the representations and warranties of Parent expressly set forth in Article III and Article III of the Merger Agreement).  Purchaser hereby acknowledges and agrees that none of Parent, the Transferred Entities, their respective Affiliates or any of their respective representatives or any other Person will have or be subject to any Liability to Purchaser resulting from the distribution to Purchaser, or Purchaser’s use of, any information relating to Parent, the Transferred Entities or the Business, including any information, documents or material made available to Purchaser, whether orally or in writing, in any data room, any management presentations (formal or informal), functional “break-out” discussions, responses to questions submitted on behalf of Purchaser or in any other form in connection with the transactions contemplated by this Agreement.  Purchaser further acknowledges that no representative of Parent, the Transferred Entities or their respective Affiliates has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement or the Ancillary Agreements and subject to the limited remedies herein or therein provided.  Purchaser acknowledges that, should the Closing occur, Purchaser shall acquire the Transferred Entities and the Business without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement.

Section 4.11         Investments.  None of Purchaser or any of its Affiliates, or any entities that would be deemed affiliates of Purchaser pursuant to the HSR Act, has an interest greater than five percent (5%) in a Person that owns, controls or operates a business engaged in any of the lines of business in which the Business is engaged; provided that, with respect to Purchaser, entities that would be deemed affiliates of Purchaser pursuant to the HSR Act shall include any Person, trust, investment fund or other pooled investment or co-investment vehicle that is controlled or otherwise managed by or in conjunction with, or is under common control with, Purchaser or any of its Affiliates, and any portfolio company or similar asset in which such Person or any of its Affiliates has a greater than five percent (5%) investment.  There is no fact relating to Purchaser’s or any of its Affiliates’ businesses, operations, financial condition or legal status that would or would reasonably be expected to:  (a) prevent or prohibit the obtaining of, impose any material delay in the obtaining of or increase the risk of not satisfying any of the conditions set forth in Article IX or (b) have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.12         No Other Representations or Warranties; No Reliance.  Purchaser acknowledges (on behalf of itself, the Equity Investors, the Guarantors and its other Affiliates and their respective representatives and equity holders) and agrees that except for the representations and warranties of Parent or its Affiliates contained in Article III or Article III of the Merger Agreement, none of Parent nor any Affiliate thereof, or any other Person or entity on behalf of Parent or any Affiliate thereof, has made or makes, and Purchaser, the Equity Investors, the Guarantors and its other Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Business, Parent, the Transferred Entities or any Affiliate thereof, or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Purchaser, the Equity Investors, the Guarantors or its other Affiliates or any of their respective representatives by or on behalf of Parent or any Affiliate or representative thereof.  Purchaser (on behalf of itself, the Equity Investors, the Guarantors and its other Affiliates and their respective representatives and equity holders) acknowledges and agrees that none of Parent or any Affiliate thereof, or any other Person or entity on behalf of Parent or any Affiliate thereof, has made or makes, and Purchaser, the Equity Investors, the Guarantors and its other Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Purchaser, its Affiliates or any of its representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Parent, the Transferred Entities or any Affiliates thereof, the Business, the Business Assets or the Business Liabilities, except as expressly set forth in Article III or Article III of the Merger Agreement.  Purchaser (on behalf of itself, the Equity Investor, the Guarantors and its other Affiliates and their respective representatives and equity holders) acknowledges and agrees that none of Parent nor any Affiliate thereof, or any other Person or entity on behalf of Parent or any Affiliate thereof, has made or makes, and Purchaser, the Equity Investor, the Guarantors and its other Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Retained Businesses, the Excluded Assets or the Excluded Liabilities.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF NEW COMMERCEONE

New CommerceOne hereby represents and warrants to Parent and Purchaser as follows:

Section 5.1           Organization and Qualification.  New CommerceOne is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and it has all requisite corporate power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing (to the extent such concept is recognized under applicable Law) as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of New CommerceOne to timely perform its obligations under this Agreement, including to consummate the Sale.

Section 5.2           Authority Relative to this Agreement.  New CommerceOne has all necessary corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party in accordance with the terms hereof and thereof.  Other than the affirmative vote of the holders of shares representing a majority of the outstanding shares of the common stock of New CommerceOne (or, following the Mergers, in the case of Parent and its Subsidiaries, as set forth in Section 4.2), no vote or other approval of the stockholders or equity holders of New CommerceOne or any of its Affiliates is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party in accordance with the terms hereof and thereof, whether by reason of applicable Law, the organizational documents of New CommerceOne or its Affiliates, the rules or requirements of any securities exchange, or otherwise.  This Agreement has been duly and validly executed and delivered by New CommerceOne, and, assuming the due authorization, execution and delivery of this Agreement by Parent and Purchaser, will constitute, and the Ancillary Agreements to which it is a party when executed and delivered by Purchaser or its applicable Affiliates, and, assuming the due authorization, execution and delivery of such Ancillary Agreements by Purchaser or its applicable Affiliate, will constitute, a valid, legal and binding agreement of New CommerceOne and its applicable Affiliates, enforceable against New CommerceOne and such Affiliates in accordance with its terms, subject to the Enforceability Exceptions.  At the Closing, the Ancillary Agreements to be executed and delivered by New CommerceOne or its applicable Affiliate at the Closing will be duly and validly executed and delivered by New CommerceOne or its applicable Affiliate, and, assuming the due authorization, execution and delivery of the Ancillary Agreements by the other parties thereto, will constitute valid, legal and binding agreements of New CommerceOne or its applicable Affiliate, enforceable against it in accordance with the terms thereof, subject to the Enforceability Exceptions.

Section 5.3           Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from New CommerceOne in connection with the transactions contemplated by this Agreement and the Ancillary Agreements for which Purchaser or any of its Affiliates (including, following the Closing, the Transferred Entities) would have any Liability.

Section 5.4           No Other Representations or Warranties; No Reliance.  Purchaser acknowledges (on behalf of itself, the Equity Investors, the Guarantors and its other Affiliates and their respective representatives and equity holders) and agrees that except for the representations and warranties of New CommerceOne or its Affiliates contained in Article V or Article IV of the Merger Agreement, none of New CommerceOne nor any Affiliate thereof, or any other Person or entity on behalf of New CommerceOne or any Affiliate thereof, has made or makes, and Purchaser, the Equity Investors, the Guarantors and its other Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Business, New CommerceOne, Parent the Transferred Entities or any Affiliate thereof, or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Purchaser, the Equity Investors, the Guarantors or its other Affiliates or any of their respective representatives by or on behalf of New CommerceOne or any Affiliate or representative thereof.  Purchaser (on behalf of itself, the Equity Investors, the Guarantors and its other Affiliates and their respective representatives and equity holders) acknowledges and agrees that none of New CommerceOne or any Affiliate thereof, or any other Person or entity on behalf of New CommerceOne or any Affiliate thereof, has made or makes, and Purchaser, the Equity Investors, the Guarantors and its other Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Purchaser, its Affiliates or any of its representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of New CommerceOne, Parent, the Transferred Entities or any Affiliates thereof, the Business, the Business Assets or the Business Liabilities, except as expressly set forth in Article V or Article IV of the Merger Agreement.  Purchaser (on behalf of itself, the Equity Investors, the Guarantors and its other Affiliates and their respective representatives and equity holders) acknowledges and agrees that none of New CommerceOne nor any Affiliate thereof, or any other Person or entity on behalf of New CommerceOne or any Affiliate thereof, has made or makes, and Purchaser, the Equity Investors, the Guarantors and its other Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Retained Businesses, the Excluded Assets or the Excluded Liabilities.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1           Access to Books and Records.

(a)          After the date of this Agreement until the Closing, and subject to the requirements of applicable Law and Section 6.1(b), Parent shall, and shall cause the Transferred Entities to, afford to representatives of Purchaser reasonable access, upon reasonable request and notice and solely in furtherance of the transactions contemplated by this Agreement, to the books and records of the Transferred Entities (solely to the extent related to the Business) during normal business hours consistent with applicable Law and in accordance with the procedures established by Parent to prepare the Transferred Entities for transition to Purchaser at the Closing and Purchaser’s acceptance of the Transferred Entities, Business Assets, Business Liabilities and Business Employees at Closing; provided that none of Parent or the Transferred Entities shall be required to make available Business Employee personnel files until after the Closing Date; provided, further, that Parent and the Transferred Entities shall not be required to make available medical records, workers’ compensation records, the results of any drug testing or other sensitive or personal information if doing so would reasonably be expected to result in a violation of applicable Law.  Purchaser shall indemnify and hold Parent Bank and its Affiliates harmless against any Liabilities arising out of or relating to any transfer requested by or on behalf of Purchaser or its Affiliates of any such personnel files.

(b)          Purchaser agrees that any access granted under Section 6.1(a) shall not interfere unreasonably with the operation of the Business or any other business of Parent or its Affiliates.  Purchaser and its Affiliates and its and their respective representatives shall not communicate with any of the employees of Parent or its Affiliates without the prior written consent of Parent, which consent shall not be unreasonably withheld.  Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Affiliates shall be required to provide access to or disclose information if such access or disclosure would (i) jeopardize or forfeit the attorney-client, work product or other applicable legal privilege or protection of such party, (ii) contravene any Laws, contracts or obligation of confidentiality, (iii) include information concerning the valuation of the Business or the Sale Process or (iv) include information that Parent reasonably determines is competitively sensitive; provided that Parent or its Affiliates, as applicable, shall use reasonable best efforts to provide Purchaser with access to any such information in a manner that would not reasonably be expected to result in the foregoing clauses (i)-(iv).  In the event that any information shared pursuant to Section 6.1(a) does result in the disclosure of such information described in clauses (i)-(ii) of the immediately preceding sentence, then (x) Purchaser shall, upon discovering that the disclosure occurred, promptly notify Parent of such disclosure, use reasonable efforts to preserve the confidentiality of such information, promptly return all such information, including any copies or extracts thereof, to Parent, and not retain any copies or extracts thereof and (y) such disclosure shall not be deemed to be a waiver of any attorney-client, work product or other applicable legal privilege or protection, which shall be retained by Parent or its Affiliate, as applicable.

(c)          At and after the Closing, Purchaser shall, and shall cause its Subsidiaries to, afford New CommerceOne and its Affiliates and their respective representatives, during normal business hours, upon reasonable notice, consistent with applicable Law, access to the books, records, properties and employees of each Transferred Entity and the Business to the extent that such access may be reasonably requested for reasonable business purposes, including in connection with financial statements, Taxes, any potential Action or investigation by or before a Governmental Entity (including in connection with the matters covered under Section 6.8) and SEC or other Governmental Entity reporting obligations; provided that nothing in this Agreement shall limit any rights of discovery of New CommerceOne or its Affiliates.

(d)          Except as otherwise required by applicable Law, Purchaser agrees to hold, and to cause the applicable Transferred Entities to hold, all the books and records (including Tax books and records) of each Transferred Entity or the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of ten (10) years from the Closing Date or such longer time as may be required by Law, and thereafter, if any of them desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to New CommerceOne.

Section 6.2           Confidentiality.  The parties expressly agree that, notwithstanding any provision of the Smith Confidentiality Agreement to the contrary, the terms of the Smith Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect; provided that to the extent not already a direct party thereto, Purchaser assumes the Smith Confidentiality Agreement and agrees to be bound by the provisions thereof applicable to Smith Ventures, LLC.  The parties expressly agree that, notwithstanding any provision of the Smith Confidentiality Agreement to the contrary, including with respect to termination thereof, if, for any reason, the Sale is not consummated, the Smith Confidentiality Agreement as incorporated herein shall continue in full force and effect for a period of twenty-four (24) months following termination of this Agreement and otherwise in accordance with its terms, and this Agreement shall constitute the requisite consent of the parties to amend the Smith Confidentiality Agreement accordingly.

Section 6.3           Required Actions.

(a)          Purchaser, New CommerceOne and Parent shall, and shall cause their Affiliates to, use reasonable best efforts to take all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to cause all conditions set forth in Article IX to be satisfied and to consummate and make effective in the most expeditious manner possible the Sale, the Mergers and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations, notifications and notices required to be filed to consummate the Sale and the other transactions contemplated by this Agreement, (ii) taking all actions reasonably necessary to obtain (and cooperating with each other in obtaining) any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by Purchaser, New CommerceOne or Parent or any of their respective Affiliates in connection with the Sale, the Mergers and the other transactions contemplated by this Agreement and (iii) the execution and delivery of any additional instruments necessary to consummate the Sale, the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.  Neither Purchaser, New CommerceOne nor Parent shall, and each shall cause its Affiliates not to, take any action after the date of this Agreement that would reasonably be expected to delay the obtaining of, or result in not obtaining, any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity necessary to be obtained at or prior to the Closing or would reasonably be expected to result in the failure to satisfy, or any delay in satisfying, any condition set forth in Article IX, including acquiring or agreeing to acquire, by merger, consolidation, stock or asset purchase or otherwise, any business or corporation, partnership or other business organization or division thereof, or pursue or engage in any merger, business combination, consolidation, acquisition, sale or similar transaction with any other Person, or agreeing to, soliciting, offering, proposing or recommending any of the foregoing, to the extent it would reasonably be expected to delay the obtaining of, or result in not obtaining, any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity necessary to be obtained at or prior to the Closing or would reasonably be expected to result in the failure to satisfy, or any delay in satisfying, any condition set forth in Article IX.  For avoidance of doubt, any action taken by New CommerceOne or Parent or their respective Affiliates pursuant to and consistent with the terms of the Merger Agreement shall not be deemed a breach of the foregoing.

(b)          Prior to the Closing, to the extent not prohibited by applicable Law, Purchaser, New CommerceOne and Parent shall each keep the other apprised of the status of matters relating to the completion of the Sale and the other transactions contemplated by this Agreement, including the expiration or termination of the waiting period applicable to the Sale and the other transactions contemplated by this Agreement under the HSR Act or any other applicable Competition Laws, and work cooperatively in connection with obtaining all required consents, clearances, expirations or terminations of waiting periods, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity relating to the completion of the Sale and the other transactions contemplated by this Agreement.  In that regard, each party shall (i) promptly provide any information and assistance as the other party may reasonably request with respect to all notices, submissions or filings made by or on behalf of such party or any of its Affiliates with any Governmental Entity in connection with this Agreement, the Sale, the Mergers and the other transactions contemplated by this Agreement, and (ii) promptly inform the other party to this Agreement, and, if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party of) any communication from or to any Governmental Entity regarding the Sale or the other transactions contemplated by this Agreement, and permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written or oral communication or submission with or to any such Governmental Entity.  Neither Purchaser, New CommerceOne nor Parent shall participate in any meeting with any Governmental Entity in connection with this Agreement or the Sale, or with any other Person in connection with any proceeding or Action by a private party relating to the HSR Act or any other applicable Competition Laws in connection with this Agreement or the Sale, or make oral submissions at meetings or in telephone or other conversations, unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.  Notwithstanding the foregoing, Purchaser, New CommerceOne and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party under this Agreement as “outside counsel only.”  Such designated materials provided by Purchaser to Parent or New CommerceOne, New CommerceOne to Purchaser or Parent or by Parent to Purchaser or New CommerceOne pursuant to this Section 6.3, and the information contained therein, shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser, New CommerceOne or Parent, as the case may be); it being understood that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of the Business or the Sale Process, (ii) as necessary to comply with contractual arrangements or applicable Law and (iii) as necessary to address reasonable privilege concerns.

(c)          Purchaser, New CommerceOne and Parent shall file or cause to be filed, any required notifications under the HSR Act as promptly as practicable, but in any event no later than thirty days after the date of this Agreement, and will supply as promptly as practicable any additional information and documentary materials that may be required or advisable and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as promptly as practicable.

(d)          Purchaser, New CommerceOne and Parent shall, and shall cause their Affiliates to, use their respective reasonable best efforts (including agreeing to amendments to this Agreement or any Ancillary Agreement) to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Sale, the Mergers and the other transactions contemplated by this Agreement under any applicable Law, including the HSR Act and any other applicable Competition Laws.  In connection therewith, if any Action is instituted (or threatened to be instituted) challenging this Agreement, the Sale or the other transactions contemplated by this Agreement as violative of any applicable Law, including the HSR Act or any other applicable Competition Laws, Purchaser, New CommerceOne and Parent shall jointly (to the extent practicable) use their reasonable best efforts to initiate and participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend against any Action by any Governmental Entity that would prevent, delay or enjoin the consummation of the Sale or the other transactions contemplated by this Agreement and (ii) take such action as necessary to overturn any regulatory Action by any Governmental Entity the effect of which would be to block consummation of the Sale or the other transactions contemplated by this Agreement, including by defending any such Action brought by any Governmental Entity in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Order that makes illegal or prohibits the consummation of the Sale or the other transactions contemplated by this Agreement resulting from any such Action.  Notwithstanding the foregoing, nothing contained in this Section 6.3(d) shall be deemed to require (1) Parent or New CommerceOne or any of their respective Affiliates to take, and neither Parent nor New CommerceOne or any of their respective Affiliates shall be permitted (without the written consent of the other) to take, any action, or commit to take any action, that (A) would reasonably be expected to have a material adverse effect on New CommerceOne and its Subsidiaries, taken as a whole, after giving effect to the Mergers, the Conversion, the Distribution, the Sale and other transactions contemplated by this Agreement and the Merger Agreement, or (B) is not conditioned on the Closing or (2) Purchaser or any of its Affiliates to take any action, or commit to take any action, that (A) would reasonably be expected to have a Business Material Adverse Effect after giving effect to the Sale and other transactions contemplated by this Agreement, or (B) is not conditioned on the Closing.

(e)          Purchaser agrees to provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Entity or other third party so as to cause the conditions in Article IX to be satisfied so as to enable the Closing to occur as promptly as practicable.  Whether or not the Sale is consummated, Purchaser shall be responsible for all fees and payments (including filing fees and legal, economist and other professional fees) to any third party or any Governmental Entity in order to obtain any consent, finding of suitability, clearance, expiration or termination of a waiting period, authorization, Order or approval pursuant to this Section 6.3, other than the fees of and payments to Parent’s legal and professional advisors.

Section 6.4           Commingled Contracts.

(a)          Parent and Purchaser acknowledge that Parent and its Affiliates (including the Transferred Entities) are parties to certain Contracts (collectively, the “Commingled Contracts”) that relate in part to both (i) the operations or conduct of the Business and (ii) the operations or conduct of the Retained Businesses; provided that in no event shall Commingled Contracts include any enterprise-wide Contracts or Contracts with respect to off-the-shelf software, or Contracts the benefits of which are delivered under the Ancillary Agreements.  With respect to each of the Commingled Contracts, during the period prior to Closing and for six (6) months following the Closing, Parent, prior to the Closing, and Purchaser and the Transferred Entities, after the Closing, shall reasonably cooperate with Parent Bank and its Affiliates and use their reasonable best efforts, to the extent reasonably within the control of Parent or its Affiliates, prior to the Closing, or Purchaser and the Transferred Entities, after the Closing, and at no cost to Parent or its Affiliates, prior to the Closing, or Purchaser and the Transferred Entities, after the Closing, to assist Parent Bank and its Affiliates in procuring services from the counterparty or counterparties to each such Commingled Contract, which may include apportioning such Commingled Contract or assisting Parent Bank and its Affiliates with entering into a new agreement with such counterparty or counterparties, on the one hand, and Parent Bank or one or more of its Affiliates, on the other hand, pursuant to which Parent Bank and/or its Affiliates will receive the applicable benefits currently available under such Commingled Contract that relate to the Retained Businesses and assume the related burdens and obligations; provided, however, that in no event shall any party be required to assign or amend, either in its entirety or in part, any Commingled Contract that is not assignable or cannot be amended, as applicable, by its terms without obtaining one or more consents or approvals unless such consents or approvals are obtained.  Until assignment, Parent, prior to the Closing, or Purchaser and the Transferred Entities, after the Closing, shall not amend or terminate any Commingled Contract in a manner adverse to Parent Bank or the Retained Businesses.

(b)          Notwithstanding anything to the contrary contained herein, subject to Section 6.9, (i) Parent Bank, Purchaser and their respective Affiliates shall not have any further obligation with respect to any third party consents that are not obtained prior to the Closing Date and (ii) none of Parent Bank, Purchaser or their respective Affiliates shall have any obligation to make any payments or incur any Liability or offer or grant any concession or accommodation (financial or otherwise) or commence or participate in any Action in order to obtain any consents or approvals of third parties or effect the transfers or arrangements contemplated by this Section 6.4, and neither Parent Bank nor any of its Affiliates, on the one hand, or Purchaser nor any of its Affiliates, on the other hand, shall have any Liability whatsoever to Purchaser or any of its Affiliates or Parent Bank or any of its Affiliates, as applicable, arising out of or relating to the failure to obtain any such consents or approvals, and the failure to receive any such consents or approvals or to effect any such transfers or arrangements shall not be taken into account with respect to whether any condition to the Closing set forth in Article IX shall have been satisfied.

Section 6.5           Public Announcements.  Purchaser, New CommerceOne and Parent agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties.  Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcements or statements made after the date of this Agreement in compliance with this Section 6.5.

Section 6.6           Intercompany Accounts.  At or prior to the Closing, all intercompany accounts, except for those accounts governed by an Ancillary Agreement or listed on Section 6.6 of the Parent Disclosure Schedule, between Parent Bank, on the one hand, and any Transferred Entity, on the other hand, shall be settled or otherwise eliminated in such a manner as Parent shall determine in its sole discretion. For the avoidance of doubt, intercompany accounts solely between and among any of the Transferred Entities shall not be required to have been eliminated at the Closing.

Section 6.7           Termination of Intercompany Arrangements.

(a)          Effective at or prior to the Closing, other than any intercompany arrangement governing the intercompany accounts governed by Section 6.6, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, by Parent Bank, on the one hand, and any Transferred Entity on the other hand, shall be terminated without any party having any continuing obligations or Liability to the other, except for (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any member of the CommerceOne Group, on the one hand, and any Transferred Entity on the other hand), (ii) any Contracts to which any third party is a party (including the Commingled Contracts) and (iii) the other arrangements, understandings or Contracts listed in Section 6.7 of the Parent Disclosure Schedule.

(b)          Except to the extent provided to the contrary in Section 6.6 or this Section 6.7, effective as of the Closing, Purchaser, on behalf of itself and its Affiliates, including the Transferred Entities, hereby releases New CommerceOne and each of its Affiliates (including Parent Bank) from any Liability, obligation or responsibility to any of them for any and all past actions or failures to take action prior to the Closing directly or indirectly relating to or arising out of the Business, the Retained Businesses, or the operations of the Transferred Entities prior to the Closing, or relating to or arising out of Parent’s or its Affiliates’ ownership or operation of the Transferred Entities, except for any obligation pursuant to the provisions of this Agreement or the Ancillary Agreements and any arrangements, understandings or Contracts set forth in Section 6.6 or Section 6.7 of the Parent Disclosure Schedule.

(c)          Except to the extent provided to the contrary in Section 6.6 or this Section 6.7, effective as of the Closing, New CommerceOne, on behalf of itself and its Affiliates (including Parent Bank), hereby releases Purchaser and each of its Affiliates (including the Transferred Entities) from any Liability, obligation or responsibility to any of them for any and all past actions or failures to take action prior to the Closing directly or indirectly relating to or arising out of the Business, the Retained Businesses, or the ownership or operations of the Transferred Entities prior to the Closing, except for any obligation pursuant to the provisions of this Agreement or the Ancillary Agreements and any arrangements, understandings or Contracts set forth in Section 6.6 or Section 6.7 of the Parent Disclosure Schedule.

Section 6.8           Litigation Support.

(a)          From and after the Closing, New CommerceOne (or an applicable member of the CommerceOne Group) shall assume and be responsible for managing, and shall have the authority to manage, the defense or prosecution, as applicable, and resolution (including settlement) of, any Action the Liabilities related to which are solely Excluded Liabilities.  From and after the Closing, Purchaser (or one of its Subsidiaries) shall assume and be responsible for managing, and shall have the authority to manage, the defense or prosecution, as applicable, and resolution (including settlement) of, any Action the Liabilities related to which are solely Business Liabilities.  From and after the Closing, New CommerceOne (or an applicable member of the CommerceOne Group) and Purchaser (or one of its Subsidiaries) shall cooperate reasonably in managing the defense or prosecution, as applicable, and resolution (including settlement) of, any Action the Liabilities related to which include both Excluded Liabilities and Business Liabilities.

(b)          In the event and for so long as (x) Parent Bank or any of its Affiliates or (y) Purchaser or any of its Affiliates (such party, the “controlling party”) is prosecuting, contesting or defending any Action, investigation, charge, claim, or demand by or against a third party or otherwise addressing, negotiating, disputing, investigating, complying with, mitigating, discharging or otherwise performing or managing any obligation, Liability or Loss in connection with (a) any transactions contemplated under this Agreement or any Ancillary Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business or the Transferred Entities, Purchaser or Parent Bank, as applicable, shall, and shall cause its Subsidiaries (including the Transferred Entities) and Affiliates (and its and their officers, employees, and representatives) to, cooperate with the controlling party and its counsel in such prosecution, contest or defense, including making available its personnel, participating in meetings, providing such testimony and access to their books and records and taking such other actions as shall be reasonably necessary in connection with such prosecution, contest or defense; provided that (i) any reasonable out-of-pocket costs incurred in providing such cooperation shall be reimbursed by the controlling party and (ii) such cooperation does not unreasonably interfere with the conduct of the Business; provided, further, that this Section 6.8(b) shall not apply in respect of any proceedings, or threatened proceedings, between Parent Bank and Purchaser.

(c)          Without limiting the foregoing, the parties shall use their commercially reasonable efforts to cooperate and consult to the extent reasonably necessary with respect to any Actions or threatened or contemplated Actions against each party, or such party’s Affiliates, in respect of which New CommerceOne, Parent Bank or their respective Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand, may have Liabilities or may possess relevant information, other than an Action by a party (or such party’s Affiliates) against another party (or such party’s Affiliates).

(d)          Upon the reasonable request of Parent, New CommerceOne or Purchaser, in connection with any Action as to which cooperation contemplated by this Section 6.8 is requested or provided, the applicable parties will enter into a mutually acceptable common interest agreement so as to maintain, to the extent appropriate and practicable, any applicable attorney-client privilege or work product immunity, or other privilege, immunity or protection of any such party.

(e)          Notwithstanding anything in this Section 6.8 to the contrary, Transaction Litigation shall be managed in accordance with and subject to Section 6.18 and not this Section 6.8.

Section 6.9           Pre-Closing Transfers; Misallocated Assets and Misdirected Payments.

(a)          Notwithstanding anything to the contrary in this Agreement, but subject to Section 12.7, at or prior to the Closing, Parent shall use its commercially reasonable efforts to contribute, convey, transfer, assign and deliver, or cause to be contributed, conveyed, transferred, assigned and delivered (i) to one or more of the Transferred Entities the Business Assets (other than the LLC Interests) and the Business Liabilities that are not owned, held or assumed by one of the Transferred Entities, and (ii) from the Transferred Entities to Parent Bank the Excluded Assets and the Excluded Liabilities that are owned, held or assumed by a Transferred Entity (all such actions pursuant to this Section 6.9(a), collectively, the “Pre-Closing Transfers”).

(b)          To the extent that any Pre-Closing Transfers shall not have been consummated at or prior to the Closing, the Closing shall nonetheless take place subject only to the satisfaction or waiver of the conditions set forth in Article IX, and the parties shall use commercially reasonable efforts to effect such transfers as promptly following the Closing as shall be practicable.  Notwithstanding anything else in this Agreement to the contrary, this Agreement and the Ancillary Agreements shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or transfer any Business Assets or Excluded Assets or any claim or right or any benefit arising thereunder or resulting therefrom as to which consent or approval from any Person other than Parent or any of its Affiliates or, after the Closing, New CommerceOne or any of its Affiliates (including any and all licenses to be granted by, and any and all consents and approvals of, Governmental Entities) to the assignment, license, sublicense, lease, sublease, conveyance or transfer thereof or amendment thereof (collectively, “Approvals”) is required but has not been obtained (such asset, a “Delayed Asset”); provided that none of Parent Bank, Purchaser or any of their respective Affiliates shall have any obligation to make any payments or incur any Liability or offer or grant any concession or accommodation (financial or otherwise) or commence or participate in any Action with respect to any Delayed Asset, or have any Liability whatsoever to the other party hereto or any of its Affiliates, arising out of or relating to the failure to effect any transfers with respect to the Delayed Assets, and the failure to effect any such transfers (in and of itself) shall not be taken into account with respect to whether any condition to the Closing set forth in Article IX shall have been satisfied.  Upon obtaining the requisite Approvals, unless otherwise provided in any Ancillary Agreement, such Delayed Asset shall be automatically transferred and assigned to (i) the relevant Transferred Entity or such other Person designated by Purchaser (in the case of any Business Asset) in writing or (ii) Parent Bank or such other Person designated by New CommerceOne (in the case of any Excluded Asset) in writing without additional consideration therefor effective as of the Closing.

(c)          From and after the Closing until such time as (i) New CommerceOne or its applicable Affiliate transfers any Business Asset or Business Liability to Purchaser or an Affiliate thereof as required pursuant to and in accordance with the terms of this Section 6.9, or (ii) Purchaser or its applicable Affiliate transfers any Excluded Asset or Excluded Liability to one or more members of the CommerceOne Group as required pursuant to and in accordance with the terms of this Section 6.9, the applicable party hereto shall, and shall cause its Subsidiaries to, use reasonable best efforts to, in each case, subject to the terms of the Ancillary Agreements, cooperate in any arrangement, reasonable and lawful as to New CommerceOne and Purchaser, so that all the benefits and burdens relating to such asset or Liability are to inure from and after the Closing to Purchaser or a Transferred Entity (in the case of any Business Asset or Business Liability) or one or more members of the CommerceOne Group (in the case of any Excluded Asset or Excluded Liability).

(d)          Subject to Section 6.9(b), if, at any time and from time to time following the Closing, any right, property or asset which is an Excluded Asset is found to have been transferred to or retained, held or owned, directly or indirectly, by Purchaser, the Transferred Entities or their Affiliates, or Purchaser, any Transferred Entity or any of their Affiliates is, directly or indirectly, subject to or otherwise liable or responsible for, any Excluded Liability, (i) Purchaser shall transfer, or cause the applicable Transferred Entity or its applicable Affiliate to transfer, without further consideration, such Excluded Asset (free and clear of all Liens, other than Permitted Liens) or Excluded Liability to the applicable member of the CommerceOne Group, and (ii) New CommerceOne shall, or shall cause the applicable member of the CommerceOne Group to, accept and assume, without further consideration, such Excluded Asset or Excluded Liability, as applicable, in each case as soon as practicable.  Subject to Section 6.9(b), if, at any time and from time to time following the Closing, any right, property, asset which is a Business Asset is found to have been transferred to or retained, held or owned, directly or indirectly, by a member of the CommerceOne Group, or any member of the CommerceOne Group is, directly or indirectly, subject to or otherwise liable or responsible for, any Business Liability, (i) New CommerceOne shall transfer, or cause the applicable member of the CommerceOne Group to transfer, without further consideration, such Business Asset (free and clear of all Liens, other than Permitted Liens) or Business Liability to Purchaser or its applicable Affiliate and (ii) Purchaser shall, or shall cause its applicable Affiliate to, accept and assume, without further consideration, such Business Asset or Business Liability, as applicable, in each case as soon as practicable.  Except as otherwise provided in this Agreement or the Ancillary Agreements, following the Closing, (i) if any payments due with respect to the Business or to the extent relating to any Business Assets, or which otherwise constitute a Business Asset, are paid to any member of the CommerceOne Group, New CommerceOne shall, or shall cause the applicable member of the CommerceOne Group to, promptly remit by wire or draft such payment to an account designated in writing by Purchaser and (ii) if any payments due with respect to the Retained Businesses or to the extent relating to any Excluded Assets, or which otherwise constitute an Excluded Asset, are paid to Purchaser, the Transferred Entities or their Affiliates, Purchaser shall, or shall cause its Affiliates to, promptly remit by wire or draft such payment to an account designated in writing by New CommerceOne.

Section 6.10         Financing.

(a)          Purchaser shall, and shall cause each of its Subsidiaries to, take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain funds sufficient to fund the Financing Amounts on or prior to the date upon which the Sale is required to be consummated pursuant to the terms hereof.  In furtherance and not in limitation of the foregoing, Purchaser shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, advisable or proper to obtain the proceeds of the Financing on the terms and subject only to the conditions described in the Commitment Letters as promptly as possible but in any event prior to the date upon which the Sale is required to be consummated pursuant to the terms hereof, including by (i) maintaining in effect the Commitment Letters, (ii) negotiating and entering into definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein and without any Prohibited Modification, (iii) satisfying on a timely basis all conditions in the Commitment Letters and the Definitive Agreements and complying with its obligations thereunder, (iv) enforcing its rights under the Commitment Letters and (v) if the conditions to the Financing have been satisfied, drawing upon and consummating the Financing at or prior to the time at which the Sale is required to be consummated.  Purchaser shall comply with its obligations, and enforce its rights, under the Commitment Letters and the Definitive Agreements in a timely and diligent manner.

(b)          Neither Purchaser nor any of its Subsidiaries shall, without the prior written consent of Parent:  (i) permit, consent to or agree to any amendment, replacement, supplement or modification to, or waiver of any provision or remedy under the Equity Commitment Letter; (ii) permit, consent to or agree to any amendment, replacement, supplement, termination or modification to, or any waiver of, any provision or remedy under, the Debt Commitment Letter or the Definitive Agreements if such amendment, replacement, supplement, modification, waiver or remedy (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing, (B) reduces the aggregate principal amount of the Debt Financing, (C) adversely affects the ability of Purchaser to enforce its rights against other parties to the Debt Commitment Letter or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, (D) could otherwise reasonably be expected to prevent, impede or delay the consummation of the Sale and the other transactions contemplated by this Agreement or (E) adds lenders, lead arrangers, syndication agents or similar entities, unless such entities are of similar creditworthiness as the Financing Parties that have executed the Debt Commitment Letter as of the date hereof (the effects described in clauses (A) through (E), collectively, the “Prohibited Modifications”); or (iii) terminate or cause the termination of the Commitment Letters or any Definitive Agreement.  Purchaser shall promptly deliver to Parent copies of any amendment, replacement, supplement, termination, modification or waiver to the Commitment Letters or Definitive Agreements.

(c)          In the event that any portion of the Financing becomes unavailable (other than as a result of a replacement thereof permitted as set forth below), regardless of the reason therefor, Purchaser shall (i) promptly notify Parent in writing of such unavailability and the reason therefor and (ii) use reasonable best efforts, and cause each of its Subsidiaries to use their reasonable best efforts, to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such unavailable portion from the same or alternative sources (the “Alternative Financing”) in an amount sufficient, when taken together with the available portion of the Financing, to consummate the transactions contemplated by this Agreement and to pay the Financing Amounts and, without limiting the foregoing, shall use reasonable best efforts to cause such Alternative Financing to not include any Prohibited Modifications or conditions to the consummation thereof that are more onerous than those set forth in Debt Commitment Letter as of the date hereof; provided that, notwithstanding the foregoing, it is agreed that Purchaser shall not have any obligation to pay any fees or economics (including in respect of rate, call premium, fees or similar amounts) in excess of what it was obligated to pay under the original Debt Commitment Letter as in effect on the date of this Agreement.  Purchaser shall provide Parent with prompt oral and written notice of any actual or threatened breach, default, termination or repudiation by any party to the Commitment Letters or any Definitive Agreement and a copy of any written notice or other written communication from any Lender, Equity Investor or other financing source with respect to any actual or threatened breach, default, cancellation, termination or repudiation by any party to the Commitment Letters or any Definitive Agreement of any provision thereof.  Purchaser shall inform Parent in reasonable detail on a current basis of the status of its efforts to consummate the Financing, including any Alternative Financing.  The foregoing notwithstanding, compliance by Purchaser with this Section 6.10 shall not relieve Purchaser of its obligations to consummate the transactions contemplated by this Agreement whether or not the Financing or any Alternative Financing is available.  To the extent Purchaser obtains Alternative Financing or amends, replaces, supplements, terminates, modifies or waives any of the Financing, in each case pursuant to this Section 6.10 and without any Prohibited Modification, references to the “Financing,” “Financing Parties,” “Commitment Letters” and “Definitive Agreements” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, the commitments thereunder and the agreements with respect thereto, or the Financing as so amended, replaced, supplemented, terminated, modified or waived.

(d)          From the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with Section 10.1, Parent shall use its reasonable best efforts to provide, and shall cause the Transferred Entities to use reasonable best efforts to provide, customary cooperation to the extent reasonably requested by Purchaser in writing and necessary for the arrangement of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Parent or any of its Affiliates and that neither Parent nor any of its Affiliates will have any obligation to prepare pro forma financial information or post-closing financial information); it being understood that Parent shall have satisfied the obligations set forth in this sentence if Parent shall have used its reasonable best efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided and it being understood that such reasonable best efforts shall include (i) furnishing Purchaser with Business Financial Information; (ii) promptly executing and delivering to Purchaser, at least four (4) Business Days prior to the Closing Date, all documentation and other information with respect to the Parent and the Transferred Entities that is required in connection with the Debt Financing under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and the requirements of 31 C.F.R. §1010.230 in each case as reasonably requested by Purchaser at least nine (9) Business Days prior to the Closing Date; (iii) facilitating the preparation, execution and delivery of any guarantee, pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by Purchaser (it being understood that such documents shall only be effective at Closing), and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the financing contemplated by any Debt Commitment Letter and (iv) arranging for customary payoff letters and related lien terminations and instruments of discharge to be delivered at Closing.  The foregoing notwithstanding, none of Parent nor any of its Affiliates shall be required to take or permit the taking of any action pursuant to this Section 6.10 that could:  (i) require Parent, the Transferred Entities or any of their respective Affiliates or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, opinion, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement; (ii) cause any representation or warranty in this Agreement to be breached by Parent or any of its Affiliates; (iii) require Parent or any of its Affiliates to pay any commitment or other similar fee or incur any other expense, liability or obligation (including any obligation under any agreement, certificate, document or instrument) in connection with the Debt Financing; (iv) cause any director, officer, employee or stockholder of Parent or any of its Affiliates to incur any personal liability; (v) conflict with the organizational documents of Parent or any of its Affiliates or any Laws; (vi) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which Parent or any of its Affiliates is a party; (vii) require Parent or any of its Affiliates to provide access to or disclose information that Parent or any of its Affiliates determines would jeopardize any attorney-client privilege or other applicable privilege or protection of Parent or any of its Affiliates; (viii) require the delivery of any opinion of counsel or (ix) require Parent or any of its Affiliates to prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice.  Nothing contained in this Section 6.10 or otherwise shall require Parent or any of its Affiliates at any time or any Transferred Entity prior to the Closing to be an issuer or other obligor with respect to the Debt Financing.  Purchaser shall (x) promptly upon request by Parent, reimburse Parent or any of its Affiliates for all reasonable and documented out-of-pocket costs incurred by them or their respective representatives in connection with such cooperation; provided that, without Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not be required to reimburse Parent or any of its Affiliates for any amounts in excess of $50,000 in the aggregate, and (y) indemnify, reimburse and hold harmless Parent and its Affiliates and their respective representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of the Financing, any action taken by them at the request of Purchaser or its representatives pursuant to this Section 6.10 and any information used in connection therewith (other than information provided in writing by Parent or any of its Affiliates specifically in connection with Parent’s obligations pursuant to this Section 6.10).

(e)          For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in this Section 6.10 represent the sole obligation of Parent and its Affiliates with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Purchaser or its Affiliates with respect to the Sale, and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations.  In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Purchaser, any of its Affiliates or any other financing or other transactions be a condition to any of Purchaser’s obligations under this Agreement.

(f)           All non-public or otherwise confidential information regarding Parent or any of its Affiliates obtained by Purchaser or its representatives pursuant to this Section 6.10 shall be kept confidential in accordance with the Confidentiality Agreements.

(g)          Notwithstanding anything to the contrary in this Agreement, Parent or any Transferred Entity’s breach of any of the covenants required to be performed by it under this Section 6.10 will not be considered in determining the satisfaction of the condition set forth in Section 9.2(b) unless such breach is a willful breach and is the direct cause of Purchaser being unable to obtain the proceeds of the Debt Financing at Closing.

Section 6.11          Conduct of the Business Prior to the Closing.

 (a)          During the period from the date of this Agreement to the Closing or earlier termination of this Agreement, except as set forth in the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement or the Merger Agreement, required by law or as consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), or to the extent related to the Excluded Assets, the Excluded Liabilities or the Retained Businesses, Parent shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (iii) take no action that would reasonably be expected to adversely affect or delay the ability of Parent to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

(b)          During the period from the date of this Agreement to the Closing or earlier termination of this Agreement, except as set forth in the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement or the Merger Agreement or as required by Law, or to the extent related to the Excluded Assets, the Excluded Liabilities or the Retained Businesses, Parent shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i)          other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Parent or any of its wholly owned Subsidiaries to Parent or any of its wholly owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(ii)         sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary of Parent, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

(iii)        except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case other than a wholly-owned Subsidiary of Parent;

(iv)        in each case except for transactions in the ordinary course of business, terminate, materially amend or waive any material provision of any Specified Business Contract, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Parent, or enter into any Specified Business Contract that is material to the Business;

(v)         except as required under applicable Law or the terms of any Benefit Plan existing as of the date hereof, as applicable, (A) enter into, establish, adopt, materially amend or terminate any Transferred Entity Benefit Plan, or any arrangement that would be a Transferred Entity Benefit Plan if in effect on the date hereof, other than with respect to arrangements (I) not related to Business Employees or (II) that are broad-based health or welfare plans (x) in the ordinary course of business consistent with past practice and (y) as would not reasonably be expected to materially increase the cost to a Transferred Entity of the benefits under any Transferred Entity Benefit Plan, (B) increase the compensation or benefits payable to any Business Employee or current or former service provider of the Transferred Entities, other than the payment of cash incentive compensation for completed performance periods based upon actual corporate performance, the actual performance of such Business Employee and, if applicable, such Business Employee’s business, in the ordinary course of business consistent with past practice, (C) accelerate the vesting of any equity or equity-based awards or other compensation to any Business Employee or current or former service provider of the Transferred Entities, (D) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, other than entry into standard offer letters or employment agreements with new hires that are permitted to be hired pursuant to clause (G) below in the ordinary course of business consistent with past practice, (E) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Transferred Entity Benefit Plan, (F) terminate the employment or services of any Business Employee at the level of vice president or above, other than for cause, or implement or announce any reductions-in-force, closures or other personnel actions that would trigger WARN, or (G) hire or promote any Business Employee at or to the level of vice president or above (other than, subject to prior consultation with Purchaser, as a replacement hire or promotion for a departure occurring in the ordinary course of business receiving substantially similar terms of employment and levels of compensation);

(vi)        grant to any Business Employee any stock options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, grant any Business Employee any right to acquire any securities of Parent or Transferred Entity or issue any securities of Parent or Transferred Entity to any Business Employee, except pursuant to the settlement of Parent RSU Awards or in accordance with their terms or the purchase of shares of common stock of Parent in accordance with the terms of Parent’s Employee Stock Purchase Plan;

(vii)       (A) negotiate, become a party to, establish, adopt, amend, commence participation in, terminate or enter into any collective bargaining agreement or other agreement with a labor union, works council or other labor organization or employee representative, or (B) recognize or certify any labor union, works council or other labor organization or employee representative or group of employees as the bargaining representative for any Business Employee;

(viii)      except as expressly permitted under this Agreement (A) change the duties of any (y) Business Employee such that he or she is no longer a Business Employee or (z) any other employee of Parent or its Affiliates such that he or she would become a Business Employee, or (B) transfer any (y) Business Employee out of the Transferred Entities or (z) employee who is not a Business Employee into the Transferred Entities;

(ix)        enter into any waiver or release of any non-competition or material non-solicitation, nondisparagement, nondisclosure, non-interference, confidentiality, or other material restrictive covenant obligation of any Business Employee, Former Business Employee, or current or former individual non-employee service provider of any the Transferred Entities or the Business;

(x)         settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to Parent, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the Business or any Transferred Entities;

(xi)        amend its articles or certificate of incorporation, its bylaws or comparable governing documents of its Subsidiaries;

(xii)       implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP;

(xiii)      enter into any new material line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable Law, regulation or policies imposed by any Governmental Entity;

(xiv)      other than the DRE Election, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;

(xv)       (A) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire for cash, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any securities of Parent or its Subsidiaries, except, in each case, subject to clause (B) below, dividends paid by any Subsidiaries of Parent to Parent or any of its wholly owned Subsidiaries; (B) pay or otherwise transfer any Cash that at the Closing would constitute Transferred Cash to (I) Parent Bank if the result of such payment or transfer is that such Cash would not constitute Transferred Cash at the Closing or (II) any third party if such payment or transfer relates exclusively or primarily to the Retained Businesses, except in the case of clause (B), in the ordinary course of business consistent with past practice or to the extent required by applicable Law; or (C) restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, in each case in any manner that could reasonably be expected to materially increase the amount of Cash required by applicable Law to be held or reserved by any member of the CommerceOne Group or the Retained Businesses;

(xvi)       voluntarily fail to maintain, terminate, cancel or materially change coverage under any insurance policy of Parent or its Subsidiaries, or fail to pay premiums or report known claims under such insurance policies in a timely manner; or

(xvii)      agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 6.11.

Section 6.12         Directors’ and Officers’ Indemnification.

(a)          For a period of six (6) years after the Closing, Purchaser and its Subsidiaries (including, after the Closing, the Transferred Entities) shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable Law) such persons are indemnified as of the date of this Agreement by Parent or any of its Subsidiaries pursuant to Parent’s certificate of incorporation, Parent’s bylaws, the governing or organizational documents of any Subsidiary of Parent and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.12(a) of the Parent Disclosure Schedule, each present and former director, officer or employee of any of the Transferred Entities and their Subsidiaries (in each case, when acting in such capacity) (collectively, the “Parent Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Closing, arising out of or pertaining to the fact that such person is or was a director, officer or employee of any of the Transferred Entities or any of their Subsidiaries and pertaining to matters or facts existing or occurring at or prior to the Closing, including the transactions contemplated by this Agreement; provided that in the case of advancement of expenses, any Parent Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Parent Indemnified Party is not entitled to indemnification.

(b)          The provisions of this Section 6.12 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each Parent Indemnified Party and his or her heirs and representatives, each of whom shall be express third-party beneficiaries of this Section 6.12.  If Purchaser or any of the Transferred Entities or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, Purchaser and the Transferred Entities will cause proper provision to be made so that the successors and assigns of Purchaser and the Transferred Entities will expressly assume the obligations set forth in this Section 6.12.  The obligations of Purchaser and the Transferred Entities or any of its successors under this Section 6.12 shall not be terminated or modified after the Closing in a manner so as to adversely affect any Parent Indemnified Party or any other person entitled to the benefit of this Section 6.12 without the prior written consent of the affected Parent Indemnified Party or affected person.

(c)          Parent shall obtain at or prior to the Merger Effective Time a six (6)-year “tail” policy (the “Tail Policy”) under Parent’s existing directors’ and officers’ insurance policy providing at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured with respect to claims against the present and former officers and directors of Parent and any of its Subsidiaries arising from facts or events which occurred at or before the Closing; provided, however, that Parent shall not be obligated to expend an amount in excess of 300% of the current annual premium paid as of the date hereof by Parent for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at a premium equal to the Premium Cap.

Section 6.13         Background Licenses.

(a)          Effective as of the Closing Date, New CommerceOne, on behalf of itself and the CommerceOne Group, hereby grants to Purchaser and the Transferred Entities a non-exclusive, non-transferable (except as set forth in Section 6.13(c)), non-sublicensable (except as set forth in Section 6.13(d)), royalty-free, fully paid-up, perpetual, irrevocable, worldwide license to or under all Intellectual Property (excluding Marks, domain names and social media handles) owned by any member of the CommerceOne Group as of the Closing that is used or practiced in the conduct of the Business as of the Closing, solely to operate the Business (including to make, have made, sell, offer to sell, import, copy, reproduce, perform, display, distribute, practice, make derivative works of, and otherwise use and exploit the products and services of the Business) and natural evolutions thereof.

(b)          Effective as of the Closing Date, Purchaser, on behalf of itself and the Transferred Entities, hereby grants to the CommerceOne Group a non-exclusive, non-transferable (except as set forth in Section 6.13(c)), non-sublicensable (except as set forth in Section 6.13(d)), royalty-free, fully paid-up, perpetual, irrevocable, worldwide license to or under all Transferred Intellectual Property (excluding Marks, domain names and social media handles) used or practiced in the conduct of any Retained Businesses as of the Closing, solely to operate any Retained Businesses (including to make, have made, sell, offer to sell, import, copy, reproduce, perform, display, distribute, practice, make derivative works of, and otherwise use and exploit the products and services of any Retained Businesses) and natural evolutions thereof.

(c)          Each of Purchaser (and the Transferred Entities) and the CommerceOne Group, as licensees of the rights granted under Section 6.13(a) and Section 6.13(b), respectively, may assign its rights or delegate its obligations under this Section 6.13, in whole or in part (i) to a Person, including an Affiliate, that acquires all or any material portion of the business to which the license relates (including by operation of Law, merger, reorganization, acquisition, sale or otherwise), or (ii) to an acquiror in connection with any sale, divestiture or spin-off of all or substantially all of the assets of the business to which the license relates.

(d)          Each of Purchaser (and the Transferred Entities) and the CommerceOne Group, as licensees, may sublicense the rights granted to it under Section 6.13(a) or Section 6.13(b), respectively, to (i) their respective Affiliates (only for the period that such entities remain Affiliates), (ii) third party service providers solely for the purpose of providing products or services to or on behalf of the Purchaser or Transferred Entities or the CommerceOne Group, as applicable, in furtherance of their respective businesses (i.e., with respect to Purchaser and the Transferred Entities, the Business (and its natural evolutions)), and with respect to the CommerceOne Group, the Retained Businesses (and their natural evolutions) in the ordinary course, and (iii) to customers and end-users of the services of the Purchaser or Transferred Entities or the CommerceOne Group, solely for their use of products or services provided as part of their respective businesses (i.e., with respect to Purchaser and the Transferred Entities, the Business (and its natural evolutions), and with respect to the CommerceOne Group, the Retained Businesses (and their natural evolutions)) in the ordinary course.

Section 6.14         Transitional Trademark License.  Effective as of the Closing Date, Purchaser, on behalf of itself and the Transferred Entities, hereby grants to the CommerceOne Group, for a transitional period of up to eighteen (18) months immediately following the Closing (or, solely to the extent reasonably necessary due to regulatory requirements or other obligations under applicable Law, such longer period as reasonably necessary in accordance therewith, not to exceed an additional twelve (12) months) a worldwide, royalty-free, non-transferable, non-exclusive, license to continue to use and display the Marks constituting Transferred Intellectual Property and used in any Retained Business as of the Closing Date (“Transitional Marks”), solely for the continued operation of the Retained Businesses in a manner reasonably consistent with the CommerceOne Group’s use and display of the Marks prior to the Closing Date.  The CommerceOne Group may sublicense the rights granted in this Section 6.14 to the other members of the CommerceOne Group, together with its and their authorized distributors, vendors, subcontractors, and resellers acting on behalf of the CommerceOne Group, solely for the purposes permitted under this Section 6.14 provided that the CommerceOne Group shall ensure that any sublicensee shall agree that its use of the Transitional Marks is subject to this Section 6.14. CommerceOne Group shall remain responsible for the compliance and the acts or omissions of any sublicensee, and a breach of this Section 6.14 by a sublicensee shall be deemed to constitute a breach by the CommerceOne Group.  All use of the Transitional Marks by the CommerceOne Group, and CommerceOne Group will use commercially reasonable efforts to ensure that the use of the Transitional Marks by any sublicensee, shall be consistent with the standards of and reputation for quality in effect for the use of the Transitional Marks prior to the date hereof.  Without in any way limiting the foregoing, CommerceOne Group shall, at its sole expense, use the Transitional Marks in a manner that complies in all material respects with all applicable Laws pertaining to the Retained Businesses.  CommerceOne Group shall not take any action that it should reasonably know would be detrimental to the value of the Transitional Marks or to the rights of Purchaser and the Transferred Entities in and to the Transitional Marks.  Any and all goodwill arising from the CommerceOne Group’s or any of their sublicensees’ use of the Transitional Marks as permitted in this Section 6.14 shall inure solely to the benefit of the applicable Transferred Entities that own the applicable Transitional Marks.

Section 6.15         Transition Services Agreement.  Attached hereto as Exhibit A are the terms of the Transition Services Agreement excluding the schedules thereto (such excluded schedules, the “TSA Schedules”), to be entered into between Purchaser and New CommerceOne, or their respective Affiliates, on the Closing Date.  In connection with the foregoing, between the date hereof and the Closing Date, Parent, Purchaser and New CommerceOne will cooperate reasonably and in good faith to finalize the scope and other terms of the services to be provided pursuant to the Transition Services Agreement and the TSA Schedules.

Section 6.16         Master Services Agreement.  Attached hereto as Exhibit B are the terms of the Master Services Agreement excluding the schedules thereto (such excluded schedules, the “MSA Schedules”), to be entered into between Purchaser and New CommerceOne, or their respective Affiliates, on the Closing Date.  In connection with the foregoing, between the date hereof and the Closing Date, Parent, Purchaser and New CommerceOne will cooperate reasonably and in good faith to finalize the scope and other terms of the services to be provided pursuant to the Master Services Agreement and the MSA Schedules, which terms will be consistent with Schedule V.

Section 6.17         Insurance.  From and after the Closing, the CommerceOne Group shall cease to be insured by the current and historical insurance policies or programs of the Transferred Entities or by any of the current and historical self-insured programs of the Transferred Entities, and none of New CommerceOne, Parent Bank or their Affiliates shall have any access, right, title or interest to or in any such insurance policies, programs or self-insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover any of their respective assets or Liabilities or of or arising from the operation of the Retained Business, in each case including with respect to all known and incurred but not reported claims; provided that the foregoing shall not apply to Parent’s and its Subsidiaries’ bank-owned life insurance policies. Notwithstanding the foregoing, following the Closing, with respect to events or circumstances to the extent relating to the Excluded Assets, the Excluded Liabilities or member of the CommerceOne Group or the Retained Businesses that occurred or existed at or prior to the Closing and are covered by third-party occurrence-based insurance policies of the Transferred Entities (the “Covered Insurance Policies”), Purchaser and Parent shall (and shall cause the applicable other Transferred Entities to) (i) use reasonable best efforts to cooperate with the applicable member of the CommerceOne Group to submit any claims under the Covered Insurance Policies and (ii) promptly remit to such member of the CommerceOne Group any amounts recovered by such Transferred Entity or any of its Affiliates in respect of any such covered claims under the Covered Insurance Policies. New CommerceOne shall indemnify, hold harmless and reimburse Parent or its applicable Affiliates for any deductibles or retentions of third party insurers as a result of any such claims or the member of the CommerceOne Group’s access to such Covered Insurance Policies following the Closing. Parent or its Affiliates may amend any insurance policies in the manner that Parent or its Affiliates deem appropriate to give effect to this Section 6.17; provided that Parent or its Affiliates shall not amend, modify, terminate or waive any coverage under any Covered Insurance Policies with respect to periods at or prior to the Closing in a manner that would impair coverage thereunder available for the covered claims or otherwise limit the rights of any member of the CommerceOne Group under this Section 6.17. Except as expressly provided in this Section 6.17, from and after the Closing, the CommerceOne Group shall be responsible for securing all insurance it considers appropriate for the Retained Business.  Except as expressly provided in this Section 6.17, New CommerceOne further covenants and agrees that it will not, and will cause the members of the CommerceOne Group not to, seek to assert or exercise any rights or claims of Parent Bank or the Retained Business under or in respect of any such past or current insurance policy, program or self-insurance program of any Transferred Entity under which, at any time prior to Closing, Parent Bank or the Retained Business has been a named insured.

Section 6.18         Transaction Litigation. Prior to the earlier of the Closing and the valid termination of this Agreement, Parent shall control the defense of any litigation brought by stockholders of Parent against Parent and/or its officers and/or directors relating to the Sale Process, this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby (such litigation, “Transaction Litigation”); provided that Parent shall give Purchaser and New CommerceOne the opportunity to consult with Parent regarding the defense or settlement of any Transaction Litigation. Purchaser, New CommerceOne and Parent shall promptly provide the other parties with copies of all proceedings and correspondence relating to any Transaction Litigation.  Following the Closing, Purchaser shall control the defense of any Transaction Litigation; provided that Purchaser shall give New CommerceOne the opportunity to consult with Purchaser regarding the defense or settlement of any Transaction Litigation. None of Parent, New CommerceOne or Purchaser shall settle any Transaction Litigation without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed, if, in connection with such settlement, (x) no equitable or injunctive relief is granted as part of such settlement and (y) to the extent such parties are named in such Transaction Litigation, such settlement includes an express, complete and unconditional release of New CommerceOne, Parent or Purchaser, as applicable, and its directors, officers, employees and agents with respect to all claims asserted in such Transaction Litigation to the extent applicable). Each of New CommerceOne, Parent and Purchaser shall, and shall cause their respective Subsidiaries and their and their respective Subsidiaries’ Representatives to, cooperate in the defense or settlement of any litigation contemplated by this Section 6.18.

Section 6.19         Certain Reimbursement Obligations.  Parent, New CommerceOne and Purchaser agree that New CommerceOne shall bear and be responsible for (a) 50% of (i) the amount of the premium of the Tail Policy, (ii) solely to the extent not paid by an insurance policy that constitutes a Business Asset, the Liabilities arising out of or related to the Actions set forth on Section 6.19(a)(ii) of the Parent Disclosure Schedule, (iii) the Parent Transaction Expenses and (iv) the Equity Award Tax Obligations (the amounts contemplated by clauses (i), (ii), (iii) and (iv), the “Shared Reimbursement Liabilities”) and (b) (i) solely to the extent not paid by an insurance policy that constitutes a Business Asset, the Liabilities arising out of or related to the matters set forth on Section 6.19(b)(i) of the Parent Disclosure Schedule (the amounts contemplated by clause (b)(i), the “Specified Liabilities”) and (ii) Equity Award Obligations (the amounts contemplated by clauses (a) and (b), the “New CommerceOne Reimbursement Obligations” ). Notwithstanding anything in this Agreement to the contrary, following the Closing, New CommerceOne shall reimburse Purchaser in cash for any amounts actually paid, whether prior to, at or following the Closing, by Parent or Purchaser (or their respective Affiliates) in respect of the New CommerceOne Reimbursement Obligations promptly upon (and, in any event, no later than two (2) Business Days following) receipt of demand therefor.

Section 6.20         Funding of Purchase Price.  Purchaser shall fund the Purchase Price immediately prior to the Closing (as defined in the Merger Agreement) under the Merger Agreement.

ARTICLE VII

EMPLOYEE MATTERS COVENANTS

Section 7.1           Transferred Business Employees; Allocation of Liabilities.

(a)          Prior to the Closing, Parent shall use reasonable efforts to transfer the employment of (i) each Business Employee who is not employed by a Transferred Entity to a Transferred Entity located in the same jurisdiction as the Business Employee is employed effective as of no later than immediately prior to the Closing Date, and (ii) any employee who is not a Business Employee but is employed by a Transferred Entity to Parent Bank.

(b)          The parties intend that there shall be continuity of employment with respect to all Transferred Business Employees as set forth in this Section 7.1.

(c)          Each individual who is not a Business Employee and who is employed by Parent Bank as of the Closing, following the application of the provisions of this Section 7.1, shall be referred to herein as a “Parent Bank Employee” and each Business Employee who is employed by a Transferred Entity as of the Closing, following the application of this Section 7.1, shall be referred to herein as a “Transferred Business Employee.”

Section 7.2           Terms and Conditions of Employment.

(a)          With respect to each Transferred Business Employee, Purchaser shall provide or cause to be provided, for the one-year period commencing on the Closing Date (the “Continuation Period”), (i) the wage rate or cash salary level that is no less favorable than the wage rate or cash salary level in effect for such Transferred Business Employee immediately prior to the Closing, (ii) the same target cash incentive compensation opportunities in effect for such Transferred Business Employee immediately prior to the Closing, and (iii) other employee benefits (excluding equity and equity-based, long-term incentive compensation, severance, nonqualified deferred compensation, defined benefit pension and retiree health plan benefits and any retention, transaction or change in control bonuses) that are substantially comparable in the aggregate, than those provided to such Transferred Business Employee immediately prior to the Closing.  Additionally, Purchaser agrees that each Transferred Business Employee shall, during the Continuation Period, be eligible for severance benefits on terms and in amounts that are no less favorable than the severance benefits for which such Transferred Business Employee was eligible immediately prior to the Merger Effective Time and with respect to Business Employees who are not party to an individual agreement under the plans listed on Section 7.2 of the Parent Disclosure Schedule.

(b)          Purchaser agrees that the consummation of the Sale shall constitute a “change in control,” “change of control,” “corporate transaction” or term of similar import under each applicable Transferred Entity Benefit Plan.

Section 7.3           Service Credit.  As of and after the Closing, Purchaser shall use reasonable best efforts to, or shall use reasonable best efforts to cause the applicable Transferred Entity to, give each Transferred Business Employee full credit for all purposes under (i) each employee benefit plan, policy or arrangement, and (ii) any other service-based or seniority-based entitlement, in each case maintained or made available for the benefit of Transferred Business Employees as of and after the Closing by Purchaser or any of its Affiliates, for such Transferred Business Employee’s service prior to the Closing with Parent and its applicable Affiliates (including the Transferred Entities) and their respective predecessors, to the same extent such service is recognized by Parent and its applicable Affiliates (including the Transferred Entities) immediately prior to the Closing; provided that such credit shall not be given to the extent that it would result in a duplication of benefits for the same period of service.

Section 7.4           Health Coverages.  Purchaser shall cause each Transferred Business Employee (and his or her eligible dependents) that was covered by Transferred Entity Benefit Plan which is a group health plan (a “Transferred Entity Health Plan”) immediately prior to Closing to either (a) continue to be covered by the Transferred Entity Health Plan or (b) be covered by a group health plan that complies with the provisions of Section 7.2(a), as applicable, and does not limit or exclude coverage on the basis of any pre-existing condition of such Transferred Business Employee or dependent (other than any limitation already in effect under the corresponding group health Benefit Plan) or on the basis of any other exclusion or waiting period not in effect under the Transferred Entity Health Plan.  To the extent Purchaser maintains group health plans in which such Transferred Business Employee becomes eligible to participate for the first time following the Closing, Purchaser and its Affiliates shall use reasonable best efforts to provide such Transferred Business Employee full credit, for the first year of eligibility, for any deductible, co-payment or out-of-pocket expenses already incurred by the Transferred Business Employee under the applicable Transferred Entity Health Plan during such year for purposes of any deductible, co-payment or maximum out-of-pocket expense provisions, as applicable, of such Purchaser group health plans.

Section 7.5           Severance Indemnity.  In the event that (a) a Business Employee does not, for any reason, continue employment with Purchaser or its Affiliates (including a Transferred Entity) at or after the Closing or (b) the Sale, or any action taken in order to effectuate the Sale, results in a Business Employee being deemed to have incurred a termination of employment despite such Business Employee’s continued employment with Purchaser or its Affiliates (including a Transferred Entity) at or after the Closing, which, in either case, results in any obligation, contingent or otherwise, of CommerceOne Group to pay any severance or other compensation or benefits to any Business Employee or any additional Liability incurred by CommerceOne Group in connection therewith, Purchaser shall, and shall cause its Affiliates to, reimburse and otherwise indemnify and hold harmless CommerceOne Group for all such severance and other compensation benefits and additional Liabilities.

Section 7.6           Accrued Vacation, Sick Leave and Personal Time.  At and following the Closing, Purchaser shall recognize and honor all accrued and unused vacation, sick leave and other paid time off of each Transferred Business Employee in accordance with the terms of the applicable Transferred Entity Benefit Plan.

Section 7.7           Cash Incentive Compensation.  Purchaser shall retain all Liabilities for any cash incentive compensation (including sales commissions, residual commissions and portfolio equity rights) payable under any Transferred Entity Benefit Plan, other than any Liability under any such Transferred Entity Benefit Plan with respect to a Parent Bank Employee, which Liability shall be assumed by CommerceOne Group as of the Closing and for which Purchaser and its Affiliates shall not have any Liability following the Closing.

Section 7.8           Long-Term Incentive Compensation.

(a)          Effective as of the Closing, each outstanding restricted stock unit award in respect of common stock of Parent (“Parent Common Stock”) that is held by a Transferred Business Employee and is subject to one or more performance-based vesting conditions (each, a “Parent PSU Award”) will be treated as follows and paid in accordance with the terms and conditions set forth in the Merger Agreement:

(i)          each unvested Parent PSU Award that was granted in calendar year 2025 shall fully vest, and be cancelled and converted automatically into the right to receive (without interest and less applicable tax withholdings, which withholding taxes shall be deducted from the cash payment to which the holder is entitled pursuant to Section 1.11(b) of the Merger Agreement) the Green Dot Merger Consideration (as defined in the Merger Agreement) in respect of each share of Parent Common Stock subject to such Parent PSU Award, determined by deeming any applicable performance-based vesting criteria applicable to such Parent PSU Award achieved at 150% of the target level of performance for the 2025 performance period applicable to the Parent RSU Award granted in 2025 and the target level of performance for each of the 2026 and 2027 performance periods (each such Parent PSU Award, a “Vesting PSU Award”); and

(ii)         each unvested Parent PSU Award that is not a Vesting PSU Award shall be cancelled without any consideration to the holder of such Parent PSU Award.

(b)          Effective as of the Closing, each outstanding restricted stock unit award in respect of Parent Common Stock that is held by a Transferred Business Employee and is subject to solely time-based vesting conditions (each, a “Parent RSU Award”) will be treated as follows in accordance with the applicable provisions in the Merger Agreement:

(i)          each unvested Parent RSU Award that would otherwise vest in accordance with its terms on or before June 30, 2026, shall fully vest, and be cancelled and converted automatically into the right to receive (without interest and less applicable tax withholdings, which withholding taxes shall be deducted from the cash payment to which the holder is entitled pursuant to Section 1.11(d) of the Merger Agreement) the Green Dot Merger Consideration (as defined in the Merger Agreement) in respect of each share of Parent Common Stock subject to such Parent RSU Award (each such Parent RSU Award, a “Vesting RSU Award”); provided that, with respect to any Vesting RSU Award that constitutes nonqualified deferred compensation subject to Section 409A of Code, and that is not permitted to be paid at the Closing without the application a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the Stock Plan and applicable award agreement that will not result in the application of a Tax or penalty under Section 409A of the Code; and

(ii)         each unvested Parent RSU Award that is not a Vesting RSU Award shall be cancelled without any consideration to the holder of such Parent RSU Award.

(c)          Notwithstanding anything herein to the contrary, to the extent that any such Parent RSU Award would by its terms, vest solely as a result of the Sale or occurrence of the Merger Effective Time, then such Parent RSU Award shall be treated in accordance with the terms of the Merger Agreement.

(d)          Purchaser shall indemnify, defend and hold harmless CommerceOne Group from and against all obligations and other Liabilities (including Liabilities for Taxes) arising out of the forfeiture of, or relating to, each Parent PSU Award and Parent RSU Award, other than CommerceOne Group’s obligation to deliver shares of common stock of New CommerceOne pursuant to the Merger Agreement in respect of the Vesting PSU Awards and Vesting RSU Awards and 50% of the Equity Award Tax Obligations.  CommerceOne Group shall indemnify, defend and hold harmless Purchaser from and against all obligations and other Liabilities (including Liabilities for Taxes) arising out of the forfeiture of, or relating to, each outstanding restricted stock unit award in respect of Parent Common Stock that is held by any individual other than a Business Employee.

Section 7.9           Management Incentive Plan.  Following the Closing, Purchaser shall establish, or shall cause an Affiliate of Purchaser to establish, a management incentive plan providing for awards representing, in the aggregate, five percent (5%) of the fully diluted equity of the Business (the “MIP” ).  Participants in the MIP will include certain Transferred Business Employees, with allocations of awards under the MIP to be made by Smith Ventures in its sole discretion.

Section 7.10         Retention Program.  Purchaser shall retain or assume all Liabilities and obligations in respect of the Retention Program set forth on Section 7.10 of the Parent Disclosure Schedule.

Section 7.11         Bank Benefit Plans; Transferred Entity Benefit Plans.  Effective as of the Closing, the active participation of any Parent Bank Employees (and their spouses and dependents) in a Transferred Entity Benefit Plan will cease due to such Parent Bank Employees no longer being employed by an entity that is a participating employer in such plans and, to the extent necessary, Parent shall cause Parent Bank to be removed as a participating employer in any Transferred Entity Benefit Plan that lists Parent Bank as a participating employer.  Except as otherwise expressly provided in this Article VII, Purchaser shall not assume any obligations under, or Liabilities with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other contracts, or related obligations pertaining to, any Bank Benefit Plan. As of the Closing, except as otherwise expressly provided in this Article VII, Purchaser and its Affiliates shall assume or retain, or cause the Transferred Entities to assume or retain, as the case may be, sponsorship of, and all Liabilities and other obligations with respect to, the Transferred Entity Benefit Plans, and CommerceOne Group shall not assume or retain any Liabilities or obligations with respect to such Transferred Entity Benefit Plans.

Section 7.12         Business Employee Disclosure; Labor Obligations.

(a)          At least thirty (30) days prior to the Closing, Parent shall provide Purchaser with a Business Employee List.

(b)          Prior to the Closing Date, Parent and Purchaser shall cooperate in good faith to determine the allocation of employees and individual independent contractors between the Business and the Retained Businesses.  In connection with such allocation, Parent and Purchaser shall jointly identify employees and individual independent contractor whose duties support the Business and the Retained Businesses (the “Shared Service Providers” ), and shall allocate such Shared Service Providers in a manner that ensures, to the extent reasonably practicable and taking into account all applicable compliance standards and regulatory requirements, the continued adequate operation of the Business and the Retained Businesses following the Closing. Notwithstanding anything in this Section 7.12 to the contrary, Parent shall not be required to take any action, or to refrain from taking any action, that would reasonably be expected to jeopardize the safety or soundness of the Retained Businesses. Parent shall provide Purchaser with any updates to the Business Employee List to reflect any Shared Service Providers allocated to the Business in accordance with the foregoing sentence.

(c)          Prior to the Closing, Parent shall cause its respective Affiliate to effectuate the termination of each employee and consultant dedicated to the Business and located in China in compliance with applicable Law, and shall, to the fullest extent permitted under applicable Law, fully and timely pay to each such employee and consultant all compensation (including resulting from their termination) due and owing as of or prior to the Closing Date under applicable Law or Contract.  Purchaser, Parent and their respective Affiliates, as applicable (including the Transferred Entities), shall cooperate to satisfy any notice, information, consultation, consent or bargaining obligations to any employee or any labor union, works council or other labor organization or employee representative, which is representing any employee dedicated to the Business, or any applicable labor tribunal, in connection with the transactions contemplated by this Agreement.

Section 7.13         No Third Party Beneficiaries.  Without limiting the generality of Section 12.5, nothing in this Agreement is intended to or shall (a) be treated as an amendment to, or be construed as amending, any Bank Benefit Plan, Transferred Entity Benefit Plan or other benefit plan, program or agreement sponsored, maintained or contributed to by Parent, any Transferred Entity, Purchaser or any of their respective Affiliates, (b) prevent Purchaser or its Affiliates from terminating any Transferred Entity Benefit Plan or any other benefit plan in accordance with its terms, (c) prevent Purchaser or its Affiliates, on or after the Closing Date, from terminating the employment of any Transferred Business Employee, or (d) except as set forth in Section 12.5, confer any rights or remedies (including third-party beneficiary rights) on any current or former director, employee, consultant or independent contractor of Parent, any Transferred Entity, Purchaser or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.

ARTICLE VIII

TAX MATTERS

Section 8.1           Cooperation and Exchange of Information.

(a)          Each party to this Agreement shall, and shall cause its Affiliates to, provide to the other party to this Agreement such cooperation, documentation and information as either of them reasonably may request in (i) preparing or filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a Liability for Taxes or a right to refund of Taxes or (iii) participating in any Tax Proceeding, in each case in respect of a Taxable period (or portion thereof) prior to the Closing and relating to the Transferred Entities and the Business Assets.  Such cooperation and information shall include, to the extent reasonably required in connection with the foregoing and, in the case of documentation and information, to the extent the requested party has in its possession or can obtain without commercially unreasonable effort, providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property and other information.

(b)          Notwithstanding anything to the contrary in this Agreement, in no event shall Purchaser or any of its Affiliates be entitled to receive or view any Tax Return of (A) New CommerceOne or any of its Affiliates (other than the Transferred Entities) or (B) any consolidated, affiliated, fiscal, loss sharing, combined or similar group of which any member of the CommerceOne Group is a member (the “CommerceOne Consolidated Group”).

Section 8.2           Tax Sharing Agreements.  On or before the Closing Date, the rights and obligations of the Transferred Entities pursuant to all Tax sharing agreements or arrangements (whether written or otherwise and other than this Agreement), if any, to which any of the Transferred Entities, on the one hand, and any member of the CommerceOne Group, on the other hand, are parties, shall terminate, and neither any member of the CommerceOne Group, on the one hand, nor any of the Transferred Entities, on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements.

Section 8.3           Tax Treatment of Payments.  Except to the extent otherwise required by applicable Law, New CommerceOne, Purchaser, the Transferred Entities and their respective Affiliates shall treat any and all indemnification payments under this Agreement (pursuant to Article XI or otherwise) as an adjustment to the purchase price for Tax purposes.

Section 8.4           Transfer Taxes.  Notwithstanding anything to the contrary in this Agreement, New CommerceOne and Purchaser shall each be responsible for one-half of any sales, use, transfer, real property transfer, registration, documentary, stamp, value added or similar Taxes and related fees and costs imposed on or payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”).  The party responsible under applicable Law for filing the Tax Returns with respect to any such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party.  New CommerceOne and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes; provided that, notwithstanding any of the foregoing, neither New CommerceOne nor any of its Affiliates shall be required to file any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, or any claim for any reduction thereof, if New CommerceOne determines in its sole discretion that the filing of such claim or any related action would have an adverse effect on New CommerceOne or any of its Affiliates.

Section 8.5           Post-Closing Actions.  Purchaser shall not, and shall cause its Affiliates (including, after the Closing, the Transferred Entities) not to, (a) make any election with respect to any Transferred Entity (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3 and any election under Section 338 or 336 of the Code), or change any method of Tax accounting or any Tax accounting period of any Transferred Entity, which election or change would be effective on or prior to the Closing Date or (b) take any action or engage in any transaction on the Closing Date after the Closing (other than in the ordinary course of business or otherwise contemplated by this Agreement) that would reasonably be expected to increase any liability of New CommerceOne or its Affiliates for Taxes.

Section 8.6           Purchase Price Allocation.

(a)          The parties hereto acknowledge that, because each Transferred Entity will be classified as a disregarded entity for U.S. federal income tax purposes immediately prior to the Sale (after giving effect to the Conversion, the Distribution and the DRE Election), the Sale will be treated for U.S. federal (and any applicable state or local) income tax purposes as a purchase and sale of the Business Assets and the assets of the Transferred Entities.  Within seventy-five (75) days after the Closing Date, New CommerceOne shall deliver a proposed allocation that provides the manner in which the Purchase Price (together with such other amounts, such as liabilities relating thereto, properly taken into account as purchase price under the Code) shall be allocated among the Business Assets and the assets of the Transferred Entities, which allocations shall be made in accordance with Section 1060 of the Code and the applicable Treasury Regulations and, to the extent not inconsistent therewith, any other applicable Tax Law (the “Proposed Allocation”).  Purchaser may, within 20 days of receipt of such Proposed Allocation, provide any reasonable objections, in writing, to New CommerceOne, and New CommerceOne and Purchaser shall use reasonable best efforts to resolve any differences between them within 15 days of New CommerceOne’s receipt of any such objections by Purchaser.  In the event that an agreement cannot be reached, each of Purchaser and New CommerceOne shall be responsible for its own determinations of the proper allocation of the Purchase Price (together with such other amounts, such as liabilities relating thereto, properly taken into account as purchase price under the Code).

(b)          Any allocation agreed to between New CommerceOne and Purchaser shall be binding upon New CommerceOne and Purchaser and their respective Affiliates.  New CommerceOne and Purchaser agree that they shall not, and shall not permit any of their respective Affiliates to, take a position (unless required by a final determination within the meaning of Section 1313(a) of the Code or any similar state, local or non-U.S. law) on any Tax Return or in any Tax audit or examination before any Governmental Entity that is in any way inconsistent with such agreed allocation.

(c)          Purchaser and New CommerceOne shall promptly inform each other of any challenge by any Governmental Entity to any allocation made pursuant to this Section 8.6 and shall consult with and keep each other informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

Section 8.7           DRE Election.  Prior to the Closing, Santa Barbara Tax Products Group, LLC shall elect (on IRS Form 8832) to be classified as a disregarded entity for U.S. federal income tax purposes, with an effective date at least one day prior to the Closing Date (the “DRE Election”).

ARTICLE IX

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 9.1           Conditions to Obligation of Each Party to Close.  The respective obligations of each party to effect the Closing shall be subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and Purchaser at or prior to the Closing of the following conditions:

(a)          HSR Clearance.  The waiting period applicable to the consummation of the Closing under the HSR Act shall have expired or been terminated.

(b)          No Injunctions.  No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Closing or any of the transactions contemplated by this Agreement shall be in effect and no law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Closing or any of the transactions contemplated by this Agreement (a “Legal Restraint”).

(c)          Merger Agreement.  Each of the conditions set forth in Article VII of the Merger Agreement shall have been satisfied or waived, other than the condition in Section 7.1(f) thereof (and other than those conditions under the Merger Agreement that by their nature are to be satisfied on the Closing Date (as defined in the Merger Agreement), provided that such conditions would be satisfied if the Closing (as defined in the Merger Agreement) were then to occur, and those conditions that have been waived in accordance with the Merger Agreement).

(d)          Stockholder Approval.  The transactions contemplated by this Agreement shall have been adopted by the stockholders of Parent by the Requisite Parent Vote.

Section 9.2           Conditions to Purchaser’s Obligation to Close.  In addition to the conditions set forth in Section 9.1, Purchaser’s obligation to effect the Closing shall be subject to the satisfaction or waiver by Purchaser at or prior to the Closing of the following additional conditions:

(a)          Representations and Warranties.  (i) The representations and warranties of Parent set forth in Section 3.1, Section 3.3 and Section 3.7 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, only as of such date), (ii) the representations and warranties of Parent set forth in Section 3.2 shall be true and correct in all but de minimis respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, only as of such date) and (iii) each of the other representations and warranties of Parent contained in Article III shall, without giving effect to any materiality or “Business Material Adverse Effect” qualifications therein, be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, only as of such date), except in the case of this clause (iii), where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(b)          Covenants and Agreements.  Subject to Section 6.10(g), the covenants and agreements of Parent to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c)          Absence of Certain Events.  Since the date of this Agreement, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Business Material Adverse Effect.

(d)          Officer’s Certificate.  Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Parent by an executive officer of Parent, stating that the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been satisfied.

Section 9.3           Conditions to Parent’s Obligation to Close.  In addition to the conditions set forth in Section 9.1, the obligations of Parent to effect the Closing shall be subject to the satisfaction or waiver by Parent at or prior to the Closing of the following additional conditions:

(a)          Representations and Warranties.  (i) The representations and warranties of Purchaser set forth in Section 4.1, Section 4.2 and Section 4.5 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, only as of such date) and (ii) each of the other representations and warranties of Purchaser contained in Article IV shall, without giving effect to any materiality or “Purchaser Material Adverse Effect” qualifications therein, be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (or, in the case of representations and warranties that are made as of a specific date, only as of such date), except in the case of this clause (ii), where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)          Covenants and Agreements.  The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c)          Officer’s Certificate.  Parent shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 9.3(a) and Section 9.3(b) have been satisfied.

Section 9.4           Frustration of Closing Conditions.  Neither Purchaser nor Parent may rely as a basis for terminating this Agreement on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement, including Section 6.3.

ARTICLE X

TERMINATION

Section 10.1         Termination.  Notwithstanding anything to the contrary in this Agreement, this Agreement will be automatically terminated and the transactions contemplated by this Agreement abandoned if the Merger Agreement is terminated prior to the completion of the Mergers.  In addition, this Agreement may be terminated at any time prior to the Closing:

(a)          by mutual written consent of Parent and Purchaser; or

(b)          by either Parent or by Purchaser, if:

(i)          if the Closing shall not have been consummated on or before November 23, 2026 (the “Termination Date”); provided that (i) if on such date, any of the conditions to the Closing set forth in (A) Section 9.1(a), (B) Section 9.1(b) (to the extent related to a matter set forth in Section 9.1(a)), (C) Section 9.1(c) (to the extent related to a matter set forth in Sections 7.1(a), 7.1(b), 7.1(c), 7.1(d) or 7.(e) of the Merger Agreement (in the case of Sections 7.1(a) or 7.1(b) of the Merger Agreement, to the extent related to a failure of Section 7.1(d) of the Merger Agreement to have been satisfied, and in the case of Section 7.1(e) of the Merger Agreement, to the extent related to a matter set forth in Section 7.1(c) of the Merger Agreement)) or (D) Section 9.1(d) (to the extent related to a failure of Section 7.1(d) of the Merger Agreement to have been satisfied) shall not have been satisfied or waived on or prior to such date, but all other conditions set forth in Article IX shall have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date), then the Termination Date shall be automatically extended to February 23, 2027, and such date shall become the Termination Date for purposes of this Agreement; (ii) if all the conditions set forth in Article IX are satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date) on a date that occurs on or prior to the Termination Date but the Closing would thereafter occur in accordance with Section 2.2(a) on a date (the “Specified Date”) after the Termination Date, then the Termination Date shall automatically be extended to such Specified Date and the Specified Date shall become the Termination Date for all purposes of this Agreement; and (iii) the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to a party if the failure of the Closing to have been consummated on or before the Termination Date was caused by the failure of such party to perform any of its obligations under this Agreement;

(ii)         Parent (in the case of a termination by Purchaser) or Purchaser (in the case of a termination by Parent) shall have materially breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 9.2(a), Section 9.2(b), Section 9.3(a) or Section 9.3(b), as applicable, and (B) has not been cured prior to the earlier of (1) the Termination Date or (2) the date that is thirty (30) days from the date that the breaching or non-performing party is notified in writing by the other party of such breach or failure to perform, which notice shall state the party’s intention to terminate this Agreement pursuant to this Section 10.1(b)(ii) and the basis for such termination; provided that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to any party to this Agreement if such party shall have materially breached or failed to perform any of its covenants or agreements contained in this Agreement;

(iii)        any Legal Restraint permanently enjoining or prohibiting consummation of the Closing shall be in effect and shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.1(b)(iii) shall not be available to any party to this Agreement whose failure to perform any material covenant or obligation under this Agreement has been the cause of, or has resulted in, any such Legal Restraint; or

(iv)        if the Requisite Parent Vote shall not have been obtained upon a vote taken thereon at a meeting of Parent stockholders duly convened therefor or at any adjournment or postponement thereof; or

(c)           by Parent, if (i) all of the conditions in Section 9.1 and Section 9.2 (other than those conditions that by their nature are to be satisfied on the Closing Date, but which are capable of being satisfied if the Closing were to occur) have been satisfied or waived in writing, (ii) Parent has notified Purchaser in writing at least two (2) Business Days prior to such termination that Parent is ready, willing and able to consummate the Closing and the transactions contemplated by the Merger Agreement and (iii) Purchaser has failed to consummate the Closing within two (2) Business Days after the giving of such notice by Parent pursuant to the preceding clause (ii).

In the event of termination by Parent or Purchaser pursuant to this Section 10.1, written notice of such termination shall be given by the terminating party to the other party.

Section 10.2         Effect of Termination.

(a)          In the event of termination of this Agreement by either or both of Parent and Purchaser pursuant to Section 10.1, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any party to this Agreement or its Affiliates or its or their respective officers, directors, equity holders employees and agents, except as set forth in the Confidentiality Agreements; provided that termination of this Agreement shall not relieve any party hereto from Liability for Fraud or willful and material breach of this Agreement.  Notwithstanding anything to the contrary contained herein, the provisions of Section 6.2, the second sentence of Section 6.3(e), the last sentence of Section 6.10(d) and Section 6.10(f), Article XII (General Provisions) and this Section 10.2 shall survive any termination of this Agreement.  For purposes of this Agreement, “willful and material breach” means a willful and material breach of this Agreement that is the consequence of an intentional act or intentional failure to act by a party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement.

(b)          Purchaser shall pay (or cause to be paid) to Parent (or its designee) $40,000,000 (the “Purchaser Termination Fee”) if Parent terminates this Agreement pursuant to Section 10.1(b)(ii) or Section 10.1(c) (or if this Agreement is terminated pursuant to another provision of Section 10.1 (including the first sentence thereof) at a time when this Agreement is terminable by Parent pursuant to Section 10.1(b)(ii) or Section 10.1(c)).  Any fee due under this Section 10.2(b) shall be paid by wire transfer to the account specified in writing by Parent of same-day funds within two (2) Business Days after such termination.

(c)          If Purchaser fails to promptly pay any amount when due pursuant to this Section 10.2, then Purchaser will reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such amounts and the enforcement by Parent of its rights under this Section 10.2 within two (2) Business Days after Parent provides Purchaser with a notice of such amounts.  In addition, if Purchaser fails to promptly pay any amount when due pursuant to this Section 10.2, Purchaser shall pay or cause to be paid to Parent (or its designee) the amount due, together with interest accruing daily on such amount at an annual rate equal to ten percent (10%) from the date on which such payment was due.

(d)          Each of the parties acknowledges that (i) the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by this Agreement and (ii) without these agreements, the parties would not enter into this Agreement.  The parties acknowledge and hereby agree that the Purchaser Termination Fee if, as and when required to be paid pursuant to this Section 10.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Closing, which amount would otherwise be impossible to calculate with precision.  In no event shall Purchaser be required to pay to Parent (or its designee) more than one Purchaser Termination Fee pursuant to this Agreement.

(e)          Subject to Section 10.2(a), Section 10.2(c) and the last sentence of this Section 10.2(e), and except as provided in Section 6.2, the second sentence of Section 6.3(e), the last sentence of Section 6.10(d), Section 6.10(f) and Section 10.2(b), and without limitation of any provision of the Merger Agreement, in a circumstance in which Parent effects a termination of this Agreement described in Section 10.2(b) and the Purchaser Termination Fee is paid in full when due pursuant to Section 10.2(b), (i) the Purchaser Termination Fee shall be the sole and exclusive remedy of Parent against Purchaser, the Equity Investors, the parties to the Commitment Letters and all other Financing Parties and any of their respective and any of its former, current or future general or limited partners, equityholders, managers, officers, directors, employees, agents, members, managers, attorneys or other representatives (collectively, the “Purchaser Related Parties”) for any loss suffered as a result of, relating to or arising out of such termination, this Agreement, the Limited Guaranty, the Commitment Letters, the Ancillary Agreements, the Debt Financing and the transactions contemplated hereby or thereby, including any breach of this Agreement by Purchaser, the termination of this Agreement or the failure to consummate the transactions contemplated hereby, and (ii) none of the Purchaser Related Parties shall have any further Liability or obligation to Parent or any of its Affiliates as a result of, relating to or arising out of this Agreement, the Limited Guaranty, the Commitment Letters, the Ancillary Agreement, the Debt Financing or the transactions contemplated hereby or thereby, or any claims or actions arising out of any breach of this Agreement by Purchaser, the termination of this Agreement or the failure to consummate the transactions contemplated hereby.  For the avoidance of doubt, nothing in this Section 10.2(e) shall limit (w) any remedies of Parent prior to such termination, including specific performance pursuant to Section 12.12, (x) any remedies of Parent under the Merger Agreement, (y) any of Purchaser’s or its Affiliates’ obligations under or remedies available to Parent or its Affiliates with respect to the Confidentiality Agreements, whether in equity or at law, in contract, tort or otherwise or (z) any rights or remedies of Parent under the Equity Commitment Letter or the Limited Guaranty.

ARTICLE XI

INDEMNIFICATION

Section 11.1         Survival of Representations, Warranties, Covenants and Agreements.

(a)          The representations and warranties of Parent, Purchaser and New CommerceOne contained in this Agreement and in any certificate delivered hereunder shall not survive the Closing and shall terminate at the Closing.  The covenants and other agreements contained in this Agreement that are to be performed prior to the Closing shall not survive the Closing and shall terminate at the Closing.  The covenants and agreements contained in this Agreement that are to be performed at or after the Closing shall survive the Closing until fully performed in accordance with their respective terms.

(b)          Purchaser (on behalf of itself, its Affiliates (including, from and after the Closing, the Transferred Entities) and its and its Affiliates’ respective officers, directors, equity holders, employees, managers, agents and representatives and each of the successors and permitted assigns of the foregoing) (collectively, the “Purchaser Parties”) agrees that, to the fullest extent permitted by applicable Law, from and after the Closing, under no circumstances, other than instances of Fraud, will New CommerceOne, any of its Affiliates or any of New CommerceOne’s or any of its Affiliates’ respective officers, directors, equity holders, employees, managers, agents and representatives or successors or permitted assigns of the foregoing, including the officers, directors, equityholders, employees, managers, agents and representatives or their successors or permitted assigns of Parent and its Subsidiaries at or prior to the Closing (collectively, the “CommerceOne Parties”) have any Liability to any of the Purchaser Parties for any Losses relating to or arising from any actual or alleged breach of any representation or warranty or any covenant or agreement set forth in this Agreement to have been performed by its terms prior to the Closing (or any certificate delivered hereunder) or in connection with the transactions contemplated by this Agreement or the Merger Agreement, including by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, covenants or obligations set forth in this Agreement, any certificate, instrument, opinion or other documents delivered hereunder, the subject matter of this Agreement, the ownership, operation, management, use or control of the Business or any of the Transferred Entities prior to the Closing, any of their respective assets, or any actions or omissions prior to the Closing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law.  From and after the Closing, Purchaser (on behalf of the Purchaser Parties) hereby waives, to the fullest extent permitted by Law, any and all rights, claims and causes of action against, and shall have no recourse of any kind to, the CommerceOne Parties under any theory of law or equity, including under any control person liability theory, for any action or inaction of any of the Transferred Entities or the Business, or their respective Affiliates, officers, directors, equity holders, managers, employees, agents, or representatives, in each case prior to the Closing.  Notwithstanding the foregoing, nothing in this Section 11.1(b) shall limit or release New CommerceOne from:  (i) obligations under the Ancillary Agreements, (ii) breaches of covenants to be performed at or after Closing, (iii) Fraud, or (iv) specific indemnification obligations in Section 11.2.

Section 11.2         Indemnification by New CommerceOne.  Subject to the provisions of this Article XI, effective as of and after the Closing, New CommerceOne shall indemnify and hold harmless the Purchaser Parties, from and against any and all Losses incurred or suffered by any of the Purchaser Parties to the extent arising out of or resulting from (a) any breach of any covenant or agreement of New CommerceOne contained in this Agreement to the extent to be performed at or after the Closing or (b) any Excluded Liabilities.

Section 11.3         Indemnification by Purchaser.  Subject to the provisions of this Article XI, effective as of and after the Closing, Purchaser and the Transferred Entities shall indemnify and hold harmless the CommerceOne Parties from and against any and all Losses incurred or suffered by any of the CommerceOne Parties to the extent arising out of or resulting from (a) any breach of any covenant or agreement of Purchaser contained in this Agreement to the extent to be performed at or after the Closing or (b) any Business Liabilities.

Section 11.4         Indemnification Procedures.

(a)          A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand asserted, or any other matter or circumstance that arises, that has given or could reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”); provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XI except to the extent the Indemnifying Party is prejudiced by such failure, it being agreed that any such notice must describe in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand, matter or circumstance, the provisions of this Agreement pursuant to which indemnification may be sought and an estimate of the Indemnified Party’s Losses and must be delivered prior to the expiration of any applicable survival period specified in Section 11.1.

(b)          Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnified Party pursuant to Section 11.2 or Section 11.3, the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within thirty (30) Business Days of the receipt of notice of such Third Party Claim or such shorter period as set forth in the notice of a Third Party Claim as may be required by court proceeding in the event of a litigated matter, to assume the defense and control of such Third Party Claim (at the expense of such Indemnifying Party); provided, however, that an Indemnifying Party shall not have the right to assume and control the defense of any criminal action or regulatory action brought by a Governmental Entity that seeks material non-monetary relief.  If the Indemnifying Party does not assume (or is not entitled to assume) the defense and control of any Third Party Claim pursuant to this Section 11.4(b), the Indemnified Party shall be entitled to assume and control such defense (it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by the Indemnified Party’s assumption of the defense of such Third Party Claim), but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense.  If the Indemnifying Party assumes the defense and control of a Third Party Claim, the Indemnifying Party shall be entitled to select counsel, contractors and consultants at its expense.  If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party agrees to keep the Indemnified Party informed regarding the defense or settlement of such Third Party Claim and to consider in good faith any suggestions made by the Indemnified Party regarding the defense or settlement of such Third Party Claim.  Purchaser or New CommerceOne, as the case may be, shall, and shall cause each of their Affiliates and representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim.  If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, in its sole discretion and without the consent of any Indemnified Party; provided that such settlement or judgment does not involve any injunctive relief or finding, admission of any violation of Law or admission of any wrongdoing by any Indemnified Party or impose any obligation on the Indemnified Party and the Indemnifying Party shall pay or cause to be paid all amounts in such settlement or judgment.  No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).

(c)          Notwithstanding anything to the contrary in this Agreement (including Section 11.4(b)), the CommerceOne Group shall have the exclusive right to control in all respects, and neither Purchaser nor any of its Affiliates (including the Transferred Entities) will be entitled to participate in, any Tax Proceeding with respect to any Tax Return of (A) the CommerceOne Group or (B) the CommerceOne Consolidated Group.

Section 11.5         Exclusive Remedy.  Except with respect to Fraud or for the parties’ right to seek and obtain any equitable relief pursuant to Section 12.12, Purchaser, New CommerceOne and Parent acknowledge and agree that, except in the case of Fraud or with respect to claims under the Ancillary Agreements (which shall be governed exclusively by such Ancillary Agreements), following the Closing, the indemnification provisions of Sections 11.2 and 11.3 shall be the sole and exclusive remedies of Parent, New CommerceOne and Purchaser (and the CommerceOne Parties and Purchaser Parties, respectively) for any Liabilities or Losses (including any Liabilities or Losses from claims for breach of contract (including for breach of any representation, warranty, covenant or agreement), warranty, tortious conduct (including negligence), under Law or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that any of them may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, the Sale or the other transactions contemplated hereby, including any breach of any representation or warranty in this Agreement by any party or any failure by any party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement.  In furtherance of the foregoing, from and after the Closing, each of Purchaser, New CommerceOne and Parent, on behalf of themselves and the Purchaser Parties and CommerceOne Parties, respectively, waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that they may have against Parent, New CommerceOne or any of the CommerceOne Parties or Purchaser or any of the Purchaser Parties, as the case may be, as a result of or in connection with this Agreement, the Sale or the other transactions contemplated by this Agreement, whether arising under or based upon breach of contract (including for breach of any representation, warranty, covenant or agreement), warranty, tortious conduct (including negligence), under Law or otherwise and whether predicated on common law, statute, strict liability, or otherwise.  Without limiting the generality of the foregoing, Purchaser hereby irrevocably waives any right of rescission it may otherwise have or to which it may become entitled.

Section 11.6         Additional Indemnification Provisions.  With respect to each indemnification obligation contained in this Agreement, all Losses shall be reduced by the amount of any third-party insurance, or other indemnity or reimbursement proceeds to the extent that such proceeds have been recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification, net of the expenses of recovery thereof, any deductible or any Taxes or other reasonable out-of-pocket costs incurred in collecting such amounts (it being agreed that if such proceeds in respect of such facts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent such reduction of the Losses would have reduced the Indemnifying Party’s indemnification obligations).  Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article XI, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party.  Each of the parties agrees to use, and to cause its Affiliates to use, its commercially reasonable efforts to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

Section 11.7         Limitation of Liability.  In no event shall any Indemnifying Party have Liability to any Indemnified Party for, and Losses shall not be deemed to include, any consequential, special, incidental, exemplary, indirect, punitive or similar damages, or for any diminution in value damages measured as a multiple of earnings, revenue or any other similar performance metric, except for any such damages to the extent actually awarded and paid to a third party.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1         Interpretation; Absence of Presumption.

(a)          It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Parent Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material or would reasonably be expected to have a Business Material Adverse Effect or Purchaser Material Adverse Effect, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Parent Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Parent Disclosure Schedule is or is not material or would reasonably be expected to have a Business Material Adverse Effect or Purchaser Material Adverse Effect for purposes of this Agreement.

(b)          For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms “Article,” “Section,” “paragraph,” “Exhibit” and “Schedule” are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, and references to the “date hereof” mean the date of this Agreement; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form (including e-mail); (viii) provisions shall apply, when appropriate, to successive events and transactions; (ix) Parent, New CommerceOne and Purchaser have each participated in the negotiation and drafting of this Agreement and the Ancillary Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements; (x) references to any statute shall be deemed to refer to such statute as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder as amended through such specific date); (xi) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xii) a reference to any Person includes such Person’s successors and permitted assigns; (xiii) any reference to “days” shall mean calendar days unless Business Days are expressly specified; (xiv) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (xv) to the extent that this Agreement or any Ancillary Agreement requires an Affiliate or Subsidiary of any party to take or omit to take any action, such covenant or agreement includes the obligation of such party to cause such Affiliate or Subsidiary to take or omit to take such action; (xvi) amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number shall mean the subtraction of the absolute value of such negative number and the subtraction of a negative number shall mean the addition of the absolute value of such negative number; and (xvii) the word “extent” in the phrase “to the extent” will mean the degree to which a subject or other theory extends and such phrase will not mean “if.”  If the Closing shall occur, notwithstanding anything in this Agreement to the contrary, any payment obligation of Purchaser hereunder shall be a joint and several obligation of Purchaser and the Transferred Entities.  Any reference in this Agreement to a specified date shall mean 9:00 a.m. New York City time on such date, unless another time is specified.  In the event of any conflict or inconsistency between the terms of this Agreement and any Ancillary Agreement (other than the Merger Agreement), this Agreement will control.

(c)          Any disclosure with respect to a Section or schedule of this Agreement, including any Section of the Parent Disclosure Schedule, shall be deemed to be disclosed for other Sections and schedules of this Agreement, including any Section of the Parent Disclosure Schedule, to the extent that the relevance of such disclosure is reasonably apparent on its face.

Section 12.2         Headings; Definitions.  The Section and Article headings contained in this Agreement and the Ancillary Agreements are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement or the Ancillary Agreements.

Section 12.3         Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a)          This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In addition, each of the parties hereto irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iii) waives any objection to the laying of venue of any Action relating to this Agreement or the transactions contemplated hereby in such court; (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum; and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County.  Each party agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 12.8.

(b)          EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.  NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.  NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 12.3.  NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 12.3 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 12.4         Entire Agreement.  This Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

Section 12.5         No Third Party Beneficiaries.  Except for Section 6.10(d), Section 6.12, Section 11.2, Section 11.3 and Section 12.16, in each case which are intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto, are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof or thereof.

Section 12.6         Expenses.  Except as otherwise set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 12.7         Transfers Involving Parent Bank.  Notwithstanding anything to the contrary in this Agreement, Parent Bank shall not be required to transfer any assets or assume any liabilities unless Parent Bank is permitted to do so under applicable Law.

Section 12.8         Notices.  All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when given by email transmission (without receipt of a delivery failure notice), and shall be directed to the address set forth below (or at such other address as such party shall designate by like notice):

(a)          If to Parent:

Green Dot Corporation
1675 N. Freedom Blvd (200 Green Dot) Building 1
Provo, Utah 84604
Attention:	Amy Pugh
Email:	[***]
with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Attention:	Edward D. Herlihy, Esq.
Matthew M. Guest, Esq.
Matthew T. Carpenter, Esq.
Email:	[***]
[***]
[***]

(b)          If to Purchaser:

Green Dot OpCo, LLC
17 20th Street North, Suite 300
Birmingham, AL 35203
Attention:	Bill Smith
Blake Davidson
Email:	[***]
[***]

with a copy (which shall not constitute notice) to:

King & Spalding LLP
1180 Peachtree Street, NE Suite 1600
Atlanta, GA  30309
Attention:	Cal Smith
John Anderson
Email:	[***]
[***]

(c)          If to New CommerceOne:

CommerceOne Financial Corporation
17 20th Street North, Suite 500
Birmingham, AL 35203
Attention:	Kenneth Till
Alan Deer
Email:	[***]
[***]

with a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY  10004
Attention:	H. Rodgin Cohen
Stephen M. Salley
Email:	[***]
[***]

Section 12.9         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns; provided that no party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party to this Agreement.  In the event that following the Closing Purchaser or any of its Affiliates transfers a material portion of its interest in the Business, the Purchased Interests, the LLC Interests or the Transferred Entities (directly, indirectly, by operation of Law or otherwise) to any of Purchaser’s Affiliates, such Affiliates shall expressly assume the Liabilities and obligations of Purchaser hereunder by executing a joinder to this Agreement acceptable to Parent; provided that any such transfer shall not relieve Purchaser of its Liabilities or obligations hereunder.

Section 12.10       Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.  Any party to this Agreement may, only by an instrument in writing, waive compliance by the other party to this Agreement with any term or provision of this Agreement on the part of such other party to this Agreement to be performed or complied with.  The waiver by any party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.11       Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.12       Specific Performance.

(a)          The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions.  Accordingly, subject to Section 12.12(b), the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity.  Without limiting the foregoing, subject to Section 12.12(b), Parent shall be entitled to specific performance (or any other equitable relief) to enforce Purchaser’s obligations under this Agreement and the Equity Commitment Letter to cause the Equity Financing to be funded, including by exercising its rights under the Equity Commitment Letter, and to cause Purchaser to consummate the Closing in accordance with the terms of this Agreement.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.  Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.  If, prior to the Termination Date, any party brings any Action in accordance with Section 12.3 to enforce specifically the performance of the terms and provisions hereof by any other party, the Termination Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such action.

(b)          Notwithstanding anything to the contrary in this Agreement, the right of Parent to obtain specific performance to cause Purchaser to draw down the Equity Financing under the Equity Commitment Letter or to consummate the Closing will be subject to the requirements that (i) all of the conditions in Section 9.1 and Section 9.2 (other than those conditions that by their nature are to be satisfied on the Closing Date, but which are capable of being satisfied) have been satisfied or waived; (ii) the Debt Financing (or any Alternative Financing in accordance with Section 6.10) has been funded or will be funded at the Closing if the Equity Financing is funded on the Closing Date; (iii) Parent has confirmed in a written notice to Purchaser that if specific performance is granted and the Equity Financing and Debt Financing (or any Alternative Financing in accordance with Section 6.10) are funded, then Parent is ready, willing and able to consummate the Closing; and (iv) Purchaser has failed to consummate the Closing by the date by which the Closing is supposed to have occurred pursuant to Section 2.2.

Section 12.13       Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a)          Purchaser waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, the Transferred Entities, to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of any member of the CommerceOne Group or any equity holder, officer, employee or director of any member of the CommerceOne Group (including any Person who was an equity holder, officer, employee or director of Parent and its Subsidiaries prior to the Closing) (any such Person, a “Designated Person”) in any matter involving this Agreement, the Ancillary Agreements or any other agreements or transactions contemplated hereby or thereby, by any internal or external legal counsel currently representing Parent or any of its Affiliates or any other Designated Person in connection with this Agreement, the Ancillary Agreements or any other agreements or transactions contemplated hereby or thereby, including Wachtell, Lipton, Rosen & Katz (any such representation, the “Current Representation”).

(b)          Purchaser waives and will not assert, and agrees to cause its Affiliates, including, following the Closing, the Transferred Entities, to waive and not to assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any internal or external legal counsel and any Designated Person occurring during the Current Representation or in connection with any Post-Closing Representation, including in connection with a dispute with Purchaser or its Affiliates (including, following the Closing, the Transferred Entities) (including in respect of any claim for indemnification by any Purchaser Party), it being the intention of the parties hereto that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by the CommerceOne Group and that the CommerceOne Group, and not Purchaser, its Affiliates or the Transferred Entities, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection.  Accordingly, from and after Closing, none of Purchaser or its Affiliates, including, following the Closing, the Transferred Entities, shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of the CommerceOne Group and not of Purchaser, its Affiliates or the Transferred Entities, or to internal counsel relating to such engagement, and none of Purchaser or its Affiliates, including, following the Closing, the Transferred Entities, or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Purchaser or its Affiliates, including, following the Closing, the Transferred Entities.  In the event that Purchaser or its Affiliates are given access to any such communications or files, then (i) Purchaser or its Affiliate, as applicable, shall, upon discovering that such access occurred, promptly notify the CommerceOne Group of such access, use reasonable efforts to preserve the confidentiality of such information, promptly return all such information, including any copies or extracts, to the CommerceOne Group, and not retain any copies or extracts thereof and (ii) such access shall not be deemed to be a waiver of any attorney-client, work product or other applicable legal privilege or protection, which shall be retained by the CommerceOne Group.  Notwithstanding the foregoing, in the event that a dispute arises between Purchaser or its Affiliates, including, following the Closing, the Transferred Entities, on the one hand, and a third party other than any member of the CommerceOne Group, on the other hand, Purchaser or its Affiliates may seek to prevent the disclosure of such attorney-client privileged communications to such third party and request that the CommerceOne Group not permit such disclosure, and the CommerceOne Group shall consider such request in good faith.

Section 12.14       Delivery by Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

Section 12.15       Confidential Supervisory Information.  Notwithstanding any other provision of this Agreement, no provision of this Agreement shall require or be interpreted to require, and no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve, the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8) or any similar state law) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law; provided that, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

Section 12.16       Financing Provisions.  Notwithstanding anything in this Agreement to the contrary, Parent, on behalf of itself and its Subsidiaries, and Purchaser hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement or the Debt Financing, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such legal action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Commitment Letter or in any definitive documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware), (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any such legal action brought against the Financing Parties in any way arising out of or relating to, this Agreement or the Debt Financing, (d) agrees that none of the Financing Parties shall have any liability to Parent or any of its Subsidiaries or Affiliates or representatives relating to or arising out of this Agreement or the Debt Financing (subject to the last sentence of this Section 12.16), and (e) agrees that the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of Section 10.2(e) and this Section 12.16, and that Section 10.2(e) and this Section 12.16 or any of the defined terms used herein or any other provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of Section 10.2(e) or this Section 12.16 may not be amended in a manner materially adverse to the Financing Parties without the  written consent of the Financing Parties party to the Debt Commitment Letter.  Notwithstanding the foregoing, nothing in this Section 12.16 shall in any way limit or modify the rights and obligations of Purchaser under this Agreement, or any Financing Party’s obligations under the Debt Commitment Letter, or the rights of Parent and its Subsidiaries against the Financing Parties with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date.

Section 12.17       Non-Recourse.  The parties agree that all Actions based on, in respect of or arising out of (a) this Agreement, the Confidentiality Agreements, the Commitment Letters, the Limited Guaranty or the other Ancillary Agreements or (b) the negotiation, execution or performance or breach hereof or thereof, or the failure to perform any covenant or agreement contained herein or therein, or to consummate the Sale or any of the transactions contemplated hereby or thereby, may only be made against the Persons that are expressly identified as parties to this Agreement (and their respective successors and permitted assigns) (other than with respect to any Actions by or between the express parties or express third-party beneficiaries (in each case, including their successors or permitted assigns) to the Confidentiality Agreements, the Commitment Letters, the Limited Guaranty or the other Ancillary Agreements in accordance with the terms thereof).  No other Person shall have any Liability in respect of any Actions based on, in respect of or arising out of the matters set forth in clauses (a) or (b) of the immediately preceding sentence.  Nothing in this Section 12.17 shall limit the rights or remedies available to the express parties or express third-party beneficiaries to the Confidentiality Agreements, the Commitment Letters, the Limited Guaranty or the other Ancillary Agreements in accordance with the terms thereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

GREEN DOT CORPORATION

By:	/s/ William I Jacobs
Name: William I Jacobs
Title: Chief Executive Officer

GREEN DOT OPCO, LLC

By:	/s/ Bill Smith
Name: Bill Smith
Title: President

COMPASS SUB NORTH, INC.

By:	/s/ Kenneth Till
Name: Kenneth Till
Title: President, Treasurer and Secretary

[Signature Page to Separation Agreement]

Exhibit A

Form of Transition Services Agreement

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [●], is entered into by and between Compass Sub North, Inc., a Delaware corporation (“BankCo”), and Green Dot OpCo, LLC, a Delaware limited liability company (“PaymentsCo” and, together with BankCo, the “Parties”, and each a “Party”).  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in that certain Separation Agreement, dated as of November 23, 2025, by and among Green Dot Corporation, a Delaware corporation (“Green Dot”), PaymentsCo and BankCo (the “Separation Agreement”).

R E C I T A L S:

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of November 23, 2025 (the “Merger Agreement”), by and between Green Dot, CommerceOne Financial Corporation, an Alabama corporation (“CommerceOne”), BankCo, Compass Sub East, Inc., a Delaware corporation (“Merger Sub One”), and Compass Sub West, Inc., a Delaware corporation (“Merger Sub Two”), subject to the terms and conditions set forth therein, (i) Merger Sub One merged with and into CommerceOne with CommerceOne surviving, and Merger Sub Two merged with and into Green Dot with Green Dot surviving (the “Concurrent Mergers”) and (ii) immediately after effectiveness of the transactions contemplated by the Separation Agreement, CommerceOne merged with and into BankCo with BankCo surviving;

WHEREAS, pursuant to the Separation Agreement, subject to the terms and conditions set forth therein, (i) immediately following the Concurrent Mergers, Green Dot converted into a limited liability company, (ii) immediately following such conversion, Green Dot distributed the stock of Green Dot Bank, a Utah-chartered bank and wholly-owned Subsidiary of Green Dot, to Compass Sub Northwest, Inc., and (iii) immediately following such distribution, PaymentsCo  acquired Green Dot and the Business from BankCo (as defined in the Separation Agreement);

WHEREAS, BankCo and its Subsidiaries desire to provide, or cause to be provided, to PaymentsCo and its Subsidiaries, and PaymentsCo and its Subsidiaries desire to receive, certain Services (as defined below) following the Closing;

WHEREAS, PaymentsCo and its Subsidiaries desire to provide, or cause to be provided, to BankCo and its Subsidiaries, and BankCo and its Subsidiaries desire to receive, certain Services following the Closing;

WHEREAS, the Separation Agreement provides that, in connection with the consummation of the transactions contemplated thereby, the Parties will enter into this Agreement; and

WHEREAS, this Agreement constitutes the Transition Services Agreement referred to in the Separation Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized Terms used in an Exhibit or Schedule hereto that are not otherwise defined in this Agreement or in the Separation Agreement shall have the meanings set forth in such Exhibit or Schedule.  In addition, the following terms in this Agreement shall have the meanings given such term in this Article I as follows:

“Bank Services” means the Services provided by BankCo or its Subsidiaries as identified on Schedule 1 hereto.

“Force Majeure” means with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, embargoes, epidemics, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment.  Notwithstanding the foregoing, the inability to obtain sufficient funds needed for the performance of a Party’s obligation hereunder, shall not be deemed an event of Force Majeure.

“Losses” means losses, damages, Taxes, penalties, liabilities, fines, costs and expenses (including reasonable attorney’s fees), incurred or suffered by a Recipient Indemnitee or Provider Indemnitee, as applicable, in each case excluding the items set forth in Section 9.1.

“Payments Services” means the Services provided by PaymentsCo or its Subsidiaries as identified on Schedule 1 hereto.

 “Provider” means a Party, or such Party’s Subsidiary identified on Schedule 1 hereto as the Provider for a specific Service, in its capacity as a provider of Services hereunder.

“Recipient” means a Party, or such Party’s Subsidiary identified on Schedule 1 hereto as the Recipient for a specific Service, in its capacity as a recipient of Services hereunder.

“Services” means Bank Services and/or Payments Services, as applicable.

ARTICLE II

SERVICES

Section 2.1          Services.

(a)         Subject to the terms and conditions of this Agreement, beginning on the Closing Date and, with respect to any Service, for the period specified on Schedule 1 under the heading “Service Period” (each such period, a “Service Period”), (i) BankCo shall provide, or cause to be provided, to PaymentsCo, for use solely by PaymentsCo and its Subsidiaries and solely to the extent in connection with the operation of the Business, the services listed on Schedule 1 for which BankCo or one of its Subsidiaries is identified as a Provider (each such service, a “BankCo Service”) and (ii) PaymentsCo shall provide, or cause to be provided, to BankCo, for use solely by BankCo and its Subsidiaries and solely to the extent in connection with the operation of the Retained Businesses, the services listed on Schedule 1 for which PaymentsCo or one of its Subsidiaries is identified as a Provider (each such service, a “PaymentsCo Service”).  Each Recipient acknowledges that each Provider may provide the applicable Services directly, through any of its Subsidiaries or through one or more third parties engaged by such Provider to provide Services in accordance with the terms of this Agreement, including the performance standards and information security measures hereunder (each such third party, a “Third Party Service Provider”).  Neither Provider nor its Subsidiaries, nor any other Person on their behalf, makes any representations or warranties, express or implied, with respect to any services provided by a Third Party Service Provider.  Any Third Party Service Provider shall comply with and meet the requirements of the Recipient’s standard policies and procedures applicable to third-party vendors (it being understood that the obligations in this sentence shall be deemed satisfied if the Third Party Service Provider meets the requirements of Provider’s standard policies and procedures in existence as of the date hereof for existing third-party service providers).

(b)          Upon the expiration of each applicable Service Period, all obligations of Provider with respect to the provision of the applicable Service shall automatically and immediately terminate (but for the avoidance of doubt, such expiration shall not release a Party from any Liability or obligation that already has accrued as of the effective date of such expiration).

(c)          Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement.  Nothing in this Agreement shall require Provider to perform or cause to be performed any Service to the extent that the provision of such Service by Provider, any of its Subsidiaries or any of its or their Third Party Service Providers, including any of the foregoing Persons’ representatives, would conflict with or violate (i) any applicable Laws or (ii) any contract or agreement to which Provider or any of its Subsidiaries is a party or the rights of any third party with respect thereto; provided that Provider shall use commercially reasonable efforts to provide Services in a manner that avoids any such conflict or violation; and provided, further, that if requested to do so by Recipient, Provider shall use its commercially reasonable efforts to obtain the consent of any third party with respect to any such conflict or violation necessary to provide any Service, it being understood that all costs, fees and expenses of obtaining any third-party consents or arranging alternative methods of delivering Services will be paid by Recipient.

(d)          If, during the applicable Service Period, any contract or agreement pursuant to which any Service is provided expires or is terminated, Provider shall use commercially reasonable efforts to (i) obtain any consent, waiver or approval required from any third party to continue the provision of such Service or (ii) provide to Recipient such service itself or through another Third Party Service Provider.

(e)          Subject in each case to Section 10.3, (i) the Services may only be used by Recipient and only to the extent in connection with the operation of the Business (where PaymentsCo or any of its Subsidiaries is the Recipient) or the Retained Businesses (where BankCo or any of its Subsidiaries is the Recipient), and shall not be used by Recipient for any other purpose or in any other manner (including as to volume, amount, level or frequency, as applicable) than as the Services were used in connection with the operation of the Business (where PaymentsCo or any of its Subsidiaries is the Recipient) or the Retained Businesses (where BankCo or any of its Subsidiaries is the Recipient) during the twelve (12)-month period immediately preceding the Closing Date (the “Reference Period”) and (ii) Recipient shall not (and shall cause its Affiliates not to) resell, license the use of or otherwise permit the use by others of any Services.  Without limiting the generality of the foregoing, the Services are not intended to (and shall not) include assistance for expansion, acquisition, employee additions or reductions not in the ordinary course of business by Recipient or the Business or the Retained Businesses, as applicable.  The foregoing shall not be in limitation of any restrictions set forth in the Separation Agreement.

(f)          Recipient shall (and shall cause its Affiliates to), cooperate in good faith with Provider in connection with the provision of the Services.

(g)          Unless Schedule 1 expressly provides otherwise, in the event of any express conflict between the terms of this Agreement and the terms of Schedule 1 with respect to any applicable Service, this Agreement will control with respect to such Service.  In the event of any conflict or inconsistency between the terms of the Separation Agreement and this Agreement, the Separation Agreement will control.

Section 2.2          Discontinuation of Services.

(a)          Any Service may be discontinued upon the mutual written consent of the Parties, and, in such case, Schedule 1 shall be deemed amended to delete such Service as of such date, and this Agreement shall be of no further force and effect for such Service, except as to any Liabilities accrued prior to the date of discontinuation of such Service.

(b)          Recipient may discontinue any line item of Service by providing no less than sixty (60) days’ advance written notice to Provider (“Termination Notice”) at any time and, in such case, the applicable Service shall terminate on the termination date specified in the Termination Notice (or such other date mutually agreed upon in writing by Recipient and Provider) and Schedule 1 shall be deemed amended to delete such Service as of the termination date, and this Agreement shall be of no further force and effect for such Service, except as to Liabilities accrued prior to the date of termination of such Service; provided that, in the case in which an aggregate cost is set forth on Schedule 1 for a group of Services, no individual or line item Service within such group may be terminated without the termination of all of the other Services within such group.  Within a reasonable period of time following receipt of any Termination Notice, Provider will provide Recipient with written notice (“Provider Notice”) regarding whether termination of the applicable Service will (A) require the termination or partial termination of, or otherwise affect the performance of, any other Services, or (B) result in any early termination costs (which shall be borne by Recipient), including those related to Third Party Service Providers; provided that any failure by Provider to provide such Provider Notice shall not prevent Provider from terminating or affecting any such other Services referred to in clause (A) or relieve Recipient from its obligations to pay any early termination costs.  In the case of either clause (A) or (B) with respect to any Provider Notice, Recipient may withdraw its Termination Notice by delivering a withdrawal notice within five (5) Business Days following the receipt of such Provider Notice from Provider.  If Recipient does not withdraw the Termination Notice within such period, such Termination Notice will be final, binding and irrevocable, Provider may terminate any and all such other Services set forth in the Provider Notice and Recipient shall reimburse Provider for any and all termination costs.  Upon such termination, Recipient’s obligation to pay for such terminated Service beyond the specified termination date will terminate; provided, however, that Recipient will reimburse Provider for the costs incurred by Provider resulting from Recipient’s early termination of such Service being performed, including commitments made to, or in respect of, personnel or Third Party Service Providers, prepaid expenses related to the terminated Service and costs related to terminating such commitments.  Such reimbursement shall be made by Recipient to Provider in accordance with Section 4.1.

(c)          All accrued and unpaid charges for any Service hereunder shall be due and payable upon termination of such Service pursuant to this Agreement and shall be paid by Recipient to Provider in accordance with Section 4.1.

(d)          Provider may in its reasonable discretion suspend the provision of Services (or any part thereof) for reasons of preventative or emergency maintenance or other exigent circumstances.  Provider shall use its commercially reasonable efforts to inform Recipient reasonably in advance of any such suspension and shall cooperate with Recipient to mitigate any negative effects on Recipient’s operations due to such suspension.

Section 2.3          Reduction of Services.  Recipient may request a reduction of any Service by providing no less than sixty (60) days’ advance written notice to Provider (“Reduction Notice”) at any time and, in such case, the applicable Service shall be accordingly reduced on the date specified in the Reduction Notice (or such other date mutually agreed upon in writing by Recipient and Provider) and Schedule 1 shall be deemed amended to reflect such reduction as of the date specified in the Reduction Notice.  Within a reasonable period of time following receipt of any Reduction Notice, Provider will provide Recipient with written notice (“Provider Reduction Response”) regarding whether reduction of the applicable Service will (A) require the termination or partial termination of, or otherwise affect the performance of, any other Services, or (B) result in any reduction or early termination costs (which shall be borne by Recipient), including those related to Third Party Service Providers; provided that any failure by Provider to provide such Provider Reduction Response shall not prevent Provider from reducing or affecting any such other Services referred to in clause (A) or relieve Recipient from its obligations to pay any reduction or early termination costs.  In the case of either clause (A) or (B) with respect to any Provider Reduction Response, Recipient may withdraw its Reduction Notice by delivering a withdrawal notice within five (5) Business Days following the receipt of such Provider Reduction Response from Provider.  If Recipient does not withdraw the Reduction Notice within such period, such Reduction Notice will be final, binding and irrevocable, Provider may accordingly reduce any Services set forth in the Reduction Notice and Recipient shall reimburse Provider for any and all costs associated with such reduction of Services.  Upon such reduction, the charges set forth on Schedule 1 with respect to any such reduced Service beyond the date specified in the Reduction Notice will be accordingly adjusted; provided, however, that Recipient will reimburse Provider for the costs incurred by Provider resulting from Recipient’s reduction or early termination of such Service being performed, including commitments made to, or in respect of, personnel or Third Party Service Providers, prepaid expenses related to the reduced Service and costs related to reducing such commitments.  Such reimbursement shall be made by Recipient to Provider in accordance with Section 4.1.

Section 2.4          Addition of Services.  To the extent that any material service was provided by the Retained Businesses to the Business, or by the Business to the Retained Businesses, during the Reference Period, and such service is not included on Schedule 1, as of the date hereof or provided pursuant to the Master Services Agreement but, in any event, is identified by Recipient after the date hereof (each, an “Omitted Service”), and Recipient reasonably determines in good faith that it needs such Omitted Service to operate the Business or the Retained Businesses, as the case may be, in the same manner in which it was operated during the Reference Period then, at any time prior to the date that is sixty (60) days following the date hereof, Recipient may deliver to Provider a written notice (an “Omitted Service Notice”) requesting that Provider provide such Omitted Service. Unless, within ten (10) Business Days from the receipt of the Omitted Service Notice, Provider provides written notice to Recipient that Provider is not reasonably capable of providing such Service (taking into account the employees who have been transferred with the Business or remain at the Retained Businesses, as the case may be), Provider and Recipient shall negotiate in good faith to add such Omitted Service to the Services, in which case Schedule 1 shall be amended to include such Omitted Service, and Provider shall provide or cause to be provided such Omitted Service as soon as reasonably practicable. The Service Period in respect of such Omitted Service shall be specified in the related Omitted Service Notice, and the charge for such Omitted Service shall be mutually agreed by the Parties in good faith using a methodology substantially consistent with the methodology used to determine the charges in respect of the Services set forth on Schedule 1.  The Parties agree that any amendment to Schedule 1 to add an Omitted Service shall be duly executed by an authorized representative of both Parties and that both Parties will cause such authorized representatives to so execute such an amendment in accordance with this Section 2.4, and Schedule 1 as so supplemented shall be deemed to be part of this Agreement from and after the date thereof.

Section 2.5          Oversight Committee; Points of Contact.

(a)          PaymentsCo and BankCo shall establish a committee, consisting of two (2) persons appointed by PaymentsCo and two (2) persons appointed by BankCo, to oversee the management and coordination of the provision and receipt of Services pursuant to this Agreement (the “Oversight Committee”) (it being understood that the Oversight Committee is being established for the purpose of serving as a forum for interaction between the Parties, not as an independent entity with authority to act on its own).

(b)          The individuals designated to serve on the Oversight Committee (each such person, a “Point of Contact”) shall be available to receive communications and coordinate responses to questions and concerns on behalf of their respective Parties with respect to this Agreement or the Services, including billing and operational matters.  Each Party shall provide written notice of its Points of Contact to the other Party promptly following the execution of this Agreement and promptly following any changes to such Party’s Points of Contact.  Either Party may replace its Points of Contact at any time by providing notice in accordance with Section 10.2 herein.

(c)          The Oversight Committee shall meet as often as reasonably necessary in an effort to resolve any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of this Agreement without the necessity of any formal proceeding relating thereto by negotiating in good faith.  If the Oversight Committee does not resolve a dispute within thirty (30) days, then either Party may initiate formal proceedings as permitted by this Agreement in accordance with Section 10.5.  The foregoing requirements and limitations shall not, however, prevent a party from: (i) seeking any and all remedies available at Law, including injunctive relief in circumstances permitted by this Agreement, or (ii) terminating this Agreement (in whole or in part) in accordance with Article VII.

Section 2.6          Standard of Performance.

(a)          Subject to Section 2.6(b), Provider shall use commercially reasonable efforts to provide (or cause to be provided) the Services to Recipient (i) in material compliance with applicable Law and (ii) at a substantially similar frequency, quality and level in all material respects as the Services (or similar services) have been provided in connection with the operation of the Business, in the case of Payments Services, or the Retained Businesses, in the case of Bank Services, as applicable, during the Reference Period; provided that the manner in which such Services are provided may differ from past practice to the extent reasonable considering the transactions contemplated by the Merger Agreement and Separation Agreement, or that the Provider or its Subsidiaries provided the Services in connection with the operation of the Business or Retained Businesses, as applicable, prior to the date of the Separation Agreement, but one or more Third Party Service Providers may provide the Services following the Closing; provided, further, that, in providing any Service, Provider shall have no obligation to allocate human, technology, equipment or other resources in excess of the level of resources historically allocated to the provision of such Services by Provider or its Affiliates in connection with the operation of the Business or Retained Businesses, as applicable, during the Reference Period.  Except as otherwise expressly provided in this Agreement, Provider shall not be obligated to provide any upgrade or other enhancement to any Service.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL SERVICES ARE PROVIDED ON AN “AS-IS” BASIS AND THAT PROVIDER MAKES NO WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SERVICES TO BE PROVIDED HEREUNDER, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND TITLE/NONINFRINGEMENT, ALL OF WHICH ARE SPECIFICALLY DISCLAIMED.  The Parties acknowledge and agree that, except as expressly set forth herein, the Recipient assumes all risks and Liabilities arising from or relating to its use of and reliance upon the Services and neither Provider nor any of its Subsidiaries nor any other Person on their behalf makes any representation or warranty with respect thereto.

(b)          It is understood and agreed that Provider may from time to time modify, change or enhance the manner, nature, quality and/or standard of care of any Service provided to the Recipient to the extent Provider is making a similar change in the performance of services similar to such Services for the Provider or its Subsidiaries; provided that (i) any such modification, change or enhancement will not reasonably be expected to have a material adverse effect on the provision of such Service, (ii) to the extent reasonably feasible, Provider shall consult in good faith with Recipient with respect to such change, and (iii) Recipient shall not be responsible for any incremental cost or expense incurred by Provider in providing such modified, changed or enhanced Services.

Section 2.7           Independent Contractor.  In providing Services hereunder, Provider and its Affiliates and any third parties acting on behalf of Provider shall act solely as independent contractors.  Nothing herein shall constitute or be construed to be or create in any way or for any purpose a partnership, joint venture or principal-agent relationship between the Parties.  No Party, or any of its Affiliates, employees or agents, shall have any power to control the activities and/or operations of the other Party.  No Party, or any of its Affiliates, employees or agents, shall have any power or authority to bind or commit any other Party.  In providing the Services hereunder, Provider’s and its Affiliates’ employees and agents shall not be considered employees or agents of the Recipient, nor shall Provider’s or its Affiliates’ employees or agents be eligible or entitled to any compensation, benefits, or perquisites (including severance) given or extended to any of the Recipient’s employees (without limiting any such amounts that constitute fees payable pursuant to Article III hereunder).  For the avoidance of doubt, the Recipient shall be solely responsible for the operation of its business and the decisions and actions taken in connection therewith.

Section 2.8           Access.  Each Party shall  make available on a timely basis to the other Party and its Subsidiaries and to Third Party Service Providers all information and materials reasonably requested by them to the extent reasonably necessary in connection with the provision or receipt of the applicable Services and  provide to the other Party and its Subsidiaries and to Third Party Service Providers reasonable access to and use of its premises, systems, assets, facilities and personnel to the extent reasonably necessary in connection with the provision or receipt of the Services, in each case in accordance with applicable Law and any other legal or contractual obligations of the Parties (including confidentiality obligations to third parties).

Section 2.9           Reliance.  In connection with the performance of this Agreement, Provider and its Subsidiaries, employees and agents and Third Party Service Providers shall be entitled to rely upon the genuineness, validity or truthfulness of any document, instrument or other writing presented by the Recipient or any of its Subsidiaries, employees, agents or service providers.  Provider and its Subsidiaries and Third Party Service Providers shall not be liable for any impairment of any Service caused by their not receiving information, materials or access pursuant to Section 2.8, either timely or at all, or by their receiving inaccurate or incomplete information on which they relied from the Recipient.

ARTICLE III

SERVICE CHARGES

Section 3.1          Fees.  The Services set forth on Schedule 1 will be provided during the Service Periods listed on, and at the cost set forth on, Schedule 1.  If the Provider performs any of its obligations to provide a Service through a Third Party Service Provider, the Recipient shall reimburse the Provider for all reasonable and documented out-of-pocket expenses actually paid (without markup) by the Provider or its Affiliates to any such Third Party Service Provider in connection with the provision of such Service. Notwithstanding the foregoing, unless otherwise agreed by the Parties, the Recipient shall not be required to reimburse any such expense unless such expense shall have been approved by the Recipient prior to the incurrence of the expense, such approval not to be unreasonably withheld, conditioned, or delayed.

Section 3.2           Taxes.  Except as expressly noted therein, the amounts set forth on Schedule 1 with respect to each Service do not include any sales, use, value added, goods and services or similar Taxes (collectively, “Sales Taxes”) that may be imposed on the provision of the Services hereunder.  In addition to the amounts required to be paid as set forth on Schedule 1 or otherwise pursuant to this Agreement, Recipient shall pay and be responsible for and shall promptly reimburse Provider for any Sales Taxes imposed with respect to the fees or the provision of Services to the Recipient hereunder; provided that each of Recipient and the Provider shall be responsible for (i) any real or personal property Taxes on property it owns or leases, (ii) franchise, margin, privilege and similar Taxes on its business, (iii) the employment Taxes or contributions imposed on it or required from it with respect to its employees, and (iv) Taxes based on its income, gross receipts or capital.  The Parties shall reasonably cooperate with each other in order to eliminate or to reduce any Sales Taxes, including providing forms or other evidence that would mitigate, reduce or eliminate such Sales Taxes.

Section 3.3           No Right to Setoff.  Except as set forth in Section 4.1, there shall be no right of setoff or counterclaim with respect to any claim, debt or obligation, against payments to Provider under this Agreement or any other Ancillary Agreement or other agreement among the Parties or their Affiliates; provided that BankCo shall have the right of setoff or counterclaim with respect to any claim, debt or obligation, against payments to PaymentsCo or any of its Subsidiaries under this Agreement or any other Ancillary Agreement or other agreement among the parties of their Affiliates (excluding, for the avoidance of doubt, any right of setoff or counterclaim in respect of consumer, accountholder or end users’ funds).

ARTICLE IV

PAYMENT

Section 4.1           Payment.  Provider shall invoice Recipient for Services and expenses monthly.  Recipient shall remit payment for all fees and expenses in connection with the Services within thirty (30) days after the date of the applicable invoice.  All accrued and unpaid charges for the Services and expenses shall be due and payable upon termination of this Agreement.  If mutually agreed in writing by the Parties, the Parties may set-off amounts owed by one Party in respect of fees and expenses for Services invoiced hereunder against amounts owed by the other Party in respect of fees and expenses for Services invoiced hereunder.

Section 4.2           Late Payments.  If Recipient fails to make any payment for any invoiced amount within thirty (30) days of the date such payment was due to Provider, and such amount is not disputed reasonably and in good faith pursuant to this Section 4.2 and Section 4.3, Recipient shall pay to Provider a finance charge at a rate per annum equal to [●] percent ([●]%).

Section 4.3           Invoice Disputes.  In the event Recipient reasonably and in good faith disputes any fees or expenses set forth in any invoice delivered pursuant to Section 4.1, Recipient shall within ten (10) days of receipt of such invoice deliver an objection notice in writing to Provider setting forth a summary description of each disputed item and the basis for such dispute. Amounts not in dispute shall be deemed accepted and shall be paid, notwithstanding any disputed amounts, within the time period set forth in Section 4.1. The parties will work in good faith to resolve any such dispute pursuant to Section 2.5(c) and Section 10.5.

ARTICLE V

TRANSITION

Section 5.1           Service Migration.  Recipient acknowledges and agrees that Provider is providing the Services, or causing the Services to be provided, on a transitional basis to the Recipient in order to allow the Recipient a period of time to obtain similar services for itself, and that Provider is not a commercial provider of such Services.  Recipient and Provider agree to cooperate in good faith and use commercially reasonable efforts to effectuate an orderly transition of the Services from the Provider to the Recipient (or its designee), including assisting with the migration of data and other transitional efforts upon termination of any Service (including as a result of termination of this Agreement) pursuant to Section 2.2 or Article VII.

ARTICLE VI

INTELLECTUAL PROPERTY

Section 6.1           Intellectual Property.  Except as otherwise expressly provided in this Agreement or the Separation Agreement, each of the Parties and their respective Subsidiaries shall retain all right, title and interest in and to their respective Intellectual Property and any and all improvements, modifications, derivative works, additions or enhancements thereof, and nothing in this Agreement shall transfer any right, title or interest in or to any Intellectual Property.  No license or right, express or implied, is granted under this Agreement by either Party or such Party’s Subsidiaries in or to their respective Intellectual Property, except that, solely to the extent reasonably required for the provision or receipt of the Services in accordance with this Agreement, each Party (as applicable, the “Licensor”), for itself and on behalf of its Subsidiaries, hereby grants to the other (as applicable, the “Licensee”) (and the Licensee’s Subsidiaries) a non-exclusive, revocable (solely as expressly provided in this Agreement), non-transferable, non-sublicensable (except to third parties as required for the provision or receipt of Services, but not for their own independent use), royalty-free, worldwide license during the term of this Agreement to use the Intellectual Property (excluding all (i) trademarks, service marks, trade dress, trade names, slogans, logos and corporate names and similar designations of origin and (ii) domain names and social media handles) owned by the Licensor or its applicable Subsidiary in connection with this Agreement, but only to the extent and for the duration necessary for the Licensee to provide or receive the applicable Service under this Agreement.  Upon the expiration of such term, or the earlier termination of such Service in accordance with this Agreement, the license to the relevant Intellectual Property will terminate; provided, that all licenses granted hereunder shall terminate immediately upon the expiration or earlier termination of this Agreement in accordance with the terms hereof.

ARTICLE VII

TERM AND TERMINATION

Section 7.1           Term.  The term of this Agreement will commence on the Closing Date and end on the earliest to occur of  the last date on which a Provider is obligated to provide any Service to a Recipient pursuant to this Agreement,  the termination of this Agreement pursuant to Section 7.2 and  the mutual written agreement of the Parties to terminate this Agreement (and all Services hereunder) in its entirety.

Section 7.2           Termination of this Agreement for Cause.  Either Party (the “Terminating Party”) may terminate this Agreement with immediate effect by notice in writing to the other Party (the “Other Party”) on or at any time after the occurrence of any of the following events:

(a)          the Other Party has materially breached or materially failed (other than pursuant to Section 10.8) to perform any of its covenants or agreements under this Agreement, and such breach or failure shall have continued without cure for a period of thirty (30) days after receipt by the Other Party of a written notice of such breach or failure from the Terminating Party seeking to terminate this Agreement;

(b)          the Other Party commences a voluntary case or other proceeding seeking bankruptcy protection, liquidation, reorganization or similar relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect, or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors, or fails generally to pay its debts as they become due, or takes any corporate action to authorize any of the foregoing; or

(c)          an involuntary case or other proceeding is commenced against the Other Party seeking bankruptcy protection, liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar Law now or hereafter in effect, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of fifteen (15) days or an order for relief shall be entered against the Other Party.

Section 7.3            Effect of Termination.  In the event of termination of this Agreement in its entirety pursuant to this Article VII, or upon the expiration of the term of this Agreement, this Agreement shall cease to have further force or effect, and neither Party shall have any Liability to the other Party with respect to this Agreement; provided that:

(a)          termination or expiration of this Agreement for any reason shall not release a Party from any Liability that already has accrued as of the effective date of such termination or expiration, as applicable, including the obligation of Recipient to pay any accrued and unpaid amount owed to Provider for any Service pursuant to the terms of this Agreement, or which may arise out of or in connection with such termination or expiration; and

(b)          Section 8.1, Article IX  and Article X  shall survive any termination or expiration of this Agreement and shall remain in full force and effect.

Section 7.4          Return or Destruction of Information; Return of Provider Equipment.   Except to the extent Parties are expressly required to retain such information pursuant to the Separation Agreement or the Ancillary Agreements, upon termination of this Agreement, if a Party or any of its Affiliates holds any Confidential Information furnished by the other Party or its Affiliates in connection with the provision or receipt of the terminated Services (the “Materials”), such Party shall, and shall cause its Affiliates to, promptly, upon the request of the other Party, return to the other Party or destroy, or cause to be returned to the other Party or destroyed, all such other Party’s or its Affiliates’ Materials, in each case upon the relevant termination; provided, that such Party or its Affiliates, as applicable, may retain such Materials to the extent required to comply with applicable Law or bona fide document retention policies; provided, further, that such Party or its Affiliates, as applicable, must continue to treat such retained Materials in a manner consistent with the terms of Article VIII.  Upon termination of this Agreement, Recipient shall promptly return or cause to be returned (in substantially the same working order as it was in when it was provided to Recipient, ordinary wear and tear excepted, taking substantially the same level of care exercised by Recipient with respect to its own property) to Provider any property provided by Provider to Recipient in connection with the provision of Services under this Agreement.

ARTICLE VIII

CONFIDENTIALITY

Section 8.1          Confidentiality.

(a)          The following shall be considered “Confidential Information” under this Agreement:  all proprietary or confidential information, provided or received in connection with the provision of the Services hereunder, concerning the business, business relationships (including prospective customers and business partners) and financial affairs of Provider, its Affiliates or other Representatives on the one hand, or the Recipient, its Affiliates or other Representatives, on the other hand (in each case, the “Disclosing Party”), whether or not in writing, including inventions, trade secrets, technical information, know-how, research and development activities, and information disclosed by third parties of a proprietary or confidential nature or under an obligation of confidence; provided that Confidential Information does not include, and there shall be no obligation hereunder, with respect to information that (i) becomes available to Recipient, its Affiliates or their other respective Representatives, on the one hand, or Provider, its Affiliates or their other respective Representatives, on the other hand (in each case, the “Receiving Party”) from and after the Closing, from a third party source that is not known by the Receiving Party to be under any obligations of confidentiality in respect of such information, (ii) is or becomes generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or (iii) is or was derived independently by the Receiving Party without use of Confidential Information.  The foregoing shall not be in limitation of any restrictions set forth in the Separation Agreement, including Section 5.2 thereof.

(b)          Each Party agrees to safeguard the other Party’s Confidential Information with the same degree of care used by such Party to protect its own similar Confidential Information, but in no event less than a reasonable degree of care, and each Party shall, and shall cause its respective representatives, successors and assigns to, comply, consistent with past practices, with applicable privacy and data security laws in the provision or receipt of Services.  Each Party further agrees that it shall not disclose the other Party’s Confidential Information; provided that (i) Provider may, to the extent reasonably necessary to provide the Services pursuant to this Agreement, disclose Confidential Information to any of its Affiliates or other Representatives or to Third Party Service Providers that have agreed to be bound by this Article VIII (it being understood that Provider shall be responsible for any breach by any such Person of this Article VIII with respect to Confidential Information disclosed to such Person by Provider); (ii) Recipient may, to the extent reasonably necessary to receive the Services pursuant to this Agreement, disclose Confidential Information to any of its Affiliates or other Representatives that have agreed to be bound by this Article VIII (it being understood that Recipient shall be responsible for any breach by any such Person of this Article VIII with respect to Confidential Information disclosed to such Person by Recipient); and (iii) either party may disclose such information to the extent reasonably necessary in connection with the enforcement of the terms or conditions of this Agreement.  Each Party agrees that it shall only use the other Party’s Confidential Information to the extent it was intentionally disclosed to such Party for such Party’s limited use as a Provider or Recipient under this Agreement.

(c)          Notwithstanding anything contained herein to the contrary, Sections 8.1(a) and 8.1(b) shall not restrict the Receiving Party from disclosing Confidential Information to the extent reasonably necessary in connection with the enforcement of this Agreement or as required by applicable Law (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) or requested by any Governmental Entity with jurisdiction over such Person (provided that the Receiving Party will, to the extent not legally prohibited, provide the Disclosing Party with prompt written notice of such request so that the Disclosing Party may seek, at its sole expense, an appropriate protective order and/or waive compliance with this Section 8.1(c)).  The Receiving Party shall reasonably cooperate with the Disclosing Party in connection with the Disclosing Party’s seeking of such protective order or similar remedy.  In the event that such protective order or other similar remedy is not obtained or the Disclosing Party waives compliance with the provisions of this Section 8.1(c), the Receiving Party or its permitted service provider shall furnish only that portion of the Confidential Information that has been legally required, and shall exercise commercially reasonable efforts to obtain assurance that confidential treatment shall be accorded such disclosed Confidential Information.

Section 8.2          System Security.

(a)          If any Recipient is given access to Provider’s or its Subsidiaries’ computer systems, networks, e-mail system or software (collectively, the “Systems”) in connection with the Services, such Recipient shall use commercially reasonable efforts to comply with all of Provider’s system security policies, procedures and requirements, which shall be consistent with the standards and guidelines set forth in Exhibit A attached hereto applicable to the respective Services or as may be updated by the applicable Recipient thereafter from time to time (collectively, “Security Regulations”), and shall not tamper with, compromise or circumvent any security or audit measures employed by Provider or any of its Subsidiaries.  Any amendment or revision to Exhibit A otherwise made in accordance with this Agreement shall not be deemed an amendment to this Agreement, and any reference in this Agreement to Exhibit A shall be deemed to be a reference to Exhibit A as so amended and in effect from time to time.  Further, Recipient shall not modify, translate, reverse engineer, decompile, disassemble or tamper with such Systems, or knowingly transmit any data, software or other materials that contain viruses, time bombs, worms, Trojan horses, spyware, disabling devices or any other malicious or unauthorized code to or through the Systems.  The Recipient shall access and use only those Systems of Provider and its Subsidiaries for which the Provider has granted Recipient the right to access and use and shall use such Systems solely as necessary to receive the Services hereunder.

(b)          If, at any time, Recipient determines that any Recipient personnel has sought to circumvent, or has circumvented, the Security Regulations, that any unauthorized Recipient personnel has or has had access to the Systems, or that any such personnel has engaged in activities that would reasonably be expected to lead to the unauthorized access, use, destruction, alteration or loss of data, information or software of the Provider or any of its Subsidiaries, Recipient shall promptly terminate any such person’s access to the Systems and promptly notify Provider.  Recipient shall reasonably cooperate with the Provider in investigating any unauthorized access by any Recipient personnel to the Systems.

ARTICLE IX

INDEMNITY

Section 9.1          Limitation on Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, EXEMPLARY, INDIRECT, PUNITIVE OR SIMILAR DAMAGES WHATSOEVER (INCLUDING LOST REVENUE OR PROFITS, DIMINUTION OF VALUE, OR DAMAGES CALCULATED ON MULTIPLES OF REVENUE, EARNINGS OR OTHER METRICS APPROACHES) (UNLESS SUCH DAMAGES ARE AWARDED BY A COURT OF COMPETENT JURISDICTION IN RESPECT OF A THIRD-PARTY CLAIM), ARISING FROM ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE SERVICES, WHETHER SUCH ACTION IS BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE.  NEITHER PARTY SHALL BE ENTITLED TO RECOVER MORE THAN ONE DOLLAR IN RESPECT OF EACH DOLLAR OF LOSS.  IN NO EVENT SHALL PROVIDER BE LIABLE UNDER THIS ARTICLE IX OR OTHERWISE WITH RESPECT TO THIS AGREEMENT OR ANY BREACH HEREOF, IN EACH CASE IN ITS CAPACITY AS PROVIDER HEREUNDER, FOR ANY AMOUNT IN EXCESS OF THE AGGREGATE FEES THE PROVIDER HAS ACTUALLY RECEIVED PURSUANT TO THIS AGREEMENT.

Section 9.2          Indemnification of Recipient Indemnitees by Provider.  Subject to Section 9.1, each Party, in its capacity as a Provider, agrees to indemnify and hold the other Party, in its capacity as Recipient, its Affiliates and their respective employees, agents, officers and directors (each a “Recipient Indemnitee”) harmless from and against any Losses to the extent arising out of or resulting from Provider’s or its Affiliates’ gross negligence or willful misconduct in connection with the provision of any Services hereunder or material breach of any agreement or obligation contained in this Agreement.

Section 9.3          Indemnification of Provider Indemnitees by Recipient.  Subject to Section 9.1, each Party, in its capacity as a Recipient, agrees to indemnify and hold the other Party, in its capacity as Provider, its Affiliates and their respective employees, agents, officers and directors (each, a “Provider Indemnitee”) harmless from and against any Losses to the extent arising out of or resulting from Recipient’s or its Affiliates’ gross negligence or willful misconduct in connection with the use of any Services hereunder or material breach of any agreement or obligation contained in this Agreement.

Section 9.4          Indemnification Procedures.  Sections 10.4 and 10.6 of the Separation Agreement shall govern, mutatis mutandis, claims for indemnification under this Article IX.

Section 9.5          Sole Remedy/Waiver. The Parties hereto acknowledge and agree that, except with respect to claims seeking specific performance or other equitable relief, the remedies provided for in this Article IX shall be the Parties’ and the Provider Indemnitees’ and Recipient Indemnitees’ sole and exclusive remedy for any Liabilities (including in respect of any claims for breach of contract, warranty, tortious conduct (including negligence), under Law or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each Party or any Provider Indemnitee or Recipient Indemnitee may at any time suffer or incur, or become subject to, as a result of or in connection with this Agreement, including any breach of or failure by any Party to perform or comply with any covenant or agreement in this Agreement.  In furtherance of the foregoing, the Parties hereby waive, on behalf of themselves and the Recipient Indemnitees and Provider Indemnitees (as applicable), to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against BankCo or any of its Affiliates, or PaymentsCo or any of its Affiliates, as the case may be, in connection with this Agreement and the provision or receipt of Services, whether arising under or based upon breach of contract (including for breach of any representation, warranty, covenant or agreement), warranty, tortious conduct (including negligence or strict liability), any Law or otherwise and whether predicated on common law, statute, strict liability or otherwise.  For the avoidance of doubt, each Party expressly acknowledges and agrees (on behalf of itself and the Recipient Indemnitees or Provider Indemnitees, as applicable) that, subject to the immediately preceding sentence, its sole remedy for any such claim or cause of action and any other claim relating to the subject matter hereof shall be indemnification pursuant to this Article IX or specific performance or other equitable relief, if applicable.  Nothing herein shall limit any indemnification obligations of the Parties set forth in the Separation Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1         Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Any Party to this Agreement may, only by an instrument in writing, waive compliance by the other Party to this Agreement with any term or provision of this Agreement on the part of such other Party to this Agreement to be performed or complied with. The waiver by any Party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.2         Notices.  All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when given by email transmission (without receipt of a delivery failure notice), and shall be directed to the address set forth below (or at such other address as such Party shall designate by like notice):

To PaymentsCo:

c/o [PaymentsCo]
[Address Line 1]
[Address Line 2]
Attention:	[_____]
Email:	[_____]

with a copy (which shall not constitute notice) to:

King & Spalding LLP
1180 Peachtree Street, NE Suite 1600
Atlanta, GA 30309
Attention:	Cal Smith
John	Anderson
E-mail:	[***]
[***]

To BankCo:

c/o [BankCo]
[Address Line 1]
[Address Line 2]
Attention:	[_____]
Email:	[_____]

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	H. Rodgin Cohen
Stephen M. Salley
Email:	[***]
[***]

Section 10.3         Assignment; Binding Effect.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, except that Provider may, in fulfilling its obligations set forth on Schedule 1, transfer or assign, in whole or in part, any of its rights, interests or obligations under this Agreement to any wholly-owned Subsidiary of Provider without the consent of Recipient; provided, that such Subsidiaries remain wholly-owned Subsidiaries of Provider during the term of this Agreement and any such transfer or assignment shall not relieve Provider of any of its obligations under this Agreement.

Section 10.4         Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.5         Governing Law and Jurisdiction.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iii) waives any objection to the laying of venue of any Action relating to this Agreement or the transactions contemplated hereby in such court; (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum; and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County. Each party agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 10.2.

Section 10.6         Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN . NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT  OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.6.  NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.6 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 10.7         Counterparts.  This Agreement may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more such counterparts have been signed by each Party and delivered (by facsimile, e-mail, or otherwise) to the other Party.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” from, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures.  This Agreement has been executed in the English language.  If this Agreement is translated into another language, the English language text shall in any event prevail.

Section 10.8         Force Majeure.  No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation hereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated or delayed as a consequence of circumstances of Force Majeure.  Without limiting the termination rights contained in this Agreement, in the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.  A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such Force Majeure, (a) provide written notice to the other Party of the nature and extent of such Force Majeure; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable (and in no event later than the date that the affected Party resumes providing analogous services to, or otherwise resumes analogous performance under any other agreement for, itself, its Affiliates or any third Person) unless this Agreement has previously been terminated under Article VII or this Section 10.8.  Recipient shall be (i) relieved of the obligation to pay fees or charges for the affected Service(s) throughout the duration of such Force Majeure and (ii) entitled to permanently terminate such Service(s) if the delay or failure in providing such Service(s) because of a Force Majeure shall continue to exist for more than thirty (30) consecutive days (it being understood that the Recipient shall not be required to provide any advance notice of such termination to the Provider or otherwise comply with the obligations set forth in Section 2.2(b) regarding the early termination of such Service(s)).

Section 10.9         Interpretation.  For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms “Article,” “Section,” “paragraph,” “Exhibit” and “Schedule” are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, and references to the “date hereof” mean the date of this Agreement; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form (including e-mail); (viii) provisions shall apply, when appropriate, to successive events and transactions; (ix) PaymentsCo and BankCo have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement; (x) references to any statute shall be deemed to refer to such statute as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder as amended through such specific date); (xi) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xii) a reference to any Person includes such Person’s successors and permitted assigns; (xiii) any reference to “days” shall mean calendar days unless Business Days are expressly specified; (xiv) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (xv) to the extent that this Agreement requires an Affiliate or Subsidiary of any party to take or omit to take any action, such covenant or agreement includes the obligation of such party to cause such Affiliate or Subsidiary to take or omit to take such action; (xvi) amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number shall mean the subtraction of the absolute value of such negative number and the subtraction of a negative number shall mean the addition of the absolute value of such negative number; and (xvii) the word “extent” in the phrase “to the extent” will mean the degree to which a subject or other theory extends and such phrase will not mean “if.”

Section 10.10       No Third Party Beneficiaries.  Except for Section 9.2 and Section 9.3, in each case which are intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement, together with the Exhibits and Schedules hereto, are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 10.11       Entire Agreement.  This Agreement, the Separation Agreement and the other Ancillary Agreements, together with the Exhibits and Schedules hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

GREEN DOT OPCO, LLC

By:
Name:
Its:

COMPASS SUB NORTH, INC.

By:
Name:
Its:

[Signature Page to Transition Services Agreement]

Schedule 1

BANK SERVICES

[●]

Schedule 1

PAYMENTS SERVICES

[●]

Exhibit B

Form of Master Services Agreement

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”) is made as of [●] (the “Effective Date”), between Green Dot Bank (“Bank”), a bank organized under the laws of the State of Utah, and Green Dot OpCo, LLC, a Delaware limited liability company (“OpCo”).  Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Separation Agreement (as defined below).

WITNESSETH

WHEREAS, on the date hereof, pursuant to that certain Agreement and Plan of Merger, dated as of November 23, 2025 (the “Merger Agreement”), by and among Green Dot Corporation, a Delaware corporation and the former parent of Bank (“Green Dot”), CommerceOne Financial Corporation, an Alabama corporation (“CommerceOne”), Compass Sub North, Inc., a Delaware corporation (“New CommerceOne”), Compass Sub East, Inc., a Delaware corporation (“Merger Sub One”), and Compass Sub West, Inc., a Delaware corporation (“Merger Sub Two”), subject to the terms and conditions set forth therein, CommerceOne acquired Green Dot Bank by way of (i) a merger of Merger Sub One with and into CommerceOne with CommerceOne surviving and a merger of Merger Sub Two with and into Green Dot with Green Dot surviving (the “Concurrent Mergers”) and (ii) immediately after effectiveness of the transactions contemplated by the Separation Agreement, CommerceOne will merge with and into New CommerceOne with New CommerceOne surviving;

WHEREAS, on the date hereof, pursuant to that certain Separation Agreement, dated as of November 23, 2025 (the “Separation Agreement”), by and among Green Dot, OpCo and New CommerceOne, subject to the terms and conditions set forth therein, (i) immediately following the Concurrent Mergers, Green Dot converted into a limited liability company, (ii) immediately following such conversion, Green Dot distributed the stock of Bank to Compass Sub Northwest, Inc., and (iii) immediately following such distribution, OpCo acquired the Business (as defined in the Separation Agreement);

WHEREAS, prior to the consummation of the transactions contemplated by the Merger Agreement and the Separation Agreement (the “Separation”), Bank provided certain banking-related services to Green Dot and certain of its direct and indirect subsidiaries (collectively, “OldCo”) to support the operation of the Business (“Bank Services”);

WHEREAS, prior to the consummation of the Separation, Bank obtained certain services related to the management and administration of consumer and B2B payments and income tax refund transfer programs to support the operation of the Business (“Program Management Services,” and, collectively with the Bank Services, the “Services”) from OldCo;

WHEREAS, concurrently with the parties’ entry into this Agreement, New CommerceOne and OpCo are entering into a transition services agreement pursuant to which each party will provide the other transitional services following the Separation; and

WHEREAS, on the terms and conditions set forth herein, from and after the Separation, (i) OpCo desires to obtain from Bank substantially the same Bank Services to support OpCo’s operation of the Business, and (ii) Bank desires to obtain from OpCo substantially the same Program Management Services currently provided by OldCo to support Bank’s operation of the Business.

NOW, THEREFORE, in consideration of the payments to be made and services to be performed hereunder, upon the terms and subject to the conditions set forth in this Agreement and intending to be legally bound, the parties hereto agree to the following terms and conditions:

ARTICLE I
SERVICES

Section 1.1         Services.  Each party shall perform Services for the other party on the terms and conditions set forth in the Schedules to this Agreement as they may be amended from time to time.

Section 1.2          Service Agreements.

(a)         For each Service or set of related Services to be provided under this Agreement, Bank and OpCo shall cooperate to enter into a service agreement, which shall set forth the price, performance standards and any other terms and conditions applicable to the Service(s) (each, a “Service Agreement”).  The Schedules to this Agreement contain the Service Agreements for the Services to be provided pursuant to this Agreement and are part of this Agreement.

(b)         The parties may enter into new Service Agreements from time to time upon mutual agreement of Bank and OpCo, and any such new Service Agreement shall be automatically added as Schedules to this Agreement.

(c)         No Services may be provided under a Service Agreement unless and until (i) such Service Agreement is executed and (ii) it being agreed that the parties shall use their respective commercially reasonable efforts for the Services to be operationally ready in accordance with the terms of such Service Agreement, such operational readiness is mutually confirmed by the parties (such confirmation not to be unreasonably withheld).

(d)          To the extent that the provisions of any Service Agreement conflict with the provisions of this Agreement, the provisions of the Service Agreement shall control.

Section 1.3           Revenue Sharing; Fees.

(a)          In consideration for each party’s Services, OpCo and Bank will share revenues derived from the Business in accordance with the terms and measurement procedures set forth in the applicable Schedules.  Unless otherwise specified in an applicable Service Agreement, or otherwise agreed to by the parties, the revenue sharing for each Service shall be calculated monthly and trued-up quarterly, and any resulting credit or debit shall be applied during the following invoice cycle as applicable.  Each party shall retain workpapers, third-party statements and any other information sufficient to verify the underlying revenue sharing calculations and provide such information to the other party upon reasonable request.

(b)         Except as otherwise provided in a Service Agreement, all Revenue from Programs (as such term is defined in each Service Agreement) will be remitted to an OpCo fee account on a daily basis.

(c)         Unless otherwise specified in an applicable Service Agreement, or agreed to by the parties, payments to Bank for its share of Revenue (as such term is defined in each Service Agreement) shall be paid within thirty-five (35) days of the date invoiced.  If a party determines that any fees, costs or expenses were not properly invoiced or paid, the party shall promptly notify the other party, and in any event within thirty (30) days of receipt of the applicable invoice, and the parties shall cooperate in good faith to determine the amount due and to resolve any disputed amounts within thirty (30) days of notice, provided that any undisputed amounts shall remain payable when due pursuant to this Section 1.3(a).

(d)          Any operator and card-brand fees, assessments, surcharges, and any other third-party charges specified as payable by OpCo in any Service Agreement (collectively, the “Pass-Through Costs”) shall be invoiced to OpCo at cost.  Bank shall provide information reasonably requested by OpCo to support the Pass-Through Costs and any other fees charged to OpCo by Bank.

(e)        Bank shall have the right of setoff or counterclaim with respect to any claim, debt or obligation, against payments to OpCo under this Agreement or any other Ancillary Agreement or other agreement among the parties or their Affiliates.

Section 1.4           Delegation.

(a)         Notwithstanding anything herein to the contrary, each party may delegate its obligations under this Agreement in whole or in part to an Affiliate of such party or a third party (a “Third-Party Provider”) provided that: (a) such delegation is in conformity with all applicable Law and Network Rules; (b) the delegating party has performed commercially reasonable due diligence on any such Third-Party Provider, including with respect to its ability to comply with the performance standards and information security measures hereunder; and (c) the delegating party remains fully responsible for the performance of its Services pursuant to this Agreement in accordance with the terms of this Agreement, including the performance standards and information security measures hereunder.

(b)         Subject to applicable Law and Network Rules and satisfaction of all requirements of OpCo’s vendor management program as approved in writing by Bank or Bank’s written consent (not to be unreasonably withheld, conditioned or delayed), OpCo may engage third party retailers, sellers and others (including any BaaS partner program, each a “Program Distributor”) to assist with distribution of payments, depository, tax refund and credit services to consumer and business end-users; provided that (a) OpCo has performed commercially reasonable due diligence on any such Program Distributor, including with respect to its ability to comply with the performance standards and information security measures hereunder, and (b) OpCo ensures that the Program Distributor complies with the performance standards and information security measures hereunder. Each such service offered through any particular Program Distributor shall be a  “Program” for purposes of this Agreement.

(c)         Each party shall use commercially reasonable efforts to ensure that its Third-Party Providers and Program Distributors, as applicable, are bound by written agreements with respect to the performance of the Services that requires such Third-Party Provider or Program Distributor to comply with the material terms of this Agreement applicable thereto, as applicable, and any applicable Service Agreement.

Section 1.5          Exclusivity.  During the Initial Term (as defined below), Bank shall be the exclusive provider of Bank Services to OpCo, and except as set forth in a Service Agreement, OpCo may not engage any other person to provide any services that are substantially the same as the Bank Services (the “Exclusive Services”); provided that (a) the parties will meet in good faith to discuss any new Program that is not in effect as of the Effective Date (a “New Program”) and (b) to the extent that (i) Bank is unable or unwilling to provide to OpCo any such New Program that is an Exclusive Service upon commercially reasonable terms, (ii) the Program Distributor of a New Program has a program agreement or other contract with another bank provider of Exclusive Services which prohibits the provision of the Exclusive Services by Bank with respect to such New Program or (iii) the Program Distributor, acting reasonably (after commercially reasonable efforts by OpCo to encourage such Program Distributor to partner with Bank for such Exclusive Services), is unwilling for Bank to provide such Exclusive Services to such New Program, the exclusivity provision under this Section 1.5 shall not apply with respect to such Exclusive Services for such New Program.  OpCo shall not take any action or refrain from taking any action if the primary purpose or intent of such action or not acting is avoiding its obligations under this Section 1.5.

Section 1.6        Standard of Service.  Subject to the terms and conditions of each Service set forth in the Schedules to this Agreement, the parties will provide their respective Services in compliance with applicable Law and in substantially the same manner and at substantially the same service levels (in each case, subject to any changes that are reasonably required by virtue of the transactions contemplated by the Separation Agreement or by applicable Law or the rules and requirements of an applicable card network (including any Contract binding on Green Dot Bank or its Affiliates as of the Effective Date, and including the requirements set forth on Exhibit B) (“Network Rules”)) as the Bank and OldCo provided during the twelve (12)-month period prior to the Separation (the “Pre-Separation Period”).

Section 1.7         Service Issues.  In the event of a material issue in the provision of the Services (each, a “Service Issue”), the party experiencing the Service Issue shall provide the other party with written notice of such Service Issue as soon as practicable.  The parties shall reasonably cooperate with each other to remedy such Service Issue as soon as practicable and to mitigate any adverse effect on the Business, and subject to applicable Law, privilege and confidentiality obligations, each party shall provide the other party with any information reasonably necessary to remedy such Service Issue.

Section 1.8        Suspension of Services.  If a Governmental Entity or applicable card network directs, or in the event of a change in applicable Law or Network Rules requiring, the suspension, limitation, or modification of any Bank Services, Bank may suspend such Services (including with respect to any Program Distributors) or applicable portions thereof upon written notice to OpCo, provided that (i) Bank shall first notify OpCo of the basis for exercising such suspension right, (ii) to the extent reasonably possible or not restricted by a Governmental Entity or applicable card network (including Law or Network Rules), the parties shall cooperate in good faith for a period of not less than five (5) Business Days following OpCo’s receipt of such notice to address the circumstances giving rise to such suspension right for the purpose of avoiding such suspension, (iii) Bank shall use commercially reasonable efforts to limit the scope and duration of the suspension to the affected aspects of the applicable Programs (including, for example, jurisdictions that may be subject to suspension) in the manner which shall have the least adverse impact on OpCo as may be required to comply with the Governmental Entity’s directive, change in applicable Law or Network Rules, (iv) the parties shall continue to coordinate in good faith to remediate or mitigate the causes and to end any suspension and resume the affected Services as soon as reasonably practicable, (v) once such circumstances are satisfactorily addressed, Bank shall end the suspension and resume the affected Services, and (vi) unless alternative bank providers of the affected Services are similarly affected by a change in applicable Law or Network Rules, if Bank does not terminate the suspension within 45 days of the date such suspension commenced (subject to the Designated Officers working in good faith to resolve the dispute pursuant to Section 2.3(b) during such period), Bank’s exclusivity under Section 1.5 shall not apply thereafter to the adversely affected Programs.  Bank shall consult with OpCo in good faith with respect to possible mitigation or remediation actions in connection with the underlying cause(s) of such suspension.  Nothing in this Section 1.8 shall be construed to require Bank to disclose any confidential supervisory information.

Section 1.9          Personnel; Resources.  Each party agrees that it will (i) assign qualified, adequately trained, and efficient personnel to the performance of its Services and (ii) discharge its obligations under this Agreement in an efficient and timely manner and to exercise reasonable care in performing the Services.  Each party shall provide reasonable access, upon reasonable request by the other party, to the relevant personnel who are assigned for the rendition of Services.

Section 1.10         Compliance with Laws.  Each party shall be responsible for its own compliance with any and all Laws applicable to its performance of its obligations under this Agreement.  Each party will be responsible for all fines and penalties assessed by any Governmental Entity due to such party’s actions or omissions, provided that such fine or penalty is not caused by or a result of the direct acts or omissions other party.  Notwithstanding the foregoing, without prejudice to Bank’s specific obligations under this Agreement, Bank shall have ultimate decision making authority with respect to any unresolved dispute with respect to actions necessary for Bank or any program that is the subject of a Service Agreement or this Agreement to comply with applicable Law or Network Rules.  Bank shall exercise such decision making authority reasonably and require changes only to the extent reasonably necessary to achieve compliance with applicable Law or Network Rules.

Section 1.11        Change in Laws.  Without limiting Section 1.10, if a change in Laws or Network Rules (a “Change in Law”) will prevent or impede in any material respect a party from performing any of its material obligations under this Agreement, then within one hundred and eighty (180) days after the effective date of such Change in Law, the party affected by such Change in Law (the “Impacted Party”) shall provide written notice to the other party (the “Non-Impacted Party”), which notice shall describe in detail the applicable Change in Law and the provision or provisions of this Agreement affected by such Change in Law.  Upon the receipt of such notice by the Non-Impacted Party, the parties shall enter into good faith negotiations for a period of not less than thirty (30) days as part of an effort to amend this Agreement to reduce or negate the impact of such Change in Law (a “Change in Law Amendment”).  During such period, each Party shall work in good faith to enter into such Change in Law Amendment on terms that alter this Agreement in the manner which will have the least adverse impact to the Impacted Party as may be required to accommodate the Change in Law prior to the effectiveness of such Change in Law. If the parties are unable to agree to a Change in Law Amendment during such thirty (30) day period, then the matter shall be escalated to the Designated Officers of OpCo and Bank for an additional fifteen (15) day period.  If, following such periods and compliance with their obligations under this Section 1.11, the parties are unable to agree to such Change in Law Amendment, and the Impacted Party is Bank and the result of such Change in Law is an inability of Bank to perform its material obligations hereunder, then Bank’s exclusivity as provided in Section 1.5 shall not apply with respect to any Program or Service Agreement adversely affected by such Change in Law, unless alternative bank providers of the affected Services are similarly affected by a change in applicable Law or Network Rules.

Section 1.12        Disaster Recovery.  Each party shall establish, maintain and regularly update disaster recovery, business resumption and contingency plans appropriate for the nature and scope of its Services under this Agreement.  OpCo shall conduct testing on such plans at least semi-annually or at such other frequency as may be agreed between the parties.  Each party shall provide the other with reasonable details of its plans and the results of such testing, including evidence of completion and any material findings or remediation actions. Bank may elect to participate in OpCo’s testing and may require OpCo to adhere to reasonable standards and procedures for its testing.

ARTICLE II
COVENANTS

Section 2.1           Information Sharing.

(a)         Each party shall maintain current, complete and accurate books and records relating to the Services, including as may be required by applicable Law or Network Rules, and shall provide such information as may be reasonably requested by the other party to allow such party to perform its obligations under this Agreement.

(b)          The parties acknowledge that the performance of the Services may be subject to regulation or examination by federal and state regulatory agencies.  Each party shall provide any reports, data or other information reasonably requested by the other to comply with applicable Law or Network Rules or in connection with regulatory supervision and shall submit to any examination that may be required or requested by a Governmental Entity with audit and examination authority over the other party.  Upon receipt of any regulatory request and to the extent permitted by applicable Law and Network Rules, each party shall promptly notify the other of any required reports, data or other information and shall consult with the other party before submitting any such reports, data or other information.

Section 2.2          Confidentiality.

(a)          A party receiving Confidential Information (the “Receiving Party”) from the other party (the “Disclosing Party”) shall protect and hold all Confidential Information in strict confidence and protect all Confidential Information from unauthorized or inadvertent access, use, destruction, or disclosure in full compliance with this Agreement and all applicable Law and Network Rules, including by implementing, maintaining and enforcing appropriate data security.

(b)          Unless required by applicable Law or Network Rules or with the Disclosing Party’s prior written consent, the Receiving Party shall not:

(i)          use, reproduce, disseminate, modify, retain, or disclose any of the Confidential Information for any purpose other than to perform its obligations under this Agreement for which the Confidential Information is being disclosed, or for such Receiving Party’s internal recordkeeping purposes;

(ii)         reverse engineer, sell or market any Confidential Information;

(iii)        receive and maintain the Confidential Information without implementing reasonable internal controls and procedures to safeguard the security and confidentiality of such information; or

(iv)        disclose any of the Confidential Information other than to its employees and representatives who have a reasonable need-to-know in order to discharge their obligations under this Agreement.

(c)          The Receiving Party will be fully liable for the acts and omissions of its Representatives to whom it discloses the Confidential Information.

(d)        “Confidential Information” means any and all confidential or proprietary non-public information or material, whether in electronic or hard copy format, that is generated, collected or utilized in Bank’s, OpCo’s, or their respective Affiliates’ business or operations.  Without limitation, Confidential Information includes:

(i)          trade secrets, source code and object code, other confidential intellectual property, technical and technological information, including designs, processes, methods, technical specifications, drawings, prototypes, troubleshooting guidelines, formulas, data, files, performance characteristics, computer software information and related documentation, databases, programs, systems engineering, research and development plans, disks and other storage media, drawings, notes, proposals, reports, photographs, hardware, card files and recordings;

(ii)         financial information, such as overhead costs, profit margins, banking and financing data, budgeting data and reports, and pricing policies;

(iii)       marketing and sales information, such as marketing and sales techniques and data, identification and authorizing source, account status and ability to pay, product development and delivery schedules, market research and forecasts, strategic planning, and marketing and advertising plans, techniques and budgets;

(iv)       Bank’s, OpCo’s or their respective Affiliates’ overall strategies, the specific programs and strategies utilized and the success or lack of success of those programs and strategies; and

(v)         customer and consumer nonpublic personal information, as defined by applicable Law, including the Gramm-Leach-Bliley Act (“NPI”).

(e)          Confidential Information (other than NPI) does not include information that:

(i)         is or becomes generally available to the public without breach of any obligation of confidentiality under this Agreement or any confidentiality agreement that the Receiving Party may have with a third party;

(ii)         was already known to or was rightfully in the possession of the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party;

(iii)       becomes available to the Receiving Party from a third party, provided that such third party is not subject to an obligation of confidentiality with the Disclosing Party;

(iv)        is independently developed by the Receiving Party without reference to or reliance upon the Confidential Information of the other party;

(v)         is approved in writing by the Disclosing Party for disclosure; or

(vi)       is required to be disclosed by applicable Law or by an applicable Governmental Authority, but only to the extent so required and solely for such purpose, and the Receiving Party shall otherwise remain obligated to treat such information as Confidential Information pursuant to this Section 2.2.

Section 2.3           Oversight Committee.

(a)        Each of OpCo and Bank shall establish a committee, consisting of two (2) persons appointed by OpCo and two (2) persons appointed by Bank, to oversee the management and coordination of the provision and receipt of Services pursuant to this Agreement and the Services Agreements (the “Oversight Committee”) (it being understood that the Oversight Committee shall be established solely for the purpose of serving as a forum for interaction between the parties and their affiliates, and not as an independent entity with authority to act on its own).

(b)          The Oversight Committee shall meet as often as reasonably necessary in an effort to resolve disputes without the necessity of any formal proceeding relating thereto. If the Oversight Committee does not resolve a dispute within thirty (30) days, an officer or official of each of OpCo and Bank with settlement authority (each such officer, a “Designated Officer”), or their respective designees, shall negotiate in good faith in an attempt to resolve the dispute amicably. If such dispute has not been resolved to the mutual satisfaction of the parties within fifteen (15) Business Days (or such longer period as the parties may agree) after the dispute has been escalated in writing to the Designated Officers of OpCo and Bank, then either party may initiate formal proceedings as permitted by this Agreement in accordance with Section 4.4. The foregoing requirements and limitations shall not prevent a party from (i) seeking any and all remedies available at Law, including injunctive relief in circumstances permitted by this Agreement, or (ii) terminating this Agreement (in whole or in part) in accordance with Article III.

Section 2.4          Information Security.

(a)         The parties shall maintain information security policies, procedures and administrative, physical and technical safeguards appropriate to the Services.  Each party shall protect the data of the other party shared or processed in connection with the Services consistent with the standards and guidelines set forth in Exhibit A attached hereto.

(b)          In the event a party’s systems experience a security breach or similar incident affecting the data of the other party or its customers (a “Security Incident”), such party shall provide notice to the other party within twenty-four (24) hours of learning of the Security Incident and shall also provide regular updates to the other party of any material developments. The parties shall cooperate with respect to any required regulatory notices or mitigation or remediation actions in connection with such Security Incident

Section 2.5         Handling of Funds.  Unless otherwise specified in an applicable Service Agreement, or otherwise agreed to by the parties, OpCo shall not receive, hold, control, or transmit end-customer funds.  Any Service Agreement providing for the handling of end-customer funds shall specify settlement timelines, cutoffs, reconciliation cadence, exception handling, reserve triggers, and data delivery.

Section 2.6          Advice of Changes.  Each party shall promptly advise the other parties of any action against it, including any pending or threatened litigation or action by a Governmental Entity, that would reasonably be expected to have a material adverse effect on the party’s ability to perform its obligations under this Agreement or any Service Agreement.

Section 2.7         Receipt of Criticism.  In the event that Bank or OpCo receives a criticism in a report of examination or in a related document or written communication from, or is subject to any supervisory action by, or enters into an agreement with any regulatory authority with respect to any matter whatsoever relating the Services (a “Criticism”), the party receiving the Criticism shall advise the other party in writing and share the relevant portions of any written documentation received from the relevant regulatory authority to the extent not prohibited by applicable Law.  Following receipt of such Criticism, the parties shall in good faith consult as to the appropriate action to be taken to address such Criticism.  For clarity, nothing herein shall require a party to disclose any “confidential supervisory information” as defined under applicable Law.

Section 2.8        Legal Action.  Each party shall promptly notify the other party of any legal action relating to the Services provided under this Agreement and shall use commercially reasonable efforts to assist the other party in complying with any subpoenas relating to such legal action.

Section 2.9          Customer Complaints.  If a party becomes aware of a third party making a complaint to any other third party, including a government, regulatory, consumer protection or consumer advocacy agency (each, a “Reporting Agency”), which complaint asserts a legal, compliance or regulatory violation related to the Services (“Consumer Complaints”), such party will immediately forward to the other party the Consumer Complaint and all information and documentation related thereto to the extent permitted by applicable Law.  Unless otherwise instructed or permitted, no party shall respond to any Reporting Agency on behalf of another party and if the Reporting Agency is a governmental or regulatory authority, no party will respond on its own behalf without obtaining the other party’s approval of such response.  The parties shall reasonably and timely cooperate with each other in the investigation and resolution of any Consumer Complaints, including responding to any questions or requests for information from the other party but in any event within five (5) days.

Section 2.10        Taxes.  Each party shall be responsible for the payment of any federal, state or local taxes or assessments with its own earnings and income associated with the transactions contemplated by this Agreement, or imposed upon it in relation to the performance of its obligations under this Agreement, and for compliance with all filing, registration and other requirements with regard thereto.

Section 2.11        Insurance.  Each party shall maintain, at its own expense, for the duration of the Term insurance, including, but not limited to, cybersecurity insurance, with commercially reasonable terms, and shall regularly evaluate and adjust as necessary its coverage so that it is commensurate with the applicable Services’ scale.  Confirmation of such insurance coverage and any documentation related thereto shall be provided upon reasonable request by a party.  Each party shall notify the other party in writing of any material change or termination to cybersecurity insurance as soon as reasonably practicable, and in any event within thirty (30) days of such change or termination.  All insurance policies shall be obtained from insurers rated at least “A VII” by A.M. Best, and Bank shall be named as an additional insured or loss payee, as applicable, on each policy obtained by OpCo.

Section 2.12        Indemnification.

(a)          Each party agrees to indemnify, defend and hold harmless the other party, its Subsidiaries or Affiliates, and its and their respective officers, directors, employees and permitted assigns against any and all liabilities, suits, claims, losses, damages, costs and expenses (including, without limitation, penalties and interest levied by regulatory agencies or card association networks, reasonable attorneys’ fees and court costs) (“Losses”) arising out of or related to the indemnifying party’s gross negligence, willful misconduct, intellectual property infringement, or violation of applicable Law, except to the extent that such Losses arise out of the gross negligence, willful misconduct, intellectual property infringement, or violation of applicable Law of the Person seeking indemnification.

(b)          If any claim or demand is asserted against a party (the “Indemnified Party”) by any Person who is not a party to this Agreement in respect of which the Indemnified Party may be entitled to indemnification under Section 2.12(a), written notice of such claim or demand shall promptly be given to any party or parties (the “Indemnifying Party”) from whom indemnification may be sought; provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 2.12 except to the extent the Indemnifying Party is prejudiced by such failure.  Within fifteen (15) days following receipt of written notice from the Indemnified Party relating to any claim, but no later than fifteen (15) days before the date on which any response to a complaint or summons is due, the Indemnifying Party will notify the Indemnified Party in writing if the Indemnifying Party elects to assume control of the defense and settlement of that claim (a “Notice of Election”).

(c)          If the Indemnifying Party delivers a Notice of Election relating to any claim within the required notice period, the Indemnifying Party will be entitled to have sole control over the defense and settlement of such claim; provided that (i) the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; and (ii) the Indemnifying Party will notify the Indemnified Party before ceasing to defend against such claim, and will not compromise or settle such claim without the Indemnified Party’s prior written consent if such compromise or settlement would impose a penalty or limitation upon the Indemnified Party, including an injunction or other equitable relief, or such compromise or settlement does not include the release of the Indemnified Party from all liability arising from or relating to such claim.  After the Indemnifying Party has delivered a Notice of Election relating to any claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses incurred by the Indemnified Party in connection with the defense of that claim.  In addition, the Indemnifying Party will not be required to indemnify the Indemnified Party for any amount paid or payable by the Indemnified Party in the settlement of any claim for which the Indemnifying Party has delivered a timely Notice of Election if such amount was agreed to without the written consent of the Indemnifying Party.

(d)          If the party which is the Indemnifying Party does not deliver a Notice of Election relating to any claim within the required notice period, the Indemnified Party will have the right to defend the claim in such manner as it may deem appropriate, and the failure of the Indemnifying Party to deliver such Notice of Election will not affect the indemnification obligations of such party under this Agreement.

(e)          When seeking indemnification, the Indemnified Party will at all times reasonably cooperate with the Indemnifying Party in the defense or settlement of any claim.

(f)          Without prejudice to the parties’ rights and obligations in relation to the mitigation of losses at law or equity, the parties shall use commercially reasonable efforts to mitigate the quantum of losses and any other adverse consequences incurred or suffered by a party as a result of a breach by a Third-Party Provider or Program Distributor (to the extent the party is aware of such breach).

ARTICLE III
TERM; TERMINATION

Section 3.1        Initial Term.  This Agreement is effective as of the Effective Date and will continue in effect for a period of seven (7) years unless earlier terminated in accordance with the terms of this Agreement (the “Initial Term”).

Section 3.2         Renewal Terms.  This Agreement will automatically renew for consecutive one (1)-year periods (each, a “Renewal Term”) at the end of the Initial Term or the then-current Renewal Term unless either party elects not to renew this Agreement by providing the other party written notice of its intent not to renew this Agreement at least one hundred eighty (180) days prior to the end of the Initial Term or the then-current Renewal Term, as applicable.

Section 3.3          Transition Services.  For a period of three hundred sixty-five (365) days following the termination of this Agreement for any reason (the “Transition Period” and, collectively with the Initial Term and any Renewal Term, the “Term”), performance by each party of its obligations under this Agreement will, at OpCo’s request, continue as needed to permit the orderly wind-down of the Services and the efficient and seamless transition of the Services by OpCo to another provider (the “Transition Services”); provided that such Transition Period will occur only to the extent the continued provision of Transition Services would comply with applicable Law and Network Rules.  The terms of this Agreement shall remain in full force and effect during any Transition Period.  The Transition Period may be ended prior to the expiration of the three hundred sixty-five (365)-day period by written notice to Bank from OpCo.

Section 3.4          Termination.

(a)           This Agreement may be terminated by either party upon written notice to the other party if:

(i)          the non-terminating party fails to make a payment of any material amount due and payable pursuant to this Agreement that is not disputed in good faith and such failure remains unremedied for a period of thirty (30) days after the non-defaulting party gives written notice thereof; or

(ii)         the non-terminating party fails to perform, satisfy or comply with any obligation, condition, covenant or other provision contained in this Agreement, and:

(A)
such failure has, or is likely to have, a material adverse effect on the value of this Agreement to the non-defaulting party, or constitutes a material violation of applicable Law that renders either party unable to substantially perform this Agreement; and

(B)
such failure remains unremedied for a period of thirty (30) days after the other party gives written notice thereof specifying the nature of such failure in reasonable detail; provided, however, that this Agreement may not be terminated as a result of such failure if:

a.
the party responsible for such failure initiates and diligently pursues a cure within such thirty (30)-day period, and such cure is completed within ninety (90) days from the date of written notice regarding such failure, or

b.
the failure is acknowledged by the party responsible for such failure, such party has submitted to the other party a resolution plan for resolving such failure that is approved by the non-defaulting party, and the defaulting party is adhering to the terms of such resolution plan as approved by the non-defaulting party.

(b)        In the event of a failure to perform, satisfy or comply with any obligation, condition, covenant or other provision contained in a Service Agreement that would otherwise give rise to a right of a party to terminate this Agreement, the terminating party may, in lieu of terminating this Agreement, terminate only such Service Agreement.

(c)          Section 2.2, Section 3.3, Section 3.4, and Article IV shall survive termination of this Agreement.

Section 3.5          Return or Destruction.  Upon termination of this Agreement, or at any time upon the written request of a party, the other party shall return, or at its election destroy, all Confidential Information of the other party in its possession or in the possession of a third party over which such party has or may exercise control. Notwithstanding the foregoing, the parties may retain any Confidential Information to the extent (a) required by Law or bona fide internal compliance or document retention policies or (b) it is electronically stored pursuant to automatic back-up storage or archival procedures or systems, is not readily available to an end user and cannot be expunged without considerable effort.  Notwithstanding the return, destruction or retention of Confidential Information in accordance with this Section 3.5, any retained Confidential Information will continue to be kept confidential and subject to the confidentiality terms of this Agreement.

ARTICLE IV
MISCELLANEOUS

Section 4.1          Interpretation.  For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms “Article,” “Section,”  and “Schedule” are references to the Articles, Sections, and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, and references to the “date hereof” mean the date of this Agreement; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form (including e-mail); (h) provisions shall apply, when appropriate, to successive events and transactions; (i) Green Dot, OpCo and Bank have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement; (j) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” shall mean calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (n) to the extent that this Agreement requires an Affiliate or Subsidiary of any party to take or omit to take any action, such covenant or agreement includes the obligation of such party to cause such Affiliate or Subsidiary to take or omit to take such action; (o) amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number shall mean the subtraction of the absolute value of such negative number and the subtraction of a negative number shall mean the addition of the absolute value of such negative number; and (p) the word “extent” in the phrase “to the extent” will mean the degree to which a subject or other theory extends and such phrase will not mean “if”.

Section 4.2          Headings.  The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 4.3           Governing Law; Waiver of Jury Trial.

(a)          This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each party agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 4.11.

(b)         EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE SEPARATION AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH, INCLUDING ANY OTHER ANCILLARY AGREEMENT, OR THE ADMINISTRATION HEREOF OR THEREOF OR THE SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, THE SEPARATION AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH, INCLUDING ANY OTHER ANCILLARY AGREEMENT, OR THE ADMINISTRATION HEREOF OR THEREOF OR THE SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 4.3.  NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 4.3 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 4.4           Dispute Resolution.

(a)          Any dispute, controversy or claim of any and every kind or type, whether based on contract, tort, statute, regulations or otherwise, arising out of, in connection with or relating in any way to this Agreement, the relationship of the parties hereto, the obligations of the parties hereto or the operations carried out under this Agreement, including any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement shall initially sought to be resolved by non-binding confidential mediation administered by the American Arbitration Association (the “AAA”) and conducted in accordance with the Commercial Mediation Procedures of the AAA.  The location of the mediation shall be Delaware.  The parties hereto shall share equally in the costs of mediation; provided, however, that each party shall bear its own legal fees and expenses in connection with the mediation.  If the parties do not reach agreement on a mutually agreeable mediator within twenty (20) days of when either party first proposes mediation or the parties fail to reach a resolution within a period of sixty (60) days from the first meeting of the parties in mediation, then the dispute shall be finally resolved by and be subject to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County.  Each party hereby irrevocably waives, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court; (ii) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum; and (iii) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum  Each party retains the right to seek judicial assistance: (A) to obtain interim measures of protection prior to or pending mediation, (B) to seek injunctive relief, and (C) to enforce any final settlement agreed during mediation.

(b)         All offers, promises, conduct and statements, whether written or oral, made in the course of conducting the negotiations or in mediation by either of the parties hereto, their agents, employees, experts and attorneys, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation, or other proceeding involving the parties; provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation or mediation.

Section 4.5          Entire Agreement.  This Agreement, the Separation Agreement and the other Ancillary Agreements, together with the Exhibits and Schedules hereto and thereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing, and there are no agreements, understandings, representations or warranties between the parties hereto with respect to the subject matter of this Agreement other than those set forth or referred to in this Agreement.

Section 4.6           Limitations of Liability.

(a)          Neither party’s aggregate liability to the other party with respect to the matters contemplated by this Agreement shall exceed the aggregate amount of fees actually paid or payable pursuant to this Agreement, except in the case of such first party’s gross negligence, willful misconduct or fraud in connection with its performance of obligations under this Agreement; and

(b)        Neither party shall have any liability to the other party for any consequential, special, incidental, exemplary, indirect, punitive, or similar damages whatsoever (including lost revenue or profits, diminution of value, or damages calculated on multiples of revenue, earnings or other metrics approaches) (unless such damages are awarded by a court of competent jurisdiction in respect of a third-party claim), arising from any Action relating to this Agreement or any of the Services, whether such Action is based on warranty, contract, tort (including negligence or strict liability) or otherwise. No party shall be entitled to recover more than one dollar in respect of each dollar of loss.

Section 4.7          Counterparts.  This Agreement may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and shall become effective when one (1) or more such counterparts have been signed by each party and delivered (by facsimile, e-mail, or otherwise) to the other party. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” from, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement has been executed in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.

Section 4.8          No Third-Party Beneficiaries.  Except for Section 2.12, which is intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto, are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof or thereof.

Section 4.9       Expenses.  Except as otherwise set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (including the provision of the Services) shall be paid by the party incurring such costs and expenses.

Section 4.10         Intellectual Property Ownership; Licenses.

(a)          Each party shall own any intellectual property developed by such party, and nothing in this Agreement shall have the effect of transferring any right, title or interest in any intellectual property unless expressly agreed in writing between the parties otherwise, or unless the parties expressly agree to such transfer.  The parties agree that the parties do not intend to jointly develop or create any intellectual property under or in connection with the rendition or receipt of Services, and if any intellectual property is developed through the combined efforts of the parties during the Term, it shall be developed pursuant to a development agreement, which shall be negotiated in good faith, and entered into, by the parties prior to commencement of work for the development of such intellectual property.

(b)          Solely to the extent reasonably required for the provision or receipt of the Services in accordance with this Agreement, each Party (as applicable, the “Licensor”), for itself and on behalf of its Affiliates, hereby grants to the other (as applicable, the “Licensee”) (and the Licensee’s Affiliates) a non-exclusive, revocable (solely as expressly provided in this Agreement), non-transferable, non-sublicensable (except to third parties as required for the provision or receipt of Services, but not for their own independent use), royalty-free, worldwide license during the Term to use the intellectual property owned by the Licensor or its applicable Affiliate in connection with this Agreement, but only to the extent and for the duration necessary for the Licensee to provide or receive the applicable Service under this Agreement.  The foregoing license shall terminate immediately upon the expiration or earlier termination of this Agreement in accordance with the terms hereof.

(c)        Effective as of the Closing, OpCo, on behalf of itself and its Affiliates, hereby grants, and shall cause any of its applicable Affiliates to grant, to Bank and its Affiliates, during the term of this Agreement and for a transitional period of up to eighteen (18) months immediately following the expiration or termination of this Agreement (or, solely to the extent reasonably necessary due to regulatory requirements or other obligations under applicable Law, such longer period as reasonably necessary in accordance therewith, not to exceed an additional twelve (12) months), a worldwide, royalty-free, non-transferable, non-exclusive license to continue to use and display the Marks constituting Transferred Intellectual Property and used in any operations of the Bank as of the Closing Date (including for the use of “Green Dot Bank” and associated Marks) (“Transitional Marks”), solely for the continued operations of the Bank in a manner reasonably consistent with the Bank’s and its Affiliates’ use and display of the Marks prior to the Closing Date, or otherwise for the provision of the Services as set forth hereunder.  The Bank may sublicense the rights granted in this Section 4.10(c) to its Affiliates, together with its and their authorized distributors, vendors, subcontractors, and resellers acting on behalf of the Bank and its Affiliates, solely for the purposes permitted under this Section 4.10(c).  All use of the Transitional Marks by the Bank and its Affiliates, and the Bank will use commercially reasonable efforts (consistent with past practice) to ensure that the use of the Transitional Marks by any sublicensee, shall be consistent with the standards of and reputation for quality in effect for the use of the Transitional Marks prior to the date hereof.  Without in any way limiting the foregoing, the Bank shall, at its sole expense, use the Transitional Marks in a manner that complies in all material respects with all applicable Laws pertaining to its operations.  Any and all goodwill arising from the Bank’s and its sublicensees’ use of the Transitional Marks as permitted in this Section 4.10(c) shall inure solely to the benefit of OpCo and its applicable Affiliates that own the applicable Transitional Marks.

Section 4.11        Notices.  All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a email transmission (without receipt of a delivery failure notice), and shall be directed to the address set forth below (or at such other address as such party shall designate by like notice):

(a)          If to Bank:

[•]

with a copy (which shall not constitute notice) to:

[•]

(b)          If to OpCo:

[•]

with a copy (which shall not constitute notice) to:

[•]

Section 4.12       Successors and Assigns.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without the prior written consent of the other party, except that the party providing Services (in such capacity, “Provider”) may, in fulfilling its obligations set forth pursuant to the applicable Service Agreement, transfer or assign, in whole or in part, any of its rights, interests or obligations under this Agreement to any wholly-owned Subsidiary of Provider without the consent of the receiving party (in such capacity, “Recipient”); provided, that such Subsidiaries remain wholly-owned Subsidiaries of Provider during the Term and any such transfer or assignment shall not relieve Provider of any of its obligations under this Agreement.

Section 4.13       Representations and Warranties.  Each of Bank and OpCo represents and warrants to the other that (a) it is duly organized, validly existing and in good standing under the laws of the state of its formation; (b) it is duly qualified and properly licensed to do business in each jurisdiction where authorization or licensure is required to provide the Services; (c) it has the power and authority to grant the rights and perform the obligations to which it commits herein; (d) the execution of this Agreement by the person representing it will be sufficient to render this Agreement binding upon it; (e) neither its performance hereunder nor the exercise by the other parties of rights granted by the warranting party hereunder will violate any applicable Law, or the legal rights of any third parties, or the terms of any other agreement to which the warranting party is or becomes a party; and (f) it has and will maintain an adequate system of internal controls and procedures for financial reporting.  Each party is separately responsible for ensuring that its performance and grant of rights do not constitute any such violation during the Term.  Each of the foregoing representations and warranties and any other representations and warranties made throughout this Agreement will be deemed provided by the parties on the Effective Date and will be continuous in nature throughout the Term.

Section 4.14        Relationship of Parties.  The parties agree that they are independent contractors to each other in performing their respective obligations hereunder.  Nothing herein shall be deemed, nor shall it cause, the parties to be treated as partners, joint venturers or otherwise as joint associates for profit.

Section 4.15        Further Assurances.  The parties hereto agree that, from time to time, consistent with the terms and conditions hereof, each of the parties hereto shall execute and deliver any additional documents, agreements or instruments, and use their reasonable best efforts to take such other actions as the other reasonably requests in order to fully implement the transactions contemplated by this Agreement.

Section 4.16        Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.  Any party to this Agreement may, only by an instrument in writing, waive compliance by the other party to this Agreement with any term or provision of this Agreement on the part of such other party to this Agreement to be performed or complied with.  The waiver by any party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 4.17        Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 4.18        Specific Performance.  The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions.  Accordingly, the parties hereto acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity.  Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.  Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

Section 4.19        Force Majeure.  No party hereto shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation hereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated or delayed as a consequence of circumstances of Force Majeure.  Without limiting the termination rights contained in this Agreement, in the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.  A party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such Force Majeure, (a) provide written notice to the other party of the nature and extent of such Force Majeure; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable unless this Agreement has previously been terminated in accordance herewith.  The applicable Recipient shall be relieved of the obligation to pay fees or charges for the affected Service(s) throughout the duration of such Force Majeure.  For purposes of this Agreement, “Force Majeure” means with respect to a party, an event beyond the reasonable control of such party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, embargoes, epidemics, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment.  Notwithstanding the foregoing, the inability to obtain sufficient funds needed for the performance of a party’s obligation hereunder shall not be deemed an event of Force Majeure.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the first day above written.

GREEN DOT BANK

By:
Name:
Title:

GREEN DOT OPCO, LLC

By:
Name:
Title:

SCHEDULES

Provisions to be developed and documented in the Service Agreements to include those listed below, among others.

•	Bank’s provision of general banking services (if necessary), including treasury, cash management, deposit account, wire processing, settlement and reconciliation, credit monitoring, etc.;

•	Fee structure, service levels, invoicing terms and revenue sharing, policies and procedures (e.g., BSA/AML) and change management for each Service;

•	Information retention and sharing requirements;

•	Membership in card networks, sponsorship of OpCo into card networks, Bank’s sponsorship of bank identification numbers, and compliance with appropriate security standards;

•	Creation and maintenance of end-user accounts and issuance of cards and sponsorship of BINs for the cards;

•	Bank’s extension of credit to customers and end-users in connection with any income tax refund transfer and other credit or lending programs;

•	Bank’s maintenance of accounts for use by disbursement clients and network members;

•	Bank’s maintenance of accounts and disbursement of funds for tax refund transfer service program.

•	OpCo’s rights and responsibilities in connection with management and administration of consumer and B2B payments, income tax refund transfer and other programs offered from time to time.

EXHIBIT A

Information Security Requirements1

1 Note to Form:  Parties to finalize Information Security Requirements based on Services, but must include (i) U.S.-only hosting, (ii) SOC Type II audits, (iii) encryption requirements, (iv) incident timelines, (v) requirements with respect to bank, network and regulator auditability and (vi) disconnect rights.

EXHIBIT B

Network Requirements2

2 Note to Form: To codify network requirements as required by applicable network rules/contracts and applicable ACH requirements.

Schedule I

Business Assets

“Business Assets” shall mean:

(A) except for any Excluded Asset, all assets of Parent and its Subsidiaries (for clarity excluding Parent Bank, which will no longer be a Subsidiary of Parent at the time of the Sale) (including the Transferred Entities) as of the Closing, including the following assets:

(i)           all of the equity interests in the Transferred Entities other than Parent (the “Purchased Interests”) and all of the equity interests in Parent after giving effect to the Mergers, the Conversion and the Distribution (the “LLC Interests”);

(ii)          any and all machinery, equipment, hardware, furniture, fixtures, tools, and all other tangible personal property (excluding IT Systems) (collectively, “Tangible Personal Property”) of the Transferred Entities (the “Transferred Tangible Personal Property”);

(iii)         all non-Tax credits, prepaid expenses, deferred charges, advance payments, refunds, security deposits and prepaid items of the Transferred Entities (collectively, “Business Prepaids”);

(iv)         (a)  each Contract to which Parent or any of its Subsidiaries is a party or by which any of its assets is bound that is exclusively related to the Business (other than leases and subleases in respect of real property), and each enterprise-wide Contract and each Contract with respect to off-the-shelf software to which Parent or any of its Subsidiaries is a party, (b) subject to Section 6.4, those portions, and only those portions, of any Commingled Contract to which Parent or any of its Subsidiaries is a party that relate to the Business, including the Commingled Contracts set forth on Section I(iv)(b) of the Parent Disclosure Schedule (collectively, such Contracts or portion of such Contracts, as the case may be, described in clauses (a) and (b), the “Specified Business Contracts”), and (c) the leases and subleases set forth on Section I(iv)(c) of the Parent Disclosure Schedule (the “Business Leases”), and the real property governed by such leases (collectively, the “Business Leased Real Property”);

(v)          any and all Permits held by the Transferred Entities (collectively, “Business Permits”);

(vi)          all Intellectual Property that is owned by Parent or any of its Subsidiaries and is Used in the Business, including any goodwill related thereto (including the right to seek and retain damages and payments for past, present or future infringement, misappropriation or dilution thereof or other conflict therewith, the right to sue and recover for past, present or future infringement, misappropriation or dilution thereof or other conflict therewith, and any and all corresponding rights that, now or hereafter may be secured throughout the world) (which, for the avoidance of doubt, excludes the Intellectual Property set forth on Section I(vi) of the Parent Disclosure Schedule) (“Transferred Intellectual Property”) and all IT Systems Used in the Business (the “Business IT Systems”);

(vii)        copies of any and all documents, instruments, papers, books, data (including Personal Data only to the extent transferable with the Business) and datasets, databases, records (other than Tax Returns and other books and records related to (x) Taxes of New CommerceOne or any of its Subsidiaries (except to the extent exclusively related to the Taxes of the Transferred Entities) or (y) any CommerceOne Consolidated Group (collectively, the “New CommerceOne Tax Records”)), catalogs, brochures, sales literature, promotional materials, vendor lists, customer lists, pricing lists, regulatory records, certificates and other documents and business records, in each case, in each case to the extent related to the Business and in the possession or control of Parent or any of its Subsidiaries, other than (1) to the extent Parent and its Subsidiaries are required by Law to retain any portion of such books, records or other materials, (2) personnel and employment records for Business Employees and Former Business Employees (except as provided in clause (viii) below) and (3) for the avoidance of doubt, any books, records or other materials that may be located in a facility of the Business (including the Business Leased Real Property) to the extent not primarily related to the Business (collectively, the “Business Books and Records”); provided that, with respect to any Business Books and Records, the CommerceOne Group shall be permitted to keep (A) copies of such Business Books and Records to the extent required by Law, (B) copies of such Business Books and Records to the extent related to the Retained Businesses and (C) copies of such Business Books and Records in the form of so-called “back-up” electronic tapes in the ordinary course of business in accordance with the CommerceOne Group’s bona fide “back-up”, document retention or similar policies;

(viii)      any personnel records for Business Employees and Former Business Employees (to the extent the transfer thereof pursuant to this Agreement is not prohibited by Law) (the “Transferred Personnel Records”);

(ix)         any and all claims, causes of action, defenses, rights of offset or counterclaim, or settlement agreements (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent), to the extent related to or arising out of the Business, any Business Asset or any Business Liability, and all proceeds of any settlement of any such claims, counterclaims, causes of actions or defenses (for the avoidance of doubt, other than any claims, causes of action, defenses, rights of offset or counterclaim, or settlement agreements to the extent related to or arising out of the Retained Businesses, any Excluded Asset or any Excluded Liability);

(x)          the goodwill, if any, of the Business;

(xi)         all Cash held by the Transferred Entities (collectively with any cash identified on Section I(B) of the Parent Disclosure Schedule, the “Transferred Cash”);

(xii)        all accounts or notes receivable, and any security, claim, remedy or other right related to any of the foregoing, and all other current assets, in each case held by the Transferred Entities, for the avoidance of doubt, including intercompany receivables to the extent not settled or eliminated pursuant to Section 6.6 or Section 6.7, receivables related to customer deposits in respect of gift cards and reimbursements owed to Parent or any of its Subsidiaries from Parent Bank, to the extent not settled or eliminated pursuant to Section 6.6 or Section 6.7 (collectively with any accounts or notes receivable, any security, claim, remedy or other right related to any of the foregoing and all other current assets, in each case, identified on Section I(B) of the Parent Disclosure Schedule the “Business Current Assets”);

(xiii)       all Transferred Entity Benefit Plans, and any and all assets related thereto; and

(xiv)       subject to Section 6.17, all insurance policies of Parent and its Subsidiaries and all rights under such insurance policies, excluding Parent’s and its Subsidiaries’ bank-owned life insurance policies;

(B) all assets of Parent Bank set forth on Section I(B) of the Parent Disclosure Schedule; and

(C) such other assets of Parent Bank as may be agreed by the parties acting reasonably and in good faith; it being understood that the commercial intention of the parties is to transfer to Purchaser all assets (except as otherwise expressly provided herein) Used in the Business; provided that no such transfer would have the effect of decreasing the equity of Parent Bank, as determined in accordance with GAAP.

Schedule II

Business Liabilities

“Business Liabilities” shall mean:

(A) all Liabilities of Parent and its Subsidiaries (for clarity excluding Parent Bank, which will no longer be a Subsidiary of Parent at the time of the Sale) (including the Transferred Entities) to the extent related to, arising out of or resulting from the Business Assets or the Business, other than the Liabilities identified as Excluded Liabilities, in each case whether accruing or arising prior to, on or after the Closing, including the following:

(a)          all Liabilities to the extent that Purchaser or the Transferred Entities are expressly liable under this Agreement or any Ancillary Agreement;

(b)          all Liabilities to the extent relating to or arising out of the Specified Business Contracts or the Business Leases;

(c)          (i) all Liabilities in respect of Business Employees, Former Business Employees (including current or former employees of Green Dot (Shanghai) Software Technology Co., Ltd.) and current or former consultants or independent contractors of the Business, in each case in connection with their employment or engagement (as applicable) with the Business or the termination thereof, including all Liabilities assumed by Purchaser under Article VII and (ii) 50% of the Equity Award Tax Obligations, except, in each case, as otherwise set forth in Article VII; provided, however, for the avoidance of doubt, that the foregoing Liabilities do not include any Liabilities in respect of current or former employees, consultants or independent contractors of the Retained Business;

(d)          all Liabilities related to all accounts payable and other current liabilities of the Business or the Transferred Entities;

(e)          any and all Liabilities of the Transferred Entities and the Business for Taxes imposed with respect to, arising out of, or relating to the Business Assets, the Business Liabilities or the Business, other than Excluded Taxes (and including, for the avoidance of doubt, any Transfer Taxes allocable to Purchaser pursuant to Section 8.4);

(f)          50% of the Shared Reimbursement Liabilities;

(g)          50% of all fees, costs and expenses arising directly from the completion by Parent and its Subsidiaries of the Pre-Closing Transfers; and

(h)          all indebtedness for borrowed money set forth on Section II(h) of the Parent Disclosure Schedule (“Business Indebtedness”).

(B) all Liabilities of Parent Bank set forth on Section II(B) of the Parent Disclosure Schedule;

(C) such other Liabilities of Parent Bank as may be agreed by the parties acting reasonably and in good faith; it being understood that the commercial intention of the parties is to transfer to Purchaser the Liabilities that relate to, arise out of or result from the Business Assets or the Business.

II-1

Schedule III

Excluded Assets

“Excluded Assets” means the following assets and properties of Parent or any of its Subsidiaries (including the Transferred Entities):

(i)           any and all Tangible Personal Property owned by Parent Bank, other than the Transferred Tangible Personal Property;

(ii)          all non-Tax credits, prepaid expenses, deferred charges, advance payments, refunds, security deposits, prepaid items and accounts receivable and other current assets owned by Parent Bank, in each case other than the Business Prepaids and the Business Current Assets;

(iii)         any and all Contracts and portions of Contracts, other than the Specified Business Contracts and the Business Leases (collectively, the “Excluded Contracts”);

(iv)         any and all Permits owned by Parent Bank, other than the Business Permits;

(v)          any and all Intellectual Property owned by Parent Bank, other than the Transferred Intellectual Property;

(vi)         any and all documents, instruments, papers, books, records, videos, podcasts, posts, books of account and files, catalogs, brochures, sales literature, promotional materials, vendor lists, customer lists, pricing lists, regulatory records, certificates and other documents and business records, in each case other than the Business Books and Records;

(vii)       any personnel records, other than the Transferred Personnel Records;

(viii)      all New CommerceOne Tax Records;

(ix)         any and all Bank Benefit Plans, and any and all assets related thereto;

(x)          Parent’s and its Subsidiaries’ bank-owned life insurance policies;

(xi)         any and all claims, causes of action, defenses, rights of offset or counterclaim, or settlement agreements (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent), to the extent related to or arising out of the Excluded Assets or Excluded Liabilities, and all proceeds of any settlement of any such claims, counterclaims, causes of actions or defenses;

(xii)        all Cash held by Parent Bank, other than any Transferred Cash;

(xiii)       all Tax assets of New CommerceOne and its Subsidiaries (other than the Transferred Entities), whether or not derived from the Business and whether or not existing prior to the Closing, and all Tax refunds, overpayments, credits or receivables in respect of Excluded Taxes;

(xiv)       the minute books and corporate records of Parent and its Subsidiaries (other than the Transferred Entities); and

(xv)        all other assets of Parent Bank that do not constitute Business Assets.

III-1

Schedule IV

Excluded Liabilities

“Excluded Liabilities” shall mean all of the following Liabilities of Parent and its Subsidiaries (including the Transferred Entities), in each case whether accruing or arising prior to, on or after the Closing:

(i)           all Liabilities to the extent related to, arising out of or resulting from any Excluded Assets or the Retained Businesses (other than any Liabilities for which Purchaser or any of its Affiliates expressly has responsibility pursuant to the terms of this Agreement or any Ancillary Agreement, and other than Liabilities that are separately allocated pursuant to any other agreement or transaction related to such Excluded Assets between any member of the CommerceOne Group, on the one hand, and Purchaser or any of its Affiliates, on the other hand, including any commercial or other agreements unrelated to this Agreement, as applicable);

(ii)          all Liabilities under the Excluded Contracts;

(iii)         all Liabilities which New CommerceOne and its Subsidiaries (other than the Transferred Entities) expressly retain under this Agreement or any Ancillary Agreement;

(iv)         without duplication, all (a) Taxes of New CommerceOne and its Affiliates (other than the Transferred Entities), (b) Taxes of the CommerceOne Consolidated Group, (c) Taxes of any affiliated, consolidated, combined, or unitary Tax group of which any Transferred Entity was a member prior to Closing (including any such Taxes imposed pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of Law) and (d) Transfer Taxes allocable to New CommerceOne pursuant to Section 8.4 (clauses (a) through (d), collectively, “Excluded Taxes”);

(v)          all Liabilities to the extent related to, arising out of or resulting from (a) any Bank Benefit Plan (other than as expressly provided for under this Agreement) and (b) the employment or engagement, or termination of employment or engagement of, any director, officer, employee, consultant or independent contractor of Parent Bank or the Retained Business (in their capacity as such), but excluding Liabilities otherwise with respect to any Business Employees or Former Business Employees (including current or former employees of Green Dot (Shanghai) Software Technology Co., Ltd.) or current or former consultant or independent contractor of the Business;

(vi)         any indebtedness for borrowed money of Parent or any of its Subsidiaries (other than the Transferred Entities), other than the Business Indebtedness;

(vii)        data security incidents and privacy violations at Parent Bank arising out of compliance with Parent Bank’s Gramm-Leach-Bliley Act policies first occurring or discovered prior to Closing;

(viii)       50% of the Shared Reimbursement Liabilities;

IV-1

(ix)         50% of all fees, costs and expenses arising directly from the completion by Parent and its Subsidiaries of the Pre-Closing Transfers;

(x)          the Equity Award Obligations;

(xi)         the Specified Liabilities; and

(xii)        all Liabilities as set forth on Section IV(xii) of the Parent Disclosure Schedule.

IV-2

Schedule V

Certain MSA Terms

The following table summarizes the services anticipated to be provided by New CommerceOne pursuant to the MSA and the contemplated pricing amounts / metrics to be paid by Purchaser in connection therewith:

MSA Category	Description	Pricing Amt	Pricing Metric	Calculation Summary
Retail	Represents transactions originating from retail distribution partners (e.g., in- store card loads, cash reloads, or purchases at participating merchants)
Direct	Applies to direct- to-consumer transactions initiated via Green Dot’s proprietary platforms (e.g., website, mobile app, or call center)	Tiered as a percentage of Net Interchange Revenue for each program as follows: $0 – 2.5mm (87.5% / 12.5%) $2.5 – 5.0mm (88.75% / 11.25%) > $5mm (90.0% / 10.0%)	For each of Retail, Direct, Paycard, and BaaS, the applicable amounts shall be calculated on a monthly basis in accordance with the tiered program structure specified in this Agreement
Paycard	Covers payroll card programs (excluded from Pathward) where BankCo issues cards for employer- sponsored wage disbursement
BaaS	Represents programs delivered through third-party BaaS partners offering Green Dot- branded or co- branded accounts; includes servicing, tech integration, etc.

MSA Category	Description	Pricing Amt	Pricing Metric	Calculation Summary
Money Processing	Encompasses disbursement and money movement services, including ACH transfers, GDN loads, and retail cash Txs.; pricing by volume	• $0.042 per ACH transaction • $4.11 per inbound wire transaction • $4.11 per outbound wire transaction • {GDN} • {Other}
Total bank sponsorship costs attributable to Money Processing segment calculated as a summation of i) monthly ACH units multiplied by pricing per ACH transaction, ii) monthly wires sent multiplied by pricing per outbound wire transaction and iii) monthly wires received multiplied by pricing per inbound wire transaction

LBP	Fees for handling deposits and balance loads into consumer accounts associated with the largest banking partner	0.05% of monthly deposits or 0.60% of the average annual deposit balance		Total bank sponsorship costs attributable to the largest BaaS partner calculated as total monthly deposits attributable to the BaaS segment multiplied by a fixed rate of 0.05% per month
Tax	Covers refund transfer for tax programs (e.g., IRS and state refunds processed via BankCo); includes Professional, Franchise and DIY	Franchise, Pro and DIY: $0.20 per refund transfer		Total bank sponsorship costs attributable to the Tax segment calculated as the total monthly refund transfers across Franchise, Pro, and DIY, each multiplied by the fixed rate of $0.20 per transfer
ODP	Applies to overdraft protection services offered on eligible consumer accounts; fees based on a % of revenue generated from program participation and usage	2.0%	% of gross revenue	Total ODP bank sponsorship payout calculated as 2% of monthly gross Overdraft Protection revenue

MSA Category	Description	Pricing Amt	Pricing Metric	Calculation Summary
Interest Share / Non-swept Deposit Pricing	Represents allocation of interest income between OpCo and BankCo on non-interest sharing deposit balances	40.0% of interest income flows to OpCo based on the applied ADB Balance, which is calculated as total non-BaaS deposits multiplied by IORB minus a floor of 50 bps
Total interest share attributable to non-swept deposits calculated on a monthly basis as total non- BaaS deposits multiplied by the applicable base rate or IORB minus a floor of 50 bps to determine the non-BaaS deposit yield; the resulting yield is then multiplied by 40.0% to determine total interest share

Brand Incentive Proceeds	Rebates, incentives, marketing funds, and similar amounts paid by a card network or brand in connection with a Program’s card activity. Brand Incentive Proceeds are excluded from Net Interchange and are accounted for separately	10%	% of proceeds
Total Brand Incentive Proceeds calculated on a monthly basis as total program-level brand incentive revenue (including rebates, incentives, marketing funds, and other brand-paid amounts) multiplied by the fixed 10% share to determine the bank sponsorship payout

1.	ADB =Average Deposit Balance; IORB = Interest on Reserve Balance
2.	TX = Transaction; DIY = Do It Yourself

For illustrative purposes only, Section 6.16 of the Parent Disclosure Schedule sets forth, as of the date hereof, a sample calculation of the payments anticipated to be made by Purchaser to New CommerceOne under the Master Services Agreement in calendar year 2026 (the “Illustrative Calculation”). Payments will be pro rated based on the number of days from the Closing Date through December 31, 2026. The Illustrative Calculation represents an example calculation methodology that the parties may use to achieve the Purchaser’s total aggregate payments under the Master Services Agreement in calendar year 2026; provided, however, that the parties acknowledge and agree that the final methodology for calculating such payments shall be refined and mutually agreed upon by the parties prior to the Closing Date.